Exhibit 22.1

MANAGEMENT PROXY CIRCULAR

Annual Meeting
May 10, 2012

MANAGEMENT PROXY CIRCULAR Annual Meeting May 10, 2012

SHAREHOLDER VALUE
profit sharing
alignment
Entrepreneurial
SOCIAL RESPONSIBILITY
GOVERNANCE
CORPORATE CONSTITUTION
fair enterprise

[LOGO]

Magna International Inc. 337 Magna Drive Aurora, Ontario, Canada L4G 7K1 Telephone: (905) 726-2462 Legal Fax: (905) 726-7164

March 29, 2012

Dear Shareholder,

I am pleased to invite you to attend Magna's 2012 Annual Meeting of Shareholders on Thursday, May 10, 2012 at 10:00 a.m. (Toronto time) at The Westin Prince Hotel, 900 York Mills Road, Toronto, Ontario, Canada.

The business items which will be addressed at the meeting are set out in the notice of annual meeting and accompanying proxy circular. We encourage you to vote your shares in any of the ways described in the proxy circular. As in prior years, those not attending the annual meeting in person can access a live webcast through Magna's website (www.magna.com).

2011 was the first full year following the elimination of Magna's dual-class share structure. Prior to that transaction, Magna's shares traded at a discount, as measured by Magna's current and forward EV/EBITDA multiples which were at or close to the lowest of eight comparable auto suppliers. As of March 15, 2012, Magna's current and forward EV/EBITDA multiples exceeded the multiples of all but two of those same peer companies, an improvement which I believe is attributable largely to the elimination of the dual-class share structure and the changes it enabled.

Throughout 2011 and into the early part of 2012, the Board adopted a number of significant changes which have helpled Magna and its shareholders to realize one of the key benefits of the elimination of the dual-class structure - enhanced corporate governance. As a result of these changes, which are described in detail in the accompanying proxy circular, Magna's corporate governance practices now fully align with best practices in Canada. More importantly, the Board believes that these changes have improved Board accountability and further enhanced alignment between the interests of independent directors and shareholders.

The elimination of the trading discount attaching to Magna's shares and the enhancement of Magna's corporate governance practices are just some of the benefits realized by shareholders following the elimination of the dual-class voting structure, a transaction supported by over 75% of the votes cast by minority shareholders at Magna's 2010 special meeting of shareholders. With these important benefits to Magna and its shareholders now fully realized, I will be retiring from the Board, along with two of my long-time board colleagues, Donald Resnick and Louis Lataif. Collectively, we have contributed over 44 years of dedicated service to the Board. Each of us is grateful to Magna's shareholders for the opportunity to have served on Magna's Board and to have been part of the significant changes that Magna has experienced, particularly in the last few years. We are proud of the Board's accomplishments during our tenure. As Chairman of the Board and of the Nominating Committee, I am particularly pleased to be leaving Magna in the hands of a renewed and highly skilled Board and an experienced and effective management team.

Magna is truly a unique company - a Canadian-based, leading global manufacturer with expertise in every major area of the automobile. At the heart of the company is a decentralized operating structure, entrepreneurial compensation philosophy and system of "fair enterprise" which have been instrumental to Magna's past growth and success. While all of the members of the Board, myself included, have seen this culture flourishing and producing success in operations in Magna's traditional markets, we have also witnessed it being planted in operations in newer markets for Magna such as China, Brazil, Russia and India. As the market for automobiles continues to grow in these regions, the Board is confident that Magna's unique corporate culture will be an integral part of Magna's future success.

History tells us that it is often difficult for a company to successfully transition from the brilliant, entrepreneurial founder to a traditional corporate organization which sustains those key elements of its culture and business model which made it uniquely successful. Too often, these founder-driven enterprises have been taken over or the features that made them unique have faded away as the business gravitated towards the mean. Of all the accomplishments our Board has had during the time of my service, none makes me prouder than the way in which the directors and executive management addressed this issue to preserve into our future those foundation stones that have made Magna great and which will ensure its continued growth and profitable success into the future.

We knew when we started out that taking the steps to bridge Magna to its future would not be easy, but they were possible and they were worth it. I anticipated this when I accepted the mission of leading that process of transition. Magna is now free to focus on continuing to innovate, exceeding the expectations of our customers, meeting the very real challenges of intensifying competition and increasing shareholder value.

I am extremely proud of the decade I have served on the Board of Magna, including my tenure as Lead Director and Chair. As I step down, I wish my Board colleagues, the management and employees of Magna, and the shareholders every continued success on the road ahead.

Sincerely,

/s/ "Mike Harris"

Michael D. Harris
Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Thursday, May 10, 2012
Time:	10:00 a.m. (Toronto time)
Place:	The Westin Prince Hotel 900 York Mills Road Toronto, Ontario Canada

The Meeting is being held to:

(1)	receive Magna's Consolidated Financial Statements and the independent auditor's report thereon for the fiscal year ended December 31, 2011;
(2)	elect directors;
(3)	reappoint Ernst & Young LLP as our independent auditor and authorize the Audit Committee to fix the independent auditor's remuneration;
(4)	consider and vote, in an advisory, non-binding manner, on Magna's approach to executive compensation described in the accompanying circular; and
(5)	transact any other business that may properly come before the Meeting.

As a holder of record of Magna Common Shares at the close of business on March 23, 2012, you are entitled to receive notice of and vote at the Meeting.

If you are unable to attend the Meeting and want to ensure that your shares are voted, please submit your votes by proxy as described under "How to Vote Your Shares" in the accompanying Management Information Circular/Proxy Statement. To be valid, our transfer agent, Computershare Trust Company of Canada, must receive your proxy by 5:00 p.m. (Toronto time) on May 8, 2012. If the Meeting is adjourned or postponed, Computershare must receive your proxy not later than 5:00 pm on the second business day prior to the date of any adjourned or postponed Meeting.

A live webcast of the Meeting will also be available through Magna's website at www.magna.com.

Accompanying this Notice of Annual Meeting is Magna's Management Information Circular/Proxy Statement, which contains more information on the matters to be addressed at the Meeting.

By order of the Board of Directors.

/s/ "Bassem A. Shakeel"
March 29, 2012	BASSEM A. SHAKEEL
Aurora, Ontario	Vice-President and Secretary

Certain Defined Terms	In this document, referred to as this "Circular", the terms "you" and "your" refer to the shareholder, while "we", "us", "our" and "Magna" refer to Magna International Inc. and, where applicable, its subsidiaries. In this Circular, a reference to "fiscal year" is a reference to the fiscal or financial year from January 1 to December 31 of the year stated.
We also use the following defined terms throughout this Circular (including Appendix A to this Circular):
Arrangement:	the plan of arrangement completed on August 31, 2010, through which our former dual-class share structure was eliminated.
Board:	our Board of Directors.
BoC:	the Bank of Canada.
C$:	Canadian dollars.
CGCC:	the Corporate Governance and Compensation Committee of our Board.
Ernst & Young:	Ernst & Young LLP.
EUR:	Euros.
HSEC:	the Health and Safety and Environmental Committee of our Board.
Independent Directors:	our directors and, where applicable, nominees, who have been determined to be independent on the basis described under "Nominees for Election to the Board - Nominee Independence".
Kingsdale:	Kingsdale Shareholder Services Inc., Magna's proxy solicitation agent for the Meeting.
NYSE:	The New York Stock Exchange.
Stock Split:
the two-for-one stock split of Magna Common Shares effected by way of a stock dividend, implemented on November 24, 2010. Where applicable in this Circular, share and stock option numbers have been restated to reflect the Stock Split.
TSX:	the Toronto Stock Exchange.
Currency, Exchange Rates and Share Prices
All amounts referred to in this Circular are presented in U.S. dollars, unless otherwise stated. In a number of instances in this Circular, including with respect to calculation of the in-the-money value of stock options denominated in Canadian dollars, information based on our share price has been calculated on the basis of the Canadian dollar closing price of our Common Shares on the TSX and converted to U.S. dollars based on the BoC noon spot rate on the applicable date.

Reference Date	NYSE Share Price (US$)	TSX Share Price (C$)	BoC Noon Spot Rate (C$1.00 = US$)

February 28, 2011	49.36	47.85	1.0268

May 11, 2011	51.83	49.91	1.0436

December 30, 2011	33.31	34.00	0.9833

March 23, 2012	47.41	47.40	1.0018

Information Currency	The information in this Circular is current as of March 28, 2012, unless otherwise stated.

      i

ABOUT THE MEETING

VOTING INFORMATION	2
HOW TO VOTE YOUR SHARES	3
BUSINESS OF THE MEETING	7
NOMINEES FOR ELECTION TO THE BOARD	11
DIRECTOR COMPENSATION	26

MANAGEMENT INFORMATION CIRCULAR/PROXY STATEMENT

This Circular is being provided to you in connection with the Annual Meeting of Magna's shareholders (the "Meeting"), which will be held on Thursday, May 10, 2012 commencing at 10:00 a.m. (Toronto time) at The Westin Prince Hotel, 900 York Mills Road, Toronto, Ontario, Canada.

VOTING INFORMATION

RECORD DATE	March 23, 2012 is the record date for the Meeting (the "Record Date"). Only holders of our Common Shares as of the close of business on the Record Date are entitled to receive notice of and to attend (in person or by proxy) and vote at the Meeting.
SHARES AND VOTES	As of the Record Date, 233,438,746 Magna Common Shares were issued and outstanding. Each Magna Common Share is entitled to one vote.
PRINCIPAL SHAREHOLDERS	To our knowledge, no shareholder beneficially owns or exercises control or direction, directly or indirectly, over 10% or more of Magna's Common Shares outstanding as at the Record Date.

All of Magna's directors and executive officers as a group (18 persons) owned beneficially or exercised control or direction over 1,403,843 Common Shares representing approximately 0.6% of the class as at the Record Date.

The Magna Deferred Profit Sharing Plan (Canada) and Employees Deferred Profit Sharing Plan (U.S.) (the "NADPSPs"), deferred profit sharing plans for Magna's participating employees, collectively hold 10,218,118 Magna Common Shares representing approximately 4.4% of the class as at the Record Date. The shares held by the NADPSPs will be voted FOR each of the items to be voted on at the Meeting.

2     ABOUT THE MEETING

HOW TO VOTE YOUR SHARES

YOUR VOTE IS IMPORTANT	Your vote is important. Please read the information below to ensure your shares are properly voted.
ARE YOU A REGISTERED SHAREHOLDER OR NON-REGISTERED SHAREHOLDER?
How you vote your shares depends on whether you are a registered shareholder or a non-registered shareholder. In either case, there are two ways you can vote at the Meeting - by appointing a proxyholder or by attending in person, although the specifics may differ slightly.
Registered Shareholder:
You are a registered shareholder if you hold one or more share certificates which indicate your name and the number of Magna Common Shares which you own. As a registered shareholder, you will receive a form of proxy from Computershare Trust Company of Canada ("Computershare") representing the shares you hold. If you are a registered shareholder, refer to "How to Vote - Registered Shareholders".
Non-Registered Shareholder:
You are a non-registered shareholder if a securities dealer, broker, bank, trust company or other nominee holds your shares for you, or for someone else on your behalf. As a non-registered shareholder, you will most likely receive a Voting Instruction Form from either Computershare or Broadridge, although in some cases you may receive a form of proxy from the securities dealer, broker, bank, trust company or other nominee holding your shares. If you are a non-registered shareholder, refer to "How to Vote - Non-Registered Shareholders".
PROXIES ARE BEING SOLICITED BY MANAGEMENT
Management is soliciting your proxy in connection with the matters to be addressed at the Meeting (or any adjournment(s) or postponement(s) thereof) to be held at the time and place set out in the accompanying Notice of Annual Meeting. We will bear all costs incurred in connection with Management's solicitation of proxies, including the cost of preparing and mailing this Circular and accompanying materials. Proxies will be solicited primarily by mail, although our officers and employees may (for no additional compensation) also directly solicit proxies by phone, fax or other electronic methods. Banks, brokerage houses and other custodians, nominees or fiduciaries will be requested to forward proxy solicitation material to the persons on whose behalf they hold Magna shares and to obtain authorizations for the execution of proxies. These institutions will be reimbursed for their reasonable expenses in doing so.

ABOUT THE MEETING      3

PROXY SOLICITOR - KINGSDALE
Magna has also retained Kingsdale to provide the following services in connection with the Meeting: review and analysis of the Circular, comparative information about corporate governance best practices, liaising with proxy advisory firms, developing and implementing shareholder communication and engagement strategies, advice with respect to meeting and proxy protocol, reporting and reviewing the tabulation of shareholder proxies and the solicitation of shareholder proxies, including contacting shareholders by telephone. Kingsdale will be paid a fixed fee of C$55,000 plus out-of-pocket expenses, plus a "per call" fee of C$8.00 for each telephone call made by shareholders to Kingsdale or by Kingsdale to shareholders in connection with the solicitation. If you have any questions about the information contained in this Circular or need assistance in completing your proxy form, please contact Kingsdale by e-mail at contactus@kingsdaleshareholder.com or at the following telephone numbers:
• within Canada or the U.S. (toll-free): 1-888-518-1552
• outside Canada and the U.S. (by collect call): 416-867-2272
CIRCULAR BEING SENT TO REGISTERED AND NON-REGISTERED SHAREHOLDERS	These securityholder materials are being sent to both registered and non-registered owners of Magna Common Shares.

4     ABOUT THE MEETING

HOW TO VOTE - REGISTERED SHAREHOLDERS	HOW TO VOTE - NON-REGISTERED SHAREHOLDERS

If you are a registered shareholder, you may either vote by proxy or in person at the Meeting.

 Submitting Votes by Proxy

There are four ways to submit your vote by proxy:

              phone              internet              mail              fax

in accordance with the instructions on the form of proxy.

If you are voting by phone or internet, you will need the pre-printed Control Number, Holder Account Number and Access Number on your form of proxy.

A proxy submitted by mail or fax must be in writing, dated the date on which you signed it and be signed by you (or your authorized attorney). If such a proxy is being submitted on behalf of a corporate shareholder, the proxy must be signed by an authorized officer or attorney of that corporation. If a proxy submitted by mail or fax is not dated, it will be deemed to bear the date on which it was sent to you.

If you are voting your shares by proxy, you must ensure that your completed and signed proxy form or your phone or internet vote is received by Computershare not later than 5:00 p.m. (Toronto time) on May 8, 2012. If the Meeting is adjourned or postponed, you must ensure that your completed and signed proxy form or your phone or internet vote is received by Computershare not later than 5:00 p.m. on the second business day prior to the date of the adjourned or postponed Meeting.

 Appointment of Proxyholder

 Unless you specify a different proxyholder or specify how you want your shares to be voted, the Magna officers whose names are pre-printed on the form of proxy will vote your shares:

•      FOR the election to the Magna Board of Directors of all of the nominees named in this Circular;

•      FOR the re-appointment of Ernst & Young as Magna's independent auditor and the authorization of the Audit Committee to fix the independent auditor's remuneration; and

•      FOR the advisory resolution to accept the approach to executive compensation disclosed in this Circular.

 You have the right to appoint someone else (who need not be a shareholder) as your proxyholder; however, if you do, that person must vote your shares in person on your behalf at the Meeting. To appoint someone else as your proxyholder, insert the person's name in the blank space provided on the form of proxy or complete, sign, date and submit another proper form of proxy naming that person as your proxyholder.

If you choose to vote by proxy, you are giving the person (referred to as a "proxyholder") or people named on your form of proxy the authority to vote your shares on your behalf at the Meeting (including any adjournment or postponement of the Meeting).
If you are a non-registered shareholder and Magna or its agent has sent these materials directly to you, your name, address and information about your holdings of securities have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding on your behalf. By choosing to send these materials directly to you, we (and not the intermediary holding on your behalf) have assumed responsibility for (i) delivering these materials to you and (ii) executing your proper voting instructions.

 Submitting Voting Instructions

There are four ways to submit your vote by Voting Instruction Form:

              phone              internet              mail              fax

in accordance with the instructions on the Voting Instruction Form.

If you are a non-registered shareholder and have received a Voting Instruction Form from Computershare, you must complete and submit your vote by phone, internet, mail or fax, in accordance with the instructions on the Voting Instruction Form. On receipt of a properly completed and submitted form, a legal form of proxy will be submitted on your behalf.

You must ensure that your completed, signed and dated Voting Instruction Form or your phone or internet vote is received by Computershare not later than 5:00 p.m. (Toronto time) on May 8, 2012. If the Meeting is adjourned or postponed, you must ensure that your completed, signed and dated Voting Instruction Form or your phone or internet vote is received by Computershare not later than 5:00 p.m. (Toronto time) on the second business day prior to the date of the adjourned or postponed Meeting. If a Voting Instruction Form submitted by mail or fax is not dated, it will be deemed to bear the date on which it was sent to you.

If you are a non-registered shareholder and have received a Voting Instruction Form from Broadridge, please complete it and submit your vote in accordance with the instructions provided to you on the form, including any deadline specified by Broadridge, which we expect will be 5:00 p.m. (Toronto time) on May 7, 2012.

In some cases, you may have received a form of proxy instead of a Voting Instruction Form, even though you are a non-registered shareholder. Such a form of proxy will likely be stamped by the securities dealer, broker, bank, trust company or other nominee or intermediary holding your shares and be restricted as to the number of shares to which it relates. In this case, you must complete the form of proxy and submit it to Computershare as described to the left under "How to Vote - Registered Shareholders - Submitting Votes By Proxy".

ABOUT THE MEETING      5

HOW TO VOTE - REGISTERED SHAREHOLDERS (cont'd)	HOW TO VOTE - NON-REGISTERED SHAREHOLDERS (cont'd)

Appointment of Proxyholder (cont'd)

You may indicate on the form of proxy how you want your proxyholder to vote your shares, or you can let your proxyholder decide for you. If you do not specify on the form of proxy how you want your shares to be voted, your proxyholder will have the discretion to vote your shares as they see fit.

The form of proxy accompanying this Circular gives the proxyholder discretion with respect to any amendments or changes to matters described in the Notice of Annual Meeting and with respect to any other matters which may properly come before the Meeting (including any adjournment or postponement of the Meeting). As of the date of this Circular, we are not aware of any amendments, changes or other matters to be addressed at the Meeting.

 Voting in Person

If you attend in person, you do not need to complete or return your form of proxy. When you arrive at the Meeting, a Computershare representative will register your attendance before you enter the Meeting.

If you vote in person at the Meeting and had previously completed and returned your form of proxy, your proxy will be automatically revoked and any votes you cast on a poll at the Meeting will count.

 Revoking a Vote Made by Proxy

You have the right to revoke a proxy by ONE of the following methods:

•       Vote again by phone or internet not later than 5:00 p.m. (Toronto time) on: (i) May 8, 2012; or (ii) the second business day prior to the date of any adjourned or postponed Meeting;

•       Deliver another completed and signed form of proxy, dated later than the first form of proxy, by mail or fax such that it is received by Computershare not later than 5:00 p.m. (Toronto time) on: (i) May 8, 2012; or (ii) the second business day prior to the date of any adjourned or postponed Meeting;

•       Deliver to us at the following address a signed written notice revoking the proxy, provided it is received not later than 5:00 p.m. (Toronto time) on: (i) May 9, 2012; or (ii) the last business day prior to the date of any adjourned or postponed Meeting:

                Magna International Inc.
                337 Magna Drive
                Aurora, Ontario, Canada L4G 7K1
                Attention: Secretary of the Corporation

• Deliver a signed written notice revoking the proxy to the scrutineers of the Meeting, to the attention of the Chairman of the Meeting, at or prior to the commencement of the Meeting (including in the case of any adjourned or postponed Meeting).	Voting in Person

If you have received a Voting Instruction Form and wish to attend the Meeting in person or have someone else attend on your behalf, you must complete, sign and return the Voting Instruction Form in accordance with the instructions on the form. Computershare or Broadridge, as applicable, will send you a form of proxy giving you the right to attend the Meeting.

If you have received a form of proxy and wish to attend the Meeting in person or have someone else attend on your behalf, you must insert your name, or the name of the person you wish to attend on your behalf, in the blank space provided on the form of proxy. If you are voting your shares by proxy, you must ensure that your completed and signed proxy form or your phone or internet vote is received by Computershare not later than 5:00 p.m. (Toronto time) on May 8,  2012.

If the Meeting is adjourned or postponed, you must ensure that your completed and signed proxy form or your phone or internet vote is received by Computershare not later than 5:00 p.m. (Toronto time) on the second business day prior to the date of the adjourned or postponed Meeting. When you arrive at the Meeting, a Computershare representative will register your attendance before you enter the Meeting.

 Revoking a Voting Instruction Form or Proxy

If you wish to revoke a Voting Instruction Form or form of proxy for any matter on which a vote has not already been cast, you must contact Computershare (for Voting Instruction Forms sent to you by Computershare), Broadridge (for Voting Instruction Forms sent to you by Broadridge) or your securities dealer, broker, bank, trust company or other nominee or intermediary (for a form of proxy sent to you by such intermediary) and comply with any applicable requirements relating to the revocation of votes made by Voting Instruction Form or proxy.

6     ABOUT THE MEETING

BUSINESS OF THE MEETING

PURPOSE OF THE MEETING	The Meeting is being held for shareholders to:
(1) receive our financial statements;
(2) elect directors;
(3) reappoint Ernst & Young as our independent auditor and authorize the Audit Committee to fix the independent auditor's remuneraton;
(4) consider and vote, in an advisory, non-binding manner, on Magna's approach to executive compensation described in this Circular; and
(5) transact any other business which properly comes before the Meeting.
As of the date of this Circular, we are not aware of any other business to be transacted at the Meeting.
(1) Financial Statements
Magna's consolidated financial statements for the fiscal year ended December 31, 2011 are included in the Annual Report, which was mailed to shareholders with this Circular. The financial statements will be presented to shareholders, but no shareholder vote is required in connection with them.
(2) Election of Directors	The number of directors to be elected at the Meeting is ten. Each director is elected annually for a term which expires at the next annual meeting of shareholders.
The following nominees have been recommended by the Nominating Committee and the Board for election at the Meeting:

• Scott Bonham • Peter G. Bowie • Hon. J. Trevor Eyton • V. Peter Harder • Lady Barbara Thomas Judge	• Dr. Kurt J. Lauk • Frank Stronach • Donald J. Walker • Lawrence D. Worrall • William Young

Each nominee proposed for election at the Meeting has confirmed his or her willingness to serve on the Board and acknowledged and agreed to abide by our majority voting policy. Our Board Charter contains minimum qualification requirements for directors - the Nominating Committee of our Board is satisfied that each nominee meets such qualifications. Unless otherwise instructed, the Magna officers whose names have been pre-printed on the form of proxy or Voting Instruction Form intend to vote FOR each such nominee.

Each nominee is currently a director of Magna who was elected at our annual meeting of shareholders held on May 4, 2011, except for Scott Bonham, Peter G. Bowie and V. Peter Harder. None of the nominees serve together on any other board.

ABOUT THE MEETING      7

Refer to "Nominees for Election to the Board" for further information regarding the skills, expertise and other relevant information which you should consider in casting your vote for each nominee.
A description of the process used to select the above nominees is set forth in "Appendix A - Statement of Corporate Governance Practices - Nomination of Directors".
You will have the opportunity to vote for each nominee individually.
Majority Voting Is In Effect

The Meeting will be the first meeting at which the majority voting policy contained in our Board Charter is in effect. In accordance with that majority voting policy, any director who receives more "withhold" votes than votes "for" in an uncontested election must promptly tender his or her resignation to the Chair of the Nominating Committee for consideration by the Nominating Committee. Unless there are extraordinary circumstances, the Nominating Committee will recommend that the Independent Directors accept the resignation effective within 90 days after the Meeting. We will promptly disclose in a press release any determination made by the Independent Directors under our majority voting policy and, if the Independent Directors reject a resignation, we will also disclose the reasons for the rejection.
Detailed Voting Results Will Be Disclosed After the Meeting

Promptly after the Meeting, we will publicly disclose the number and percentage of votes cast for and withheld in respect of each nominee, as well as those cast for and against each other matter voted on by shareholders at the Meeting.
(3) Reappointment of Ernst & Young as Magna's Independent Auditor
Ernst & Young (including its predecessor firms) has been Magna's independent auditor since February 27, 1969. Representatives of Ernst & Young are expected to attend the Meeting, will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions. The Audit Committee recommends that shareholders vote FOR the reappointment of Ernst & Young as Magna's independent auditor. Unless otherwise instructed, the Magna officers whose names have been pre-printed on the form of proxy or Voting Instruction Form intend to vote FOR the resolution reappointing Ernst & Young.
Services Provided by Ernst & Young
Ernst & Young provides Magna with four types of services:
Audit Services:
fees in respect of services performed in order to comply with generally accepted auditing standards ("GAAS"). In some cases, these may include an appropriate allocation of fees for tax services or accounting consultations, to the extent such services were necessary to comply with GAAS. This category includes fees incurred in connection with the audit of our internal control over financial reporting for purposes of Section 404 of the Sarbanes-Oxley Act of 2002.

8     ABOUT THE MEETING

Audit-Related Services:
fees paid in respect of assurance and related services (e.g. due diligence), including such things as due diligence relating to mergers and acquisitions, accounting consultations and audits in connection with acquisitions, attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards. The most significant audit-related services actually provided by Ernst & Young in each of fiscal 2011 and 2010 were: (a) due diligence in connection with acquisitions; and (b) consultation concerning financial reporting standards.
Tax Services:
fees paid in respect of services performed by Ernst & Young's tax professionals, except those services required in order to comply with GAAS which are included under "Audit Services". Tax services include tax compliance, tax planning and tax advice. The tax services actually provided by Ernst & Young in each of fiscal 2011 and fiscal 2010 consisted of Canadian, U.S., Mexican, European and Asian tax compliance, advisory and research services.
Other Permitted Services:	fees in respect of all permitted services not falling under any of the previous categories.
Ernst & Young's Independence

The Audit Committee has discussed with Ernst & Young its independence from Management and Magna, and has considered whether the provision of non-audit services is compatible with maintaining such independence. In order to ensure that Ernst & Young's independence is not compromised by engagements for other services, the Audit Committee has established and maintains a process for the review and pre-approval of all services and related fees to be paid to Ernst & Young. Pursuant to this pre-approval process, the Audit Committee approved and Magna was billed the following fees for services provided by Ernst & Young in respect of fiscal 2011 and fiscal 2010:

	2011		2010

TYPE OF SERVICES	FEES ($)	% OF TOTAL	FEES ($)	% OF TOTAL

Audit	11,594,000	88.1	$11,229,000	88.4

Audit-related	1,095,000	8.3	1,047,000	8.2

Tax	358,000	2.8	404,000	3.2

Other Permitted	108,000	0.8	21,000	0.2

Total	13,155,000	100	12,701,000	100

In order to further support Ernst & Young's independence, the Audit Committee reviews and approves the hiring (if any) of current and former partners and employees of Ernst & Young who were engaged on Magna's account within the three prior years. There were no such hirings during 2011.

ABOUT THE MEETING      9

(4) Advisory Vote on Approach to Executive Compensation
At the Meeting, shareholders will have the opportunity to cast an advisory, non-binding vote on Magna's approach to executive compensation - this is often referred to as "say on pay". Although the vote is non-binding, the CGCC will consider the results when assessing future compensation decisions.

Our approach to executive compensation is set out in detail in the CGCC Compensation Report to Shareholders which starts on page 46 of this Circular and the Compensation Discussion & Analysis which starts on page 49 of this Circular. We encourage you to carefully read these sections of this Circular which describe our overall approach to executive compensation, the objectives of our executive compensation system, how compensation decisions are made, the strong pay for performance alignment in our system and the compensation paid to our most highly paid executive officers in the last three years. The Board of Directors recommends that shareholders vote FOR the resolution relating to Magna's approach to executive compensation. Unless otherwise instructed, the Magna officers whose names have been pre-printed on the form of proxy or Voting Instruction Form intend to vote FOR such resolution.

10     ABOUT THE MEETING

NOMINEES FOR ELECTION TO THE BOARD

Information with respect to each of the nominees for election to the Board is set forth below. The notes which follow the nominees' biographies contain, among other things, certain definitions used in the biographies (Note 1), as well as details regarding the basis on which we have calculated: the Total Value of Magna Securities at Risk for each nominee as of the Record Date (Note 2); the Value of Unexercised In-The-Money Options (Note 3); and whether a nominee complies with the securities ownership requirement (Note 4).

SCOTT BONHAM	Independent

California, U.S.A. Age: 50
Mr. Bonham is a co-founder of GGV Capital, an expansion stage venture capital firm with investments in the U.S. and China. Prior to co-founding GGV in 2000, Mr. Bonham served as Vice-President of the Capital Group Companies, where he managed technology investments across several mutual funds (1996-2000). Mr. Bonham also previously served in various marketing roles at Silicon Graphics (1992-1996), as a manufacturing and information systems strategies consultant at Booz, Allen & Hamilton (1989-1992) and systems engineer and maintenance foreman at General Motors of Canada. Mr. Bonham is active on the boards of a number of GGV's investee companies and formerly served on the board of Hurray! Holding Co. Ltd., the shares of which were quoted on the Nasdaq National Market. Mr. Bonham has an MBA (Harvard) in addition to a degree in electrical engineering (Queen's).

BOARD & COMMITTEES	ATTENDANCE	AREAS OF EXPERTISE	OTHER PUBLIC COMPANY BOARDS (COMMITTEES)

N/A	N/A	• Automotive • Finance/Accounting • Governance/Board • Management • Other Mfg.	None

SECURITIES OWNED, CONTROLLED OR DIRECTED

YEAR	COMMON SHARES	DSUs	TOTAL VALUE OF MAGNA SECURITIES AT RISK	SECURITIES OWNERSHIP REQUIREMENT

2011	NIL	NIL	NIL	New Nominee

STOCK OPTIONS HELD

NUMBER GRANTED	GRANT DATE	EXPIRATION DATE	EXERCISE PRICE	TOTAL UNEXERCISED	12/30/2011 VALUE OF UNEXERCISED OPTIONS

NIL	N/A	N/A	N/A	N/A	N/A

ABOUT THE MEETING      11

PETER G. BOWIE	Independent

Ontario, Canada Age: 65
Mr. Bowie is a corporate director who most recently served as the Chief Executive of Deloitte China from 2003 to 2008, as well as senior partner and a member of the board and the management committee of Deloitte China until his retirement from the firm in 2010. Mr. Bowie was previously Chairman of Deloitte Canada (1998 - 2000), a member of the firm's management committee and a member of the board and governance committees of Deloitte International. He is a past member of the board of the Asian Corporate Governance Association and has served on a variety of boards in the private and non-governmental organization sectors. Mr. Bowie is a fellow of the Australian Institute of Corporate Directors. He is a Chartered Accountant and has an MBA (Ottawa).

BOARD & COMMITTEES	ATTENDANCE	AREAS OF EXPERTISE	OTHER PUBLIC COMPANY BOARDS (COMMITTEES)

N/A	N/A	• Finance/Accounting • Governance/Board • Management	• Uranium One Inc. (Since 2010) (Compensation (Chair); Integration (Chair); Audit) • China COSCO Holding Company Ltd (Since 2011) (Strategic Development (Chair); Risk Management)

SECURITIES OWNED, CONTROLLED OR DIRECTED

YEAR	COMMON SHARES	DSUs	TOTAL VALUE OF MAGNA SECURITIES AT RISK	SECURITIES OWNERSHIP REQUIREMENT

2011	2,000	NIL	$94,820	New Nominee

STOCK OPTIONS HELD

NUMBER GRANTED	GRANT DATE	EXPIRATION DATE	EXERCISE PRICE	TOTAL UNEXERCISED	12/30/2011 VALUE OF UNEXERCISED OPTIONS

NIL	N/A	N/A	N/A	N/A	N/A

12     ABOUT THE MEETING

HON. J. TREVOR EYTON	Independent

Ontario, Canada Age: 77 Director Since: May 6, 2010
Mr. Eyton is a corporate director who most recently served as a Member of the Senate of Canada from 1990 until his retirement in 2009. He is highly respected for his lengthy service with Brascan Limited, now known as Brookfield Asset Management, a Canadian-based, global asset manager focused on property, renewable power and infrastructure assets, with over $100 billion in assets. Mr. Eyton served as Brascan's President and Chief Executive Officer (1979 to 1991), as well as its Chairman and Senior Chairman (until 1997). In addition to serving on Magna's Board, Mr. Eyton serves on Brookfield's board and the public company boards listed below. He also serves as Honorary Chairman of Canada's Sports Hall of Fame and as a Governor of the Canadian Olympic Foundation. Mr. Eyton has been appointed an Officer of the Order of Canada and Queen's Counsel for Ontario.

BOARD & COMMITTEES	ATTENDANCE	AREAS OF EXPERTISE	OTHER PUBLIC COMPANY BOARDS (COMMITTEES)

Board Audit	10 of 10 7 of 7	100% 100%	• Energy • Finance/Accounting • Governance/Board • Gov't/Public Policy • Legal • Management	• Altus Group Limited (Since 2009)
    (HR & Compensation; Governance & Nominating)

•  Silver Bear Resources Inc. (Since 2004)

    (Audit; Compensation; Governance & Environmental)

•  Ivernia Inc. (Since 2000)
    (Audit (Chair); Compensation (Chair); Corporate Governance (Chair))

•  Brookfield Asset Management (Since 1979)
(Governance & Nominating)

SECURITIES OWNED, CONTROLLED OR DIRECTED

YEAR	COMMON SHARES	DSUs	TOTAL VALUE OF MAGNA SECURITIES AT RISK	SECURITIES OWNERSHIP REQUIREMENT

2011	NIL	5,339	$253,120	On Target

STOCK OPTIONS HELD

NUMBER GRANTED	GRANT DATE	EXPIRATION DATE	EXERCISE PRICE	TOTAL UNEXERCISED	12/30/2011 VALUE OF UNEXERCISED OPTIONS

10,000	05/10/10	05/09/17	C$35.98	10,000	NIL

The Independent Directors voluntarily waived their 2011 stock option grant

2011 ANNUAL MEETING VOTING RESULTS

	VOTES FOR	VOTES WITHHELD	TOTAL

# of Votes	164,504,775	27,961,998	192,466,773
% of Votes	85.5	14.5	100

ABOUT THE MEETING      13

V. PETER HARDER	Independent

Ontario, Canada Age: 59
Mr. Harder has served as Senior Policy Advisor to Fraser Milner Casgrain LLP ("FMC") since 2007. He possesses extensive expertise in public policy as a result of his involvement in decision making within the Government of Canada for over thirty years. Prior to joining FMC, Mr. Harder was a long serving Deputy Minister in the Government of Canada, having first been appointed as Deputy Minister in 1991 and serving as the most senior public servant in a number of federal departments including Treasury Board, Solicitor General, Citizenship and Immigration, Industry and Foreign Affairs and International Trade until 2007. While Deputy Minister of Foreign Affairs, Mr. Harder served as the first co-chair of the Canada-China Strategic Working Group which had been established by the Canadian and Chinese governments to make recommendations on improving trade and investment flows between Canada and China. Mr. Harder currently serves as the President of the Canada-China Business Council (since 2008) and is a member of the International Institute of Strategic Studies. Mr. Harder has a Masters of Law (Waterloo) in addition to an MA (Queen's).

BOARD & COMMITTEES	ATTENDANCE	AREAS OF EXPERTISE	OTHER PUBLIC COMPANY BOARDS (COMMITTEES)(5)

N/A	N/A	• Energy • Governance/Board • Gov't/Public Policy • Legal	• Northland Power Corporation (Since 2010)
    (Compensation (Chair); Audit)

•  Power Financial Corporation (Since 2009)
    (Related Party & Conduct Review (Chair); Compensation)

•  IGM Financial Corporation (Since 2009)
    (Executive Committee; Community Affairs; Investment; Compensation)

•  Energizer Resources Corporation (Since 2009)

• Pinetree Capital Corporation (Since 2007)

SECURITIES OWNED, CONTROLLED OR DIRECTED

YEAR	COMMON SHARES	DSUs	TOTAL VALUE OF MAGNA SECURITIES AT RISK	SECURITIES OWNERSHIP REQUIREMENT

2011	NIL	NIL	NIL	New Nominee

STOCK OPTIONS HELD

NUMBER GRANTED	GRANT DATE	EXPIRATION DATE	EXERCISE PRICE	TOTAL UNEXERCISED	12/30/2011 VALUE OF UNEXERCISED OPTIONS

NIL	N/A	N/A	N/A	N/A	N/A

14     ABOUT THE MEETING

LADY BARBARA THOMAS JUDGE	Independent

London, England Age: 65 Director Since: September 20, 2007
Lady Thomas Judge is a corporate director who has enjoyed a successful international career as a senior executive, chairman and non-executive director in both the private and public sectors and is highly regarded for her governance expertise. Lady Thomas Judge previously served as Chairman of the Board of the United Kingdom Atomic Energy Authority (from 2004 to 2010), prior to which she was a Board member (since 2002) and was a director of the Energy Group of the United Kingdom's Department of Trade and Industry (from 2002 to 2004). In addition, Lady Thomas Judge is currently Co-Chairman of the U.K./U.S. Task Force on Corporate Governance and previously served as Deputy Chairman of the U.K. Financial Reporting Council, the U.K. regulatory authority for accounting and corporate governance, and as a Commissioner of the U.S. Securities Exchange Commission. In 2010, she was appointed a Commander of the Order of the British Empire for her contributions to the nuclear and financial services industries.

BOARD & COMMITTEES	ATTENDANCE	AREAS OF EXPERTISE	OTHER PUBLIC COMPANY BOARDS (COMMITTEES)

Board HSEC	10 of 10 2 of 3*	100% 67%*	• Energy • Finance/Accounting • Governance/Board • Gov't/Public Policy • Legal • Management	• Statoil ASA (Since 2010)
    (Audit)

•  Motricity, Inc. (Since 2010)
    (Compensation, Governance & Nominating)

•  Forte Energy NL (Since 2008)
    (Deputy Board Chair; Audit; Remuneration)

•  Bekaert NV (Since 2007)
(Audit & Finance; Nomination)

SECURITIES OWNED, CONTROLLED OR DIRECTED

YEAR	COMMON SHARES	DSUs	TOTAL VALUE OF MAGNA SECURITIES AT RISK	SECURITIES OWNERSHIP REQUIREMENT

2011	4,000	33,135	$1,760,570	Exceeds

STOCK OPTIONS HELD

NUMBER GRANTED	GRANT DATE	EXPIRATION DATE	EXERCISE PRICE	TOTAL UNEXERCISED	12/30/2011 VALUE OF UNEXERCISED OPTIONS

10,000	09/24/07	12/31/13	C$47.98	10,000	NIL
10,000	05/10/10	05/09/17	C$35.98	10,000	NIL

The Independent Directors voluntarily waived their 2011 stock option grant

2011 ANNUAL MEETING VOTING RESULTS

	VOTES FOR	VOTES WITHHELD	TOTAL

# of Votes	163,899,865	28,566,908	192,466,773
% of Votes	85.2	14.8	100
*
Lady Thomas Judge was absent from one HSEC meeting in 2011 due to medical reasons and would otherwise have had 100% attendance.

ABOUT THE MEETING      15

DR. KURT J. LAUK	Independent

Baden-Württemberg, Germany Age: 65 Director Since: May 4, 2011
Dr. Lauk is the co-founder and President of Globe CP GmbH, a private investment firm. He possesses extensive European automotive industry experience, primarily through his positions as Member of the Board of Management and Head of World Wide Commercial Vehicles Division of Daimler Chrysler (1996-1999), as well as Deputy Chief Executive Officer and Chief Financial Officer (with responsibility for finance, controlling and marketing) of Audi AG (1989-1992). Dr. Lauk has other extensive senior management experience, including as Chief Financial Officer and Controller of Veba AG (now known as E.On AG) (1992-1996), Chief Executive Officer of Zinser Textil Machinery GmbH (1984-1989) and as a Partner and Vice-President of the German practice of Boston Consulting Group (1978-1984). Dr. Lauk served as a Member of European Parliament (2004-2009), including as a Member of the Economic and Monetary Affairs Committee and Deputy Member of the Foreign and Security Affairs Committee. Dr. Lauk possesses both a PhD in international politics (Kiel) and an MBA (Stanford) and is an honorary professor with a chair for international studies at the prestigious European Business School in Reichartshausen, Germany.

BOARD & COMMITTEES	ATTENDANCE		AREAS OF EXPERTISE	OTHER PUBLIC COMPANY BOARDS (COMMITTEES)(6)

Board Audit	6 of 6 4 of 4	100% 100%	• Automotive • Energy • Finance/Accounting • Governance/Board • Gov't/Public Policy • Management • Other Mfg.	Ciber Inc. (Since 2010) (Audit)

SECURITIES OWNED, CONTROLLED OR DIRECTED

YEAR	COMMON SHARES	DSUs	TOTAL VALUE OF MAGNA SECURITIES AT RISK	SECURITIES OWNERSHIP REQUIREMENT

2011	NIL	2,097	$99,420	On Target

STOCK OPTIONS HELD

NUMBER GRANTED	GRANT DATE	EXPIRATION DATE	EXERCISE PRICE	TOTAL UNEXERCISED	12/30/2011 VALUE OF UNEXERCISED OPTIONS

NIL	N/A	N/A	N/A	N/A	N/A

The Independent Directors voluntarily waived their 2011 stock option grant

2011 ANNUAL MEETING VOTING RESULTS

	VOTES FOR	VOTES WITHHELD	TOTAL

# of Votes	188,933,797	3,532,976	192,466,773
% of Votes	98.2	1.8	100

16     ABOUT THE MEETING

FRANK STRONACH

Lower Austria, Austria Age: 79 Director Since: December 10, 1968
Mr. Stronach is Magna's Founder and Honorary Chairman, having previously served as the Chairman of the Board from November 1971 to May 2011. He is a partner of Stronach & Co., through which he provides certain consulting and business development services to Magna. Refer to "Management Contracts". Mr. Stronach has served on numerous corporate, government and university boards and has provided assistance to a wide range of charitable and community service organizations. Mr. Stronach was inducted into both the Canadian Business Hall of Fame and the Canadian Manufacturing Hall of Fame in 1996 and has been the recipient of numerous awards honouring, among other things, business leadership, entrepreneurship and humanitarianism. Mr. Stronach is also a recipient of the Order of Canada.

BOARD & COMMITTEES	ATTENDANCE		AREAS OF EXPERTISE	OTHER PUBLIC COMPANY BOARDS (COMMITTEES)(7)

Board	7 of 10*	70%*	• Automotive • Governance/Board • Management	None

SECURITIES OWNED, CONTROLLED OR DIRECTED

YEAR	COMMON SHARES	DSUs	TOTAL VALUE OF MAGNA SECURITIES AT RISK	SECURITIES OWNERSHIP REQUIREMENT

2011	255,800	NIL	$12,127,480	N/A

STOCK OPTIONS HELD

NUMBER GRANTED	GRANT DATE	EXPIRATION DATE	EXERCISE PRICE	TOTAL UNEXERCISED	12/30/2011 VALUE OF UNEXERCISED OPTIONS

550,000	02/26/09	02/26/16	C$16.545	183,334	$3,146,650
2,150,000	02/26/10	02/25/17	C$30.00	1,433,333	$5,637,590

2011 ANNUAL MEETING VOTING RESULTS

	VOTES FOR	VOTES WITHHELD	TOTAL

# of Votes	162,522,869	29,943,854	192,466,723
% of Votes	84.4	15.6	100
*
Mr. Stronach was unable to participate in one regularly scheduled Board meeting due to a change in the meeting date and location (from Canada to China), as well as the time zone difference which made participation by phone impractical. If this meeting date and location had not been changed, Mr. Stronach's Board meeting attendance would have been eight of ten, or 80%.

ABOUT THE MEETING      17

DONALD J. WALKER

Ontario, Canada Age: 55 Director Since: November 7, 2005
Mr. Walker serves as the Chief Executive Officer of Magna, where he also previously served as Co-Chief Executive Officer (2005-2010) and President and Chief Executive Officer (1994-2001). He was formerly the President, Chief Executive Officer and a director of Intier Automotive Inc., one of Magna's former "spinco" public subsidiaries. Prior to joining Magna in 1987, Mr. Walker spent seven years at General Motors in various engineering and manufacturing positions. He is a founding member of the Yves Landry Foundation, which promotes the value of technical education, and is currently the Chair (since October 2011, previously Co-Chair since 2002) of the Canadian Automotive Partnership Council (CAPC) with the Canadian federal and provincial governments, which serves to identify both short- and long-term priorities to help ensure the future health of the automotive industry in Canada. Mr. Walker is also the past Chairman of the Automotive Parts Manufacturers Association (APMA). Mr. Walker is a professional engineer with a degree in mechanical engineering (Waterloo).

BOARD & COMMITTEES	ATTENDANCE		AREAS OF EXPERTISE	OTHER PUBLIC COMPANY BOARDS (COMMITTEES)

Board	10 of 10	100%	• Automotive • Governance/Board • Management	None

SECURITIES OWNED, CONTROLLED OR DIRECTED

YEAR	COMMON SHARES	DSUs	RSUs	TOTAL VALUE OF MAGNA SECURITIES AT RISK	SECURITIES OWNERSHIP REQUIREMENT

2011	500,000	NIL	94,837	$28,201,220	Exceeds

STOCK OPTIONS HELD

NUMBER GRANTED	GRANT DATE	EXPIRATION DATE	EXERCISE PRICE	TOTAL UNEXERCISED	12/30/2011 VALUE OF UNEXERCISED OPTIONS

300,000	02/26/09	02/26/16	C$16.545	300,000	$5,149,050
500,000	02/26/10	02/25/17	C$30.00	500,000	$1,966,600

2011 ANNUAL MEETING VOTING RESULTS

	VOTES FOR	VOTES WITHHELD	TOTAL

# of Votes	176,229,960	16,236,813	192,466,773
% of Votes	91.6	8.4	100

18     ABOUT THE MEETING

LAWRENCE D. WORRALL	Independent

Ontario, Canada Age: 68 Director Since: November 7, 2005
Mr. Worrall is a corporate director and certified management accountant who formerly served as the Vice-President, Purchasing, Strategic Planning and Operations, as well as a Director of General Motors of Canada Limited (1995-2000). In addition to serving on Magna's Board, Mr. Worrall serves on the public company board referenced below. In his capacity as an officer of GM Canada, Mr. Worrall had responsibility for a number of significant matters, including: purchasing, logistics, GM Canada's manufacturing facilities, forward product planning and the execution of the manufacturing plan for all plants.

BOARD & COMMITTEES	ATTENDANCE		AREAS OF EXPERTISE	OTHER PUBLIC COMPANY BOARDS (COMMITTEES)

Board Audit HSEC	9 of 10 7 of 7 4 of 4	90% 100% 100%	• Automotive • Finance/Accounting • Governance/Board • Management	• Greater Toronto Airport Authority (Since 2003) (Audit (Chair))

SECURITIES OWNED, CONTROLLED OR DIRECTED

YEAR	COMMON SHARES	DSUs	TOTAL VALUE OF MAGNA SECURITIES AT RISK	SECURITIES OWNERSHIP REQUIREMENT

2011	1,814	17,104	$896,900	Exceeds

STOCK OPTIONS HELD

NUMBER GRANTED	GRANT DATE	EXPIRATION DATE	EXERCISE PRICE	TOTAL UNEXERCISED	12/30/2011 VALUE OF UNEXERCISED OPTIONS

10,000	05/10/10	05/09/17	C$35.98	10,000	NIL

The Independent Directors voluntarily waived their 2011 stock option grant

2011 ANNUAL MEETING VOTING RESULTS

	VOTES FOR	VOTES WITHHELD	TOTAL

# of Votes	166,072,686	26,394,087	192,466,773
% of Votes	86.3	13.7	100

ABOUT THE MEETING      19

WILLIAM YOUNG	Independent

Massachusetts, U.S.A. Age: 57 Director Since: May 4, 2011
Mr. Young is a co-founder and managing partner of Monitor Clipper Partners, a private equity firm which he and other partners co-founded in 1998. Through his role at Monitor Clipper Partners, together with roles as Founding Partner of Westbourne Management Group (since 1988) and a partner in the European practice of Bain & Company (1981-1988), Mr. Young possesses significant operational experience, as well as extensive mergers and acquisitions experience. He is currently the Chairman of the Board of Trustees of Queen's University (Kingston, Ontario) and has significant board experience, including as a director of Monitor Company and a number of other private companies. Mr. Young has an MBA (Harvard) in addition to a degree in chemical engineering (Queen's).

BOARD & COMMITTEES	ATTENDANCE		AREAS OF EXPERTISE	OTHER PUBLIC COMPANY BOARDS (COMMITTEES)(8)

Board Audit	6 of 6 4 of 4	100% 100%	• Finance • Governance/Board • Management • Other Mfg.	None

SECURITIES OWNED, CONTROLLED OR DIRECTED

YEAR	COMMON SHARES	DSUs	TOTAL VALUE OF MAGNA SECURITIES AT RISK	SECURITIES OWNERSHIP REQUIREMENT

2011	5,800	5,312	$526,820	On Target

STOCK OPTIONS HELD

NUMBER GRANTED	GRANT DATE	EXPIRATION DATE	EXERCISE PRICE	TOTAL UNEXERCISED	12/31/2011 VALUE OF UNEXERCISED OPTIONS

NIL	N/A	N/A	N/A	N/A	N/A

The Independent Directors voluntarily waived their 2011 stock option grant

2011 ANNUAL MEETING VOTING RESULTS

	VOTES FOR	VOTES WITHHELD	TOTAL

# of Votes	188,945,748	3,521,025	192,466,773
% of Votes	98.2	1.8	100

Notes:

1.
In the above biographies:
"Audit" means the Audit Committee of Magna's Board.
"CGCC" means the Corporate Governance and Compensation Committee of Magna's Board.
"HSEC" means the Health and Safety and Environmental Committee of Magna's Board.
"Nominating" means the Nominating Committee of Magna's Board.
"DSUs" means deferred share units.
"RSUs" means restricted stock units.

2.
In calculating the Total Value of Magna Securities at Risk, we have used the closing price of Magna Common Shares on NYSE on the Record Date.

3.
In calculating the Value of Unexercised In-The-Money Options, we have used the closing price of Magna Common Shares on the TSX on December 30, 2011 and the BoC noon spot rate on such date.

4.
In determining the status of a nominee's compliance with the securities maintenance requirement, we have compared the Total Value of Magna Securities at Risk, calculated in accordance with Note 2 above, with the securities maintenance requirement described under "Director

20     ABOUT THE MEETING

  Compensation - Securities Maintenance Requirement" below. Nominees who served on the Board in 2011 and are currently accumulating Magna securities within the time period allowed have been described as being "On Target".

5.
Mr. Harder was formerly a director of ARISE Technologies Corporation until June 2011. On December 18, 2011, ARISE filed a Notice of Intention to make a proposal pursuant to the Bankruptcy and Insolvency Act (Canada). In March, 2012, ARISE completed a court-protected reorganization, but it remains subject to court protection.

6.
Dr. Lauk was a director of Papierfabrik Scheuffelen GmbH, a private company, when it filed for bankruptcy protection under German law on July 17, 2008.

7.
Mr. Stronach was the Chairman of the Board and Chief Executive Officer of Magna Entertainment Corp. ("MEC") when it, together with certain of its wholly-owned subsidiaries, filed voluntary petitions for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code on March 5, 2009. On that same date, MEC also sought and obtained recognition of the Chapter 11 proceedings from the Ontario Superior Court of Justice, under section 18.6 of the CCAA.

8.
Mr. Young was a director of American Fiber & Yarns and Recycled Paper Greetings, both of which were private companies, when they filed voluntary petitions for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code on September 23, 2008 and January 2, 2009, respectively.

ABOUT THE MEETING      21

NOMINATING PROCESS

Nominating Committee Role

Magna's Board has delegated to the Nominating Committee responsibility for, among other things:

  •
  identification and recruitment of suitable potential Board members; and

  •
  recommending to the Board nominees for election at annual shareholders meetings.

Continuation of Board Renewal

During 2011, the Nominating Committee continued the Board succession and renewal process which it began in the fall of 2010, following the completion of the Arrangement. In 2011, the Nominating Committee retained Russell Reynolds Associates to assist in advising as to the Board's composition and to search for potential directors based on the priorities identified by the Nominating Committee. A detailed description of such priorities and the Nominating Committee's activities during 2011 and to date in 2012 is set forth in "Corporate Governance - Report of the Nominating Committee" and "Appendix A - Statement of Corporate Governance Practices - Nomination of Directors".

Directors Not Standing for Re-Election

The following Independent Directors elected at our 2011 annual meeting advised the Nominating Committee that they did not intend to stand for re-election at the Meeting:

  •
  Michael D. Harris;

  •
  Louis E. Lataif; and

  •
  Donald Resnick.

Board Skills Matrix

The Nominating Committee annually reviews a detailed board matrix identifying the professional skills, expertise and qualifications of existing directors. An updated skills matrix showing the skills, expertise and qualifications for each of the nominees is set forth below.

	Automotive	Energy	Finance/ Accounting	Governance/ Board	Government/ Public Policy	Legal	Management	Other Mfg.	Geographic Region	Professional Designations

Scott Bonham	•		•	•			•	•	Global	MBA

Peter G. Bowie			•	•			•		Global	CA, MBA

Hon. J. Trevor Eyton		•	•	•	•	•	•		Global	LLB

V. Peter Harder		•		•	•	•			Global	LLD, MA

Lady Barbara Thomas Judge		•	•	•	•	•	•		Global	JD

Dr. Kurt J. Lauk	•	•	•	•	•		•	•	Global	MBA, PhD

Lawrence D. Worrall	•		•	•			•		NA	CMA

William Young			•	•			•	•	NA, EUR	MBA, PEng

Frank Stronach	•			•			•		NA, EUR

Donald J. Walker	•			•			•		Global	PEng

22     ABOUT THE MEETING

Nominee Independence

80% of the nominees for election at the Meeting are independent. A summary of the independence determination for each nominee is set forth below:

NOMINEE NAME	INDEPENDENT	NON- INDEPENDENT	BASIS FOR DETERMINATION

Scott Bonham	✓		No material relationship

Peter G. Bowie	✓		No material relationship

Hon. J. Trevor Eyton	✓		No material relationship

V. Peter Harder	✓		No material relationship

Lady Barbara Thomas Judge	✓		No material relationship

Dr. Kurt J. Lauk	✓		No material relationship

Lawrence D. Worrall	✓		No material relationship

William Young	✓		No material relationship

Frank Stronach		✓	Consultant to Magna

Donald J. Walker		✓	Management

A detailed review of the basis for the Board's independence determination is found in "Appendix A - Statement of Corporate Governance Practices - Board of Directors". Board members and nominees for election to the Board who have been determined by the Board to be "independent" are referred to in this Circular as "Independent Directors".

BOARD PROFILE

Board Turnover

Assuming the election by a majority of each of the nominees identified in this Circular, the Board will have experienced 30% turnover compared to 2011, in addition to the 25% experienced in 2011 as compared to 2010. As a result, five Independent Directors will have changed since the completion of the Arrangement in 2010 and the Board will have two fewer non-Independent Directors since that time.

Average Tenure
As a result of the significant change in the Board's composition, the average tenure of directors serving on the Board has declined to 6.5 years in 2012 from 9.9 years in 2011, assuming the election by a majority of each of the nominees identified in this Circular.
The graphs below show the length of service of our current Board members and of our proposed nominees for election at the Meeting.

CURRENT BOARD	2012 NOMINEES

ABOUT THE MEETING      23

Average Age of Nominees The average age of our proposed nominees for election at the Meeting is 64.
DIRECTOR ATTENDANCE

Board and Committee Attendance
Our Board Charter establishes, among other things, a 75% minimum attendance standard for all regularly scheduled Board and Committee meetings, except where an absence is due to medical or other valid reason. Each of the individuals that served on Magna's Board during 2011 exceeded this standard in respect of both Board meetings, and applicable standing Committee meetings, with the exception of:

•     Frank Stronach, who was unable to participate in one regularly scheduled Board meeting due to a change in the meeting date and location (from Canada to China), as well as the time zone difference which made participation by phone impractical. If this meeting date and location had not been changed, Mr. Stronach's Board meeting attendance would have been 8 of 10 or 80%, which exceeds our minimum attendance standard.
• Lady Barbara Thomas Judge, who was absent from one HSEC meeting due to medical reasons. Lady Thomas Judge attended 2 of 3 or 67% of HSEC meetings and would otherwise have had 100% attendance.
During 2011, the average attendance of:
• all directors at Board meetings was 96%; and
• all Committee members at standing Committee meetings was 97%.

24     ABOUT THE MEETING

A summary of director attendance at Board and standing Committee meetings held during 2011 is set forth below.

	BOARD (10 meetings)		AUDIT(1) (7 meetings)		CGCC(1) (9 meetings)		HSEC(1) (4 meetings)		NOMINATING(1) (5 meetings)		TOTAL(1)

DIRECTOR	#	%	#	%	#	%	#	%	#	%	#	%

Hon. J. Trevor Eyton	10	100	7	100	4/4	100	-	-	1/1	100	22/22	100

Michael D. Harris	10	100	1/1	100	9	100	-	-	5	100	25/25	100

Lady Barbara Thomas Judge	10	100	2/2	100	3/3	100	2/3(2)	67(2)	-	-	17/18	94

Louis E. Lataif(3)	10	100	6/6	100	9	100	2/2	100	5	100	32/32	100

Dr. Kurt Lauk(4)	6/6	100	4/4	100	3/3	100	-	-	-	-	13/13	100

Donald Resnick	10	100	7	100	9	100	4	100	-	-	30/30	100

Lawrence D. Worrall(5)	9/10	90	7	100	2/2	100	4	100	-	-	22/23	96

William Young(6)	6/6	100	4/4	100	1/1	100	-	-	-	-	11/11	100

Frank Stronach	7/10(5)	70(5)	-	-	-	-	-	-	-	-	7/10	70(7)

Donald J. Walker	10	100	-	-	-	-	-	-	-	-	10/10	100

Notes:

1.
Audit Committee, CGCC, Nominating Committee and Total attendance numbers include attendance by non-member Independent Directors who have a standing invitation to attend committee meetings.

2.
Lady Thomas Judge became a member of the HSEC on February 23, 2011. She was absent for one HSEC meeting in 2011 due to medical reasons and would otherwise have had 100% attendance.

3.
Mr. Lataif stepped down from each of the Audit Committee and the Nominating Committee on May 5, 2011 and January 24, 2012, respectively, and became a member of the CGCC on January 11, 2011 and the HSEC on May 5, 2011.

4.
Dr. Lauk was elected to the Board on May 4, 2011, and became a member of the Audit Committee on May 5, 2011.

5.
Mr. Worrall became a member of the Nominating Committee on January 24, 2012.

6.
Mr. Young was elected to the Board on May 4, 2011, and became a member of the Audit Committee on May 5, 2011 and the Nominating Committee on January 24, 2012.

7.
Mr. Stronach was unable to participate in a regularly scheduled November Board meeting as a result of a change in the meeting date and location (from Canada to China), as well as the time zone difference which made participation by phone impractical. If this meeting date and location had not been changed, Mr. Stronach's Board meeting attendance would have been 80%, which exceeds our minimum attendance standard.

In-Camera Meetings

The Independent Directors generally meet before or after every regularly scheduled meeting of the Board without members of Management present. During 2011, there were ten Board meetings, nine of which included an in camera session attended only by Independent Directors. In addition, four of seven Audit Committee meetings, all nine of nine CGCC meetings and three of four Nominating Committee meetings, included an in camera session attended only by Independent Directors. Board and Committee meetings in which no in camera sessions were held consisted solely of routine matters which the Independent Directors determined did not require in camera discussions.

ABOUT THE MEETING      25

DIRECTOR COMPENSATION

OBJECTIVES OF DIRECTOR COMPENSATION

We have structured the compensation for our Independent Directors with the aim of attracting and retaining skilled independent directors and aligning their interests with the interests of our long-term shareholders. In order to attract and retain skilled independent directors, their compensation must be competitive with that paid by our S&P/TSX60 peer companies, as well as global automotive and industrial peers such as those in our executive compensation peer group. We seek to achieve alignment through mandatory deferral of a majority of the annual retainer, thus tying the payout value of the deferred compensation to the market value of our Common Shares and placing it "at risk".

COMPENSATION STRUCTURE

We compensate Independent Directors through a combination of:

  •
  Annual Retainer: Since 2008, this retainer has been fixed at $150,000, of which $90,000 or 60% is automatically paid in the form of DSUs and $60,000 or 40% is paid in cash, subject to an Independent Director's election to defer a greater proportion in DSUs.

  •
  Board Chair, Committee Chair and Committee Member Retainers: In recognition of the additional workload of our independent Board Chair, Committee Chairs and Committee members, additional retainers are paid to each Independent Director acting in any such capacity. The amounts of these retainers are set forth below under "Current Fee Schedule" and are payable in cash, subject to an Independent Director's election to defer a portion in DSUs.

  •
  Meeting and Work Fees: Meeting and work fees are intended to compensate Independent Directors based on their respective contributions of time and effort to Magna matters. The amounts of these fees are discussed below under "Current Fee Schedule" and are payable in cash, subject to an Independent Director's election to defer a portion in DSUs.

BIANNUAL REVIEW OF INDEPENDENT DIRECTOR COMPENSATION

The CGCC has responsibility for reviewing director compensation and typically reviews it biannually. During 2011, the CGCC extensively reviewed Independent Director compensation with assistance from its independent advisors, Hay Group Canada Limited and Fasken Martineau DuMoulin LLP.

Prior to January 2012, Independent Directors were entitled to receive stock options. Following our annual meeting in May 2011, the Independent Directors voluntarily waived the 2011 option grant, pending completion by the CGCC of its review of Independent Director compensation. Based on the recommendations of the CGCC, the Independent Directors unanimously decided on January 24, 2012 to permanently discontinue future stock option grants for Independent Directors. Stock option grants for Independent Directors were not replaced with any other form of compensation, thus resulting in a reduction in Independent Director compensation.

26     ABOUT THE MEETING

CURRENT FEE SCHEDULE

The schedule of retainers and fees payable to our Independent Directors which was approved by the Board on January 24, 2012 is set forth below. The retainers and fees payable under the current schedule have remained unchanged since January 1, 2008, with the only changes to Independent Directors' compensation since that date being with respect to stock options.

RETAINER/FEE TYPE	AMOUNT

Annual retainer (minimum 60% DSUs; maximum 40% cash)	$150,000

Additional independent Board Chair annual retainer	250,000

Committee members annual retainer	25,000

Additional Committee Chairman annual retainer

Audit	25,000

CGCC	25,000

Nominating	25,000

HSEC	10,000

Special Committees	25,000

Per meeting fee	2,000

Written resolutions	400

Additional services (per day)	4,000

Travel days (per day)	4,000

EMPLOYEE/CONSULTANT DIRECTORS NOT PAID RETAINERS OR FEES

Directors who are also employees or consultants are not paid any retainers or fees, nor are they granted any stock options for serving as directors. In 2011, Frank Stronach was paid $67,950 representing the prorated amount of his retainer as Chairman of the Board (until May 4, 2011, the date he ceased to be Chairman). Mr. Stronach did not receive any other retainers, fees or stock options in his capacity as a director, but has directly and indirectly through affiliated entities received fees in the capacity of a consultant to Magna and stock options in his former capacity as (executive) Chairman.

2011 INDEPENDENT DIRECTORS' COMPENSATION

The following table sets forth a summary of all compensation earned by our Independent Directors during the year ended December 31, 2011.

	NAME	FEES EARNED ($)(1)	SHARE- BASED AWARDS(2) ($)	OPTION- BASED AWARDS ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)	PENSION VALUE ($)	ALL OTHER COMPENSATION(3) ($)	TOTAL ($)

NOMINEES	Hon. J. Trevor Eyton	113,550	127,850	NIL	NIL	NIL	3,260	244,660

	Lady Barbara Thomas Judge	NIL	254,050	NIL	NIL	NIL	28,120	282,170

	Dr. Kurt J. Lauk	136,160	59,080	NIL	NIL	NIL	600	195,840

	Lawrence D. Worrall	174,800	90,000	NIL	NIL	NIL	15,230	280,030

	William Young	NIL	157,240	NIL	NIL	NIL	1,390	158,630

RETIRING	Michael D. Harris	488,800	90,000	NIL	NIL	NIL	106,130	684,930

	Louis E. Lataif	245,800	90,000	NIL	NIL	NIL	13,110	348,910

	Donald Resnick	259,200	90,000	NIL	NIL	NIL	16,550	365,750

Notes:

1.
Consists of all retainers and fees paid to the director in cash. NIL indicates that 100% of the retainers and fees earned were deferred in the form of DSUs.

2.
Consists of retainers and fees allocated to DSUs pursuant to the DSU Plan (as defined under "Deferred Share Units").

3.
Consists solely of dividends credited in the form of additional DSUs on Independent Directors' aggregate DSU balance, which includes DSUs granted in prior years.

ABOUT THE MEETING      27

The following table provides supplementary information relating to the retainers and fees (by type) paid to each Independent Director in 2011, the percentage of such fees paid to such directors in the form of DSUs, as well as the value of dividends paid on Independent Directors' DSUs during the year ended December 31, 2011:

		RETAINER				ATTENDANCE/OTHER FEES				TOTAL FEES

	NAME	BOARD ($)		COMMITTEE MEMBER ($)	COMMITTEE CHAIR ($)	BOARD ($)	COMMITTEE MEETINGS ($)	TRAVEL ($)	WORK DAYS & OTHER ($)(1)	TOTAL FEES PAID ($)	% OF FEES PAID IN DSUS	DIVIDENDS ON DSUS ($)

NOMINEES	Hon. J. Trevor Eyton	150,000		25,000	-	20,000	24,000	12,000	10,400	241,400	53%	3,260

	Lady Barbara Thomas Judge	150,000		21,250	-	20,000	14,000	40,000	8,800	254,050	100%	28,120

	Dr. Kurt J. Lauk	98,430		16,410	-	12,000	14,000	28,000	26,400	195,240	30%	600

	Lawrence D. Worrall	150,000		50,000	-	18,000	26,000	12,000	8,800	264,800	34%	15,230

	William Young	98,430		16,410	-	12,000	10,000	16,000	4,400	157,240	100%	1,390

RETIRING	Michael D. Harris	400,000	(2)	50,000	50,000	20,000	28,000	12,000	18,800	578,800	16%	106,130

	Louis E. Lataif	150,000		75,000	-	20,000	42,000	32,000	16,800	335,800	27%	13,110

	Donald Resnick	150,000		75,000	35,000	20,000	40,000	20,000	9,200	349,200	26%	16,550

Notes:

1.
Consists of work day fees and fees for written resolutions. Work day fees included fees for attendance at our 2011 annual meeting and participation in tours of several manufacturing facilities in China in conjunction with a Board meeting held in China in 2011. For Nominating Committee members, work day fees also include participation during 2011 in interviews of potential nominees for our 2011 annual meeting. For Messrs. Eyton and Lauk, work day fees also include fees for participation in additional tours of our manufacturing facilities as part of their respective director education activities.

2.
Consists of Mr. Harris' $150,000 retainer and $250,000 additional independent Chair/Lead Director retainer.

DEFERRED SHARE UNITS

Mandatory Deferral Creates Alignment With Shareholders

We maintain a Non-Employee Director Share-Based Compensation Plan (the "DSU Plan") which governs the retainers and fees that are deferred in the form of DSUs. In addition to the 60% of the annual retainer that is automatically deferred, each Independent Director may annually elect to defer up to 100% (in increments of 25%) of his or her total annual cash compensation from Magna (including Board and Committee retainers, meeting attendance fees, work and travel day payments and written resolution fees). All DSUs are fully vested on the date allocated to an Independent Director under the DSU Plan.

Payout Value of DSUs is "At Risk"

DSUs are notional stock units, the value of which increases or decreases in direct relation to the NYSE market price of one Magna Common Share until the DSUs are redeemed following an Independent Director's retirement. Dividend equivalents are credited on DSUs at the times and in the amounts of dividends that are declared and paid on our Common Shares.

DIRECTOR STOCK OPTIONS

Independent Directors Waived 2011 Stock Option Grants

Prior to January 24, 2012, each Independent Director was entitled under our 2009 Stock Option Plan (the "2009 Plan") to receive a grant of options to purchase 10,000 Magna Common Shares upon appointment or election to the Board and a further grant of 10,000 options following election or re-election at each annual meeting of our shareholders. Following our 2011 annual meeting, the Independent Directors voluntarily waived the 2011 option grant, pending completion by the CGCC of its review of Independent Director compensation.

28     ABOUT THE MEETING

Stock Options Grants to Independent Directors Permanently Discontinued

As discussed above, the CGCC recommended and the Independent Directors unanimously decided on January 24, 2012 to permanently discontinue future stock option grants for Independent Directors. No stock options have been granted to Independent Directors since May 2010.

Stock Option Grants Under 1987 Plan Frozen

Prior to 2010, stock options had been granted to our Independent Directors pursuant to our Amended and Restated Incentive Stock Option Plan (the "1987 Plan"). Under the 1987 Plan, Independent Directors were entitled to receive a grant of 10,000 options (adjusted to reflect the Stock Split) on completion of each five year period of continuous service. Vesting under the 1987 Plan took place as to 2,000 Magna Common Shares on the date of the option grant and 2,000 Magna Common Shares on each of the first four anniversaries of the option grant. Upon adoption of the 2009 Plan, new grants under the 1987 Plan were frozen, but all outstanding options continue to vest and are exercisable in accordance with their terms.

Outstanding Option-Based & Share-Based Awards

Outstanding option-based and share-based awards (DSUs) for each of our Independent Directors as of December 31, 2011 were as follows:

		OPTION-BASED AWARDS				SHARE-BASED AWARDS

	NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#)	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE (MM/DD/YY)	VALUE OF UNEXERCISED IN-THE- MONEY OPTIONS(1) ($)	NUMBER OF SHARES OR UNITS THAT HAVE NOT VESTED (#)	MARKET OR PAYOUT VALUE OF SHARE-BASED AWARDS THAT HAVE NOT VESTED ($)	MARKET OR PAYOUT VALUE OF VESTED SHARE-BASED AWARDS NOT PAID OUT OR DISTRIBUTED(2) ($)

NOMINEES	Hon. J. Trevor Eyton	10,000	C35.98	05/09/17	NIL	NIL	NIL	176,830

	Lady Barbara Thomas Judge	10,000	C47.98	12/31/13	NIL	NIL	NIL	1,095,340
		10,000	C35.98	05/09/17	NIL

	Dr. Kurt J. Lauk	NIL	NIL	NIL	NIL	NIL	NIL	69,460

	Lawrence D. Worrall	10,000	C35.98	05/09/17	NIL	NIL	NIL	566,430

	William Young	NIL	NIL	NIL	NIL	NIL	NIL	175,930

RETIRING	Michael D. Harris	10,000	C41.325	12/31/12	NIL	NIL	NIL	3,645,060
		10,000	C37.25	12/31/14	NIL
		10,000	C35.98	05/09/17	NIL

	Louis E. Lataif	10,000	42.115	12/31/13	NIL	NIL	NIL	494,430
		10,000	34.565	05/09/17	NIL

	Donald Resnick	10,000	C35.98	05/09/17	NIL	NIL	NIL	610,920

Notes:

1.
Determined using the closing price of Magna Common Shares on the TSX on December 30, 2011 and the BoC noon spot rate on such date, except for Mr. Lataif, whose options are priced in U.S. dollars and for which the closing price of Magna Common Shares on NYSE on December 30, 2011 was used.

2.
Represents the value of Independent Directors' DSUs based on the closing price of Magna Common Shares on the NYSE on December 30, 2011.

ABOUT THE MEETING      29

Incentive Plan Awards - Value Vested During the Year

The values of option-based and share-based awards (DSUs) which vested in the year ended December 31, 2011 are set forth below:

	NAME	OPTION-BASED AWARDS - VALUE VESTED DURING THE YEAR ($)		SHARE-BASED AWARDS - VALUE VESTED DURING THE YEAR(1) ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION - VALUE EARNED DURING THE YEAR ($)

NOMINEES	Hon. J. Trevor Eyton	145,370	(2)	127,850	NIL

	Lady Barbara Thomas Judge	145,370	(2)	254,050	NIL

	Dr. Kurt J. Lauk	NIL		59,080	NIL

	Lawrence D. Worrall	145,370	(2)	90,000	NIL

	William Young	NIL		157,240	NIL

RETIRING	Michael D. Harris	145,370	(2)	90,000	NIL

	Louis E. Lataif	172,650	(3)	90,000	NIL

	Donald Resnick	145,370	(2)	90,000	NIL

Notes:

1.
Represents the aggregate grant date value of retainers and fees allocated to DSUs in 2011.

2.
The stock options included in the table above for each of Messrs. Eyton, Harris, Worrall and Resnick and for Lady Thomas Judge vested on May 11, 2011. The amounts shown assume that such options were exercised on the vesting date and the underlying shares sold for a price equal to the closing price of Magna Common Shares on the TSX on such date, with the in-the-money value converted to U.S. dollars at the BoC noon spot rate on such date.

3.
Mr. Lataif's stock options vested on May 11, 2011 and are priced in U.S. dollars. The amount shown assumes that such options were exercised on the vesting date and the underlying shares sold for a prices equal to the closing price of Magna Common Shares on NYSE on such date.

SECURITIES MAINTENANCE REQUIREMENT

Securities Maintenance Requirement Increased to $750,000

Independent Directors are subject to a securities maintenance requirement with respect to Magna Common Shares and/or DSUs. During 2011, the securities maintenance requirement was formalized in our Board Charter which also increased the minimum requirement from three times the annual retainer ($450,000) to five times the annual retainer ($750,000).

Time Period for Satisfying Securities Maintenance Requirement

Independent Directors first elected or appointed after the increase in the share maintenance requirement, are entitled to a period of five years in which to accumulate Magna Common Shares and/or DSUs with a minimum value of $750,000. Additionally, all directors who have served since before January 1, 2011, have until December 31, 2013 to increase their holdings to a minimum value of $750,000.

Every Independent Director Exceeds or is On Target

As of the Record Date, four of eight (50%) of our current Independent Directors exceeded the share maintenance requirement, while the remaining four (50%) are on target to meet the requirement within the time period discussed above.

			STATUS

	NAME	RECORD DATE VALUE OF COMMON SHARES AND DSUS ($)	ON TARGET(1)	EXCEEDS

NOMINEES	Hon. J. Trevor Eyton	253,120	✓

	Lady Barbara Thomas Judge	1,760,570		✓

	Dr. Kurt J. Lauk	99,420	✓

	Lawrence D. Worrall	896,900		✓

	William Young	526,820	✓

RETIRING	Michael D. Harris	5,218,320		✓

	Louis E. Lataif	707,780	✓

	Donald Resnick	874,570		✓

Note:

1.
Independent Directors who are currently accumulating Magna securities within the time period allowed have been described as being "On Target".

30     ABOUT THE MEETING

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE	32
REPORT OF THE AUDIT COMMITTEE	34
REPORT OF THE CORPORATE GOVERNANCE AND COMPENSATION COMMITTEE	37
REPORT OF THE NOMINATING COMMITTEE	40
REPORT OF THE HEALTH AND SAFETY AND ENVIRONMENTAL COMMITTEE	42

CORPORATE GOVERNANCE

GOVERNANCE REGULATION

Magna's Common Shares are listed on the TSX and the NYSE. In addition to being subject to regulation by these stock exchanges, we are subject to securities and corporate governance regulation by the Canadian Securities Administrators ("CSA"), including the Ontario Securities Commission, and the United States Securities and Exchange Commission ("SEC").

"Appendix A - Statement of Corporate Governance Practices" to this Circular contains a description of our corporate governance practices. We meet or exceed all of the guidelines established by the CSA in National Policy 58-201. Additionally, although not required to comply with most of NYSE's Corporate Governance Standards, our practices do not differ significantly from those standards except as disclosed in the "Statement of Significant Governance Differences (NYSE)" which can be found on our website (www.magna.com) under "Corporate Governance".

BOARD'S STEWARDSHIP ROLE

The Board is responsible for the overall stewardship of Magna. To this end, the Board: supervises the management of the business and affairs of Magna in accordance with the legal requirements set out in the Business Corporations Act (Ontario), as well as other applicable law; and jointly with Executive Management, seeks to create long-term shareholder value. The Board's stewardship role, specific responsibilities, compositional requirements and various other matters are set forth in the Board Charter, which can be found on our website (www.magna.com) under "Corporate Governance".

DELEGATION TO STANDING BOARD COMMITTEES

In order to enable it to effectively fulfill its responsibilities, the Board has established four standing committees. The nature and scope of authority and responsibility delegated to each standing committee is set forth in the Committee charters, which can also be found on our website (www.magna.com) under "Corporate Governance".

32     CORPORATE GOVERNANCE

BOARD COMMITTEES

Four Standing Committees

Our Board has established four standing Committees, the current members of which are as follows:

NAME	AUDIT COMMITTEE	CORPORATE GOVERNANCE & COMPENSATION COMMITTEE	NOMINATING COMMITTEE	HEALTH AND SAFETY AND ENVIRONMENTAL COMMITTEE

Hon. J. Trevor Eyton	•	-	-	-

Michael D. Harris	-	• (Chair)	• (Chair)	-

Lady Barbara Thomas Judge	-	-	-	•

Louis E. Lataif	-	•	-	•

Dr. Kurt J. Lauk	•	-	-	-

Donald Resnick	• (Chair)	•	-	• (Chair)

Lawrence D. Worrall	•	-	•	•

William Young	•	-	•	-

Frank Stronach	-	-	-	-

Donald J. Walker	-	-	-	-

Committee Independence

Each standing Board Committee is composed solely of Independent Directors. Committee independence is required under our Board Charter and the charter of each Committee. A summary of each Committee's mandate and other relevant information is set forth in the Committee Reports below.

Special Committees

In addition to the Board's standing Committees, the Board has from time to time established special committees composed entirely of Independent Directors to review and make recommendations on specific matters or transactions. During 2011, no such Committees were established.

Committee Reports

A report of each standing Committee follows. Each report summarizes the Committee's mandate, composition and principal activities in respect of 2011 and to date in 2012. In addition, a separate CGCC report on executive compensation precedes the Compensation Discussion & Analysis section of this Circular.

CORPORATE GOVERNANCE      33

REPORT OF THE AUDIT COMMITTEE

MANDATE

The Audit Committee serves to assist the Board in fulfilling its oversight responsibilities with respect to financial matters, including by taking responsibility for the following:

  •
  selection, compensation and oversight of the independent auditor;

  •
  reviewing and approving the objectives and scope of the external audit;

  •
  evaluating the quality control procedures, performance and independence of the independent auditor;

  •
  satisfying itself generally that there is a good working relationship between Executive Management and the independent auditor;

  •
  satisfying itself that Executive Management has established and is maintaining an adequate and effective system of internal control over financial reporting;

  •
  overseeing the work plan, performance, staffing and resources of our Internal Audit Department;

  •
  reviewing and discussing with the independent auditor our critical accounting policies to ensure that they are appropriate and consistent with Magna's needs and applicable requirements;

  •
  assessing with management our material risk exposures and our actions to identify, monitor and mitigate such exposures;

  •
  overseeing the implementation, operation and effectiveness of our Code of Conduct and Good Business Line; and

  •
  reviewing and approving public disclosures containing financial information.

COMPOSITION

The Audit Committee Charter mandates a committee composed of between three and five Independent Directors:

  •
  each of whom is "financially literate"; and

  •
  at least one of whom is a "financial expert",

as those terms are defined under applicable law. Audit Committee members are restricted from serving on the audit committees of more than three boards of public companies in total. The Audit Committee complies with these requirements.

MEMBERS	INDEPENDENT	FINANCIALLY LITERATE	FINANCIAL EXPERT	SERVES ON 3 OR FEWER AUDIT COMMITTEES	2011 ATTENDANCE

Donald Resnick (Chairman)	✓	✓	✓	✓	100%

Hon. J. Trevor Eyton	✓	✓		✓	100%

Louis E. Lataif (until May 5, 2011)	✓	✓		✓	100%

Dr. Kurt J. Lauk (from May 5, 2011)	✓	✓	✓	✓	100%

Lawrence D. Worrall	✓	✓	✓	✓	100%

William Young (from May 5, 2011)	✓	✓	✓	✓	100%

34     CORPORATE GOVERNANCE

CHANGES TO COMMITTEE COMPOSITION

Dr. Kurt Lauk and William Young joined the Audit Committee effective May 5, 2011. Louis Lataif stepped down from the Audit Committee on the same date.

PRINCIPAL ACTIVITIES

The Audit Committee's principal activities and achievements in respect of fiscal 2011 and to date in 2012 include:

  Financial Statements

  •
  recommending to the Board the audited annual and unaudited interim Consolidated Financial Statements and Management's Discussion and Analysis of Results of Operation and Financial Position ("MD&A");

  •
  reviewing, discussing with management and the independent auditor and monitoring the application of Magna's critical accounting policies; and

  •
  recommending for approval all earnings-related press releases.

  Internal Controls

  •
  satisfying itself as to the effectiveness of Magna's system of internal controls, including through receipt of updates at each Audit Committee meeting relating to internal controls testing results and management follow-up on matters identified.

  U.S. GAAP Transition

  •
  monitoring the progress of the transition from Canadian GAAP to U.S. GAAP effective in respect of Magna's first quarter 2011 consolidated financial statements.

  Independent Auditor

  •
  reviewing and discussing with Ernst & Young various required communications and written disclosures;

  •
  satisfying itself as to Ernst & Young's independence;

  •
  receiving and reviewing with Ernst & Young its reports on Magna's financial statements and internal controls;

  •
  evaluating the performance, and considering the rotation, of the independent auditor;

  •
  recommending to the Board and shareholders that Ernst & Young be reappointed as Magna's independent auditor; and

  •
  pre-approving all services and related fees paid or payable to Ernst & Young in respect of 2011.

  Internal Audit

  •
  monitoring and assessing the effectiveness of Magna's Internal Audit Department, including through discussions with the Vice-President, Internal Audit and receipt of update presentations at each Audit Committee meeting regarding the Department's audits, reviews, investigations and other activities; and

  •
  satisfying itself that the Department's staffing and resources are appropriate to ensure it is able to carry out its duties.

CORPORATE GOVERNANCE      35

  Risk Management

  •
  assessing Magna's material potential risks, as they are disclosed in Magna's MD&A and Annual Information Form;

  •
  receiving quarterly updates on material litigation and other contingencies; and

  •
  satisfying itself as to Magna's risk mitigation processes, including in respect of finance and investments, commodities and hedging, treasury, tax and transfer pricing, product warranty, customer receivables, supplier solvency, conducting business in foreign jurisdictions, and other areas.

  Ethical Business Conduct

  •
  receiving quarterly updates on matters relating to ethical business conduct under our Code of Conduct, including those submitted through Magna's Good Business Line, and monitoring actions taken in response to such submissions.

  Committee Charter

  •
  reviewing the Audit Committee Charter.

COMMITTEE APPROVAL OF REPORT

Management is responsible for the preparation and presentation of Magna's consolidated financial statements, the financial reporting process and the development and maintenance of Magna's system of internal controls. Ernst & Young is responsible for performing an independent audit on, and issuing its reports in respect of:

  •
  Magna's consolidated financial statements in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB"); and

  •
  the effectiveness of Magna's internal control over financial reporting, in accordance with the standards of the PCAOB.

The Audit Committee monitors and oversees these processes in accordance with the Audit Committee Charter and applicable law.

Based on these reviews and discussions, including a review of Ernst & Young's Report on Financial Statements and Report on Internal Controls, the Audit Committee has recommended to the Board and the Board has approved the following in respect of the fiscal year ended December 31, 2011:

  •
  inclusion of the Consolidated Financial Statements in Magna's Annual Report;

  •
  MD&A;

  •
  Annual Information Form in respect of 2011; and

  •
  other forms and reports required to be filed with applicable Canadian securities commissions, the SEC, the TSX and NYSE.

The Audit Committee is satisfied that it has fulfilled the duties and responsibilities assigned to it under its charter in respect of the year ended December 31, 2011. This Audit Committee report is dated as of March 22, 2012 and is submitted by the Audit Committee.

Donald Resnick (Chairman)
J. Trevor Eyton	Kurt J. Lauk	Lawrence D. Worrall	William Young

36     CORPORATE GOVERNANCE

REPORT OF THE CORPORATE GOVERNANCE AND COMPENSATION COMMITTEE

MANDATE

The CGCC serves to assist the Board with respect to a number of governance and compensation matters, including by reviewing, considering and making recommendations with respect to the following matters:

  •
  developing our overall system of corporate governance;

  •
  monitoring proposed changes in applicable corporate governance requirements;

  •
  monitoring and assessing the relationship between the Board and Executive Management;

  •
  overseeing the evaluation of the effectiveness of the Board and its Committees;

  •
  reviewing and making recommendations to the Board with respect to compensation for Corporate Management (as defined in our Corporate Constitution), as well as incentive and equity compensation generally;

  •
  administering our stock option plans;

  •
  reviewing and making recommendations on Independent Director compensation;

  •
  acting as administrator of our pension plans for regulatory purposes and overseeing the day to day administration of such plans by a pension committee composed of Magna employees; and

  •
  reviewing the management succession plan developed by the Chief Executive Officer.

COMPOSITION

The CGCC Charter mandates a committee of between three and five directors all of whom must be Independent Directors. The CGCC complies with this requirement.

MEMBERS	INDEPENDENT	ATTENDANCE

Michael D. Harris (Chairman)	✓	100%

Louis E. Lataif (from January 11, 2011)	✓	100%

Donald Resnick	✓	100%

CHANGES TO COMMITTEE COMPOSITION

On January 11, 2011, the Board appointed Louis Lataif to the CGCC.

CORPORATE GOVERNANCE      37

PRINCIPAL ACTIVITIES

The CGCC's principal activities and achievements in 2011 and to date in 2012 include:

  Corporate Governance

  •
  considering and approving a number of significant corporate governance enhancements which have been formalized in the Board Charter, including:

  •
  adoption of "say on pay", giving shareholders the annual opportunity to vote on an advisory resolution relating to Magna's approach to executive compensation, commencing with the Meeting;

  •
  adoption of a majority voting policy;

  •
  an independent Board Chair;

  •
  formal separation of the Board Chair and CEO roles;

  •
  the requirement that a minimum of two-thirds of the members of the Board be independent;

  •
  the requirement that Board Committees be composed entirely of Independent Directors;

  •
  a limitation on Board interlocks;

  •
  an increase in the director equity maintenance requirement from 3x to 5x the annual retainer;

  •
  discontinuation of Director stock option grants;

  •
  adoption of a formal policy confirming disclosure of detailed shareholders' meeting voting results;

  •
  minimum director attendance standards;

  •
  external facilitation of the Board evaluation process in respect of 2011; and

  •
  adoption of a formal director education policy.

  Shareholder Engagement

  •
  participating (through the Board Chair/CGCC Chairman) in shareholder engagement meetings with significant shareholders and shareholder representative organizations, such as the Canadian Coalition for Good Governance (the "Canadian Coalition").

  Executive Compensation

  •
  overseeing Magna's executive compensation system;

  •
  considering and recommending to the Independent Directors the changes to Magna's executive compensation program discussed under "Compensation Discussion & Analysis - Elements of Magna's 2011 Executive Compensation Program - Compensation Decisions Made in 2012", including the reduction in executive profit sharing percentages as Magna's profit increases beyond specified levels;

  •
  approving a grant of stock options in 2012 to a group of 90 executive and non-executive employees in respect of their performance in 2011.

38     CORPORATE GOVERNANCE

  Related Party Governance

  •
  reviewing and ensuring that the terms of lease renewals and expansions for leases between Magna business units and MI Developments Inc. ("MID") were effected on an arm's length basis (until June 30, 2011, the date MID ceased to be an affiliated entity of Frank Stronach); and

  •
  overseeing the process relating to the sale of excess corporate properties discussed under "Interests of Management and Other Insiders in Certain Transactions".

  Succession Planning

  •
  satisfying itself that an appropriate succession plan is in place for the Chief Executive Officer, other executive officers, key members of management at Magna's operating Groups and certain other corporate officers.

  CGCC Charter

  •
  reviewing the CGCC Charter; and

  •
  reviewing and recommending to the Board a revised Board Charter reflecting the corporate governance enhancements discussed above.

  Proxy Circular

  •
  reviewing, participating in the preparation of and recommending for approval this Circular.

In light of the corporate governance enhancements listed above, the CGCC believes that Magna's corporate governance policies and processes increase Board accountability to shareholders, further align the interests of Independent Directors and shareholders and reflect almost all major recognized governance best practices in Canada.

COMMITTEE APPROVAL OF REPORT

Based on the foregoing and all other activities undertaken or overseen by the CGCC, the CGCC is satisfied that it has fulfilled the duties and responsibilities assigned to it under its charter in respect of the year ended December 31, 2011. This CGCC Committee report is dated as of March 22, 2012 and is submitted by the CGCC.

Michael D. Harris (Chairman)
Louis E. Lataif		Donald Resnick

CORPORATE GOVERNANCE      39

REPORT OF THE NOMINATING COMMITTEE

MANDATE

The Nominating Committee serves to assist the Board in ensuring that it is appropriately constituted in order to fulfill its mandate, including by making recommendations to the Board with respect to:

  •
  Board size and composition;

  •
  criteria for Board membership, including such factors as integrity, independence, diversity of experience and leadership;

  •
  suitable nominees to be proposed for election by shareholders at each annual meeting of shareholders;

  •
  the independence of directors and nominees for the purpose of their membership on the Board and each Committee;

  •
  whether extraordinary circumstances exist that would justify rejecting a director's resignation pursuant to our majority voting policy;

  •
  whether to fill vacancies arising between shareholder meetings and, if so, suitable candidates;

  •
  reviewing any material changes in the status of a director which could adversely impact the director's ability to carry out his or her duties on the Board and any Committee; and

  •
  the allocation of directors to serve on Board Committees.

COMPOSITION

The Nominating Committee Charter mandates a committee composed of between two and five Independent Directors. The Nominating Committee complies with this requirement.

MEMBERS	INDEPENDENT	ATTENDANCE

Michael D. Harris (Chairman)	✓	100%

Louis E. Lataif (until January 24, 2012)	✓	100%

Lawrence D. Worrall (from January 24, 2012)	✓	100%

William Young (from January 24, 2012)	✓	100%

CHANGES TO COMMITTEE COMPOSITION

Lawrence Worrall and William Young joined the Nominating Committee on January 24, 2012. Louis Lataif stepped down from the Nominating Committee on the same date.

PRINCIPAL ACTIVITIES AND ACHIEVEMENTS

The Nominating Committee's principal activities and achievements in respect of fiscal 2011 and to date in 2012 include:

  Board Composition

  •
  overseeing the preparation of an updated board matrix identifying the diversity of skills, expertise and experience represented on the Board, as well as the needs to be addressed through recruitment of new director candidates;

40     CORPORATE GOVERNANCE

  •
  considering the optimal number of directors needed to enable the Board to effectively fulfill its responsibilities;

  •
  retaining Russell Reynolds Associates to assist in the identification, assessment and recruitment of new directors as part of the Board's continuing renewal efforts; and

  •
  recommending Scott Bonham, Peter G. Bowie and V. Peter Harder as new nominees for election by shareholders.

  Independence

  •
  evaluating the independence of each nominee proposed for election by shareholders at Magna's 2012 annual meeting of shareholders.

  Charter

  •
  reviewing the Nominating Committee Charter.

COMMITTEE APPROVAL OF REPORT

Based on the foregoing and all other activities undertaken or overseen by the Nominating Committee, the Nominating Committee is satisfied that it has fulfilled the duties and responsibilities assigned to it under its charter in respect of the year ended December 31, 2011. This Nominating Committee report is dated as of March 22, 2012 and is submitted by the Nominating Committee.

Michael D. Harris (Chairman)
Lawrence D. Worrall		William Young

CORPORATE GOVERNANCE      41

REPORT OF THE HEALTH AND SAFETY AND ENVIRONMENTAL COMMITTEE

MANDATE

The HSEC serves to assist the Board with respect to its oversight of employee health and safety matters, as well as the Corporation's approach to environmental matters, including by taking responsibility for the following and making recommendations thereon:

  •
  reviewing health, safety and environmental ("HSE") policies, procedures and programs;

  •
  reviewing the organization of and communication procedures implemented by our Health and Safety and Environmental Departments to ensure HSE policies and procedures are being effectively implemented and enforced on a global basis;

  •
  assessing Magna's compliance with HSE-related regulatory requirements and internal policies, procedures and programs;

  •
  monitoring HSE-related regulatory requirements which could have a material impact on our operations or the duties imposed on the Board;

  •
  monitoring HSE-related litigation and regulatory proceedings, as well as actions implemented by management to address any such issues; and

  •
  reviewing and reporting to the Audit Committee any potentially material HSE liabilities and satisfying itself as to the adequacy of financial provisions or reserves established in respect of such liabilities.

COMPOSITION

The HSEC Charter mandates a committee composed of between two and five Independent Directors. The HSEC complies with this requirement.

MEMBERS	INDEPENDENT	ATTENDANCE

Donald Resnick (Chairman)	✓	100%

Lady Barbara Thomas Judge (from February 23, 2011)	✓	67%*

Louis E. Lataif (from May 5, 2011)	✓	100%

Lawrence D. Worrall	✓	100%

*
Lady Thomas Judge was absent from one HSEC meeting in 2011 due to medical reasons and would otherwise have had 100% attendance.

CHANGES TO COMMITTEE COMPOSITION

Lady Barbara Thomas Judge joined the HSEC effective February 23, 2011. Louis Lataif joined the HSEC effective May 5, 2011.

42     CORPORATE GOVERNANCE

PRINCIPAL ACTIVITIES AND ACHIEVEMENTS

The HSEC's principal activities and achievements in respect of fiscal 2011 include:

  Audits and Assessments

  •
  reviewing quarterly and annual reports with respect to results of internal HSE compliance audits and assessments and monitoring the actions being taken by management to address any matters identified in the course of such audits and assessments.

  Liabilities

  •
  reviewing quarterly updates with respect to litigation and regulatory actions relating to HSE matters; and

  •
  assessing the sufficiency of financial reserves related to environmental matters.

  Regulatory Changes

  •
  assessing the impact of proposed regulatory changes on Magna's operations.

  Charter

  •
  reviewing the HSEC Charter.

COMMITTEE APPROVAL OF REPORT

Based on the foregoing and all other activities undertaken or overseen by the HSEC, the HSEC is satisfied that it has fulfilled the duties and responsibilities assigned to it under its charter in respect of the year ended December 31, 2011. This HSEC report is dated as of March 22, 2012 and is submitted by the HSEC.

Donald Resnick (Chairman)
Lady Barbara Thomas Judge	Louis E. Lataif	Lawrence D. Worrall

CORPORATE GOVERNANCE      43

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EXECUTIVE COMPENSATION

CGCC COMPENSATION REPORT TO SHAREHOLDERS	46
COMPENSATION DISCUSSION AND ANALYSIS	49
SUMMARY COMPENSATION TABLE	81
INCENTIVE PLAN AWARDS	83

CGCC COMPENSATION REPORT TO SHAREHOLDERS

March 29, 2012

Dear Shareholder,

Magna is a unique company with an entrepreneurial compensation system which we believe has been critical to the company's past success and will continue to be vital in the future. While the Compensation Discussion & Analysis which follows this CGCC Compensation Report seeks to help you understand our system, this report is intended to give you an overview of Magna's approach to compensation.

General Approach to Executive Compensation

Magna operates in a highly competitive global industry, which means that the ability to attract, motivate and retain skilled managers is critical to its success. In our view, the most desirable managers are those who take ownership of a business and run it as if it was their own. Over the last 50+ years, Magna has established a framework which seeks to create the basis for entrepreneurial management behavior at each of the three primary levels of management - Divisional, Group and Executive - through operational autonomy and decentralization, combined with the following basic compensation principles:

  •
  Relatively low fixed compensation - base salaries for management are below industry norms and, in many cases, below the salaries of those reporting to them. Additionally, Magna does not provide a defined benefit pension plan to management, consistent with its compensation approach to employees, generally. By way of example, fixed compensation in the form of base salary for Magna's Chief Executive Officer represented only 2% of his total compensation in 2011.

  •
  Annual bonuses are based on direct profit sharing - annual bonuses are tied directly to Magna's profits and thus are "at risk". Profit-based bonuses are paid partially in cash and partially in the form of restricted stock units, the payout of which is deferred for over two years and tied to the market price of Magna's Common Shares.

In addition to low base salaries and annual bonuses tied directly to profitability, Magna's compensation system incorporates a number of other important elements, including significant share maintenance requirements for executives, as well as various compensation risk management tools.

Among other things, Magna's compensation system seeks to:

  •
  align pay with performance;

  •
  align the interests of management with those of shareholders;

  •
  encourage responsible decision-making and discourage excessive risk-taking; and

  •
  achieve consistency, transparency and simplicity.

46     EXECUTIVE COMPENSATION

The Central Importance of Profitability

As you will note from this report and the Compensation Discussion & Analysis which follows, profit is the central performance measure in our compensation system for three main reasons:

  •
  Compensation should be based on performance measures which are within management's control - in our business, the extent of a business unit's profitability is a measure of the effectiveness of the unit's management team since that team has the authority to control its cost structure, determine which production programs to pursue, establish its product pricing and manage its production efficiency and product quality.

  •
  A profit-based compensation system is a true pay for performance system - ultimately, profitability can be expected to drive other key performance measures such as stock price. Additionally, a company's profitability determines its ability to return capital to shareholders through dividends and/or share buy-back programs, as well as its ability to reinvest in research and development, acquisitions and capital spending for future growth.

  •
  We have established a "fair enterprise" system in which corporate profits are shared among key stakeholders - fair enterprise recognizes that profits must be shared in a transparent and objective way with the employees and managers whose efforts helped generate them, the shareholders whose capital is employed in our business and the communities in which we operate.

In the last few years, the Board has witnessed first-hand the effectiveness of the incentives created by Magna's compensation system. In particular, the Board believes that a key factor in Magna's relatively quick rebound in North America from the 2008-2009 global recession was the strong compensation system incentive to achieve profitability. The result was solid profitability in 2010 despite relatively low vehicle production levels by Magna's customers, which set the basis for our financial performance in 2011.

Success in Achieving Our Objectives During 2011

Overall, Magna generated strong results in 2011, including:

  •
  sales of $28.7 billion;

  •
  income from operations before income taxes of $1.2 billion;

  •
  net income attributable to Magna of $1.0 billion; and

  •
  diluted earnings per share of $4.20.

Magna also reinvested $1.2 billion in fixed assets and returned a significant amount of capital to shareholders in the form of both dividends and share repurchases, with 11.2 million shares having been repurchased since November 2010. Recently, the Board approved an increased quarterly dividend of $0.275 per Common Share in respect of the quarter ended December 31, 2011, representing a 10% increase over the prior quarter's dividend.

As a result of the consolidation of Magna's executive management team in the second half of 2010 and 2011, Magna's 2011 results were achieved at a significantly lower overall management cost to shareholders. Excluding profit sharing fees paid to Frank Stronach and entities affiliated with him, the amount shown as total compensation in 2011 for all members of Executive Management described in this Circular declined 49% compared to the equivalent amount in 2010 for the members of Executive Management described in Magna's 2011 proxy circular, despite significantly increased sales and increased profitability year-over-year.

EXECUTIVE COMPENSATION      47

The CGCC engaged its compensation advisor to "back-test" compensation for the members of Executive Management described in the Compensation Discussion & Analysis which follows. As you will see from the charts in Section E of the Compensation Discussion & Analysis which follows, pay for performance is strongly aligned on a one-year and three-year basis. The three-year analysis includes fiscal years 2008, 2009 and 2010, in respect of which the CGCC had implemented total compensation adjustments which represented a temporary departure from Magna's regular executive compensation system in response to extraordinary industry and global economic circumstances. What is important to note from the pay for performance analysis is that pay and performance remained aligned over those time periods even when taking into account the total compensation adjustments. Nevertheless, the CGCC and the Board have no intention of repeating these adjustments.

In addition to the strong alignment between pay and performance, we believe that Magna's compensation program continues to achieve success in a number of other respects which are also discussed in Section E of the Compensation Discussion & Analysis which follows.

2012 Compensation Program Enhancements

The Independent Directors, on the recommendation of the CGCC, have approved a number of important enhancements to Magna's executive compensation program to further align the interests of management with those of shareholders, including:

  •
  Reduced Profit Sharing: profit sharing percentages for members of Executive Management have been amended, so that the percentage payable to each Executive will now decline as our profits increase above specified levels. In addition to moderating executive compensation, this change may reduce any organizational risk associated with Magna's executive compensation system.

  •
  Greater Proportion of Compensation Deferred: an increased proportion of Executive Management's profit-based compensation will be deferred in the form of RSUs. This change seeks to further enhance alignment between Executive Management and shareholders, since the RSUs are tied to the market price of our Common Shares and the payout value is "at risk". In addition, increasing the proportion of deferred compensation can be expected to further reduce incentives toward short-term decision making.

  •
  Long-Term Incentives: while long-term incentives have in recent years been granted on an irregular basis, stock options are now expected to be a consistent, long-term element of our compensation program. Options granted to all employees in any year, including members of Executive Management, are expected to represent less than 1% of our issued and outstanding shares in that year.

  •
  Elimination of Tax Gross-Ups: tax gross-ups on life insurance premium reimbursements have been permanently discontinued, effective in March 2012. There are no other elements of our executive compensation system which include a tax gross-up.

While Magna's compensation system already demonstrates strong pay for performance alignment, we believe that the enhancements described above will further strengthen such alignment.

At our May 2012 annual meeting, you will have the opportunity to express your views on Magna's approach to executive compensation through an advisory "say on pay" vote. For the reasons set out above and in the CD&A, the CGCC and the Board believe that Magna's compensation system continues to be successful in encouraging the right management behavior and responsible decision-making, as well as generating strong alignment between pay and performance.

Michael D. Harris Chairman, CGCC
Louis E. Lataif		Donald Resnick

48     EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

KEY TERMS USED IN THIS SECTION

CD&A:	the Compensation Discussion and Analysis section of this Circular
Executive:	any one member of Executive Management
Executive Management:
our Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, Chief Marketing Officer and Chief Operating Officer - Exteriors, Interiors, Seating, Mirrors and Closures and President, Cosma International
Fasken:	the CGCC's independent legal advisors, Fasken Martineau DuMoulin LLP
Hay Group:	the CGCC's independent compensation advisor, Hay Group Canada Limited
Named Executive Officers or NEOs:	the five members of Executive Management mentioned above, together with our Founder, Frank Stronach
peer group:	the group of 20 companies discussed below under "Compensation Benchmarking", against which the compensation of our Executives is compared or benchmarked

SECTION SUMMARY

This CD&A is divided into the following sub-sections:

SUB-SECTION	DESCRIPTION	PAGE

A	Discusses the role of compensation in our corporate culture, the centrality of entrepreneurialism to our compensation program and the objectives of our executive compensation program and other matters	50

B	Addresses the Board's responsibility for executive compensation as well as the scope of the CGCC's role and discusses the CGCC's process for making compensation decisions	53

C	Describes both Hay Group's role in the compensation process and their benchmarking methodology	57

D	Provides an overview and detailed description of the elements of our executive compensation program	60

E	Reviews our record in achieving the objectives of our executive compensation program, including in particular our success in aligning pay and performance	74

F	Describes our compensation risk mitigation practices	79

G	Contains the Summary Compensation Table and other detailed compensation disclosure	81

EXECUTIVE COMPENSATION      49

A. COMPENSATION PROGRAM BACKGROUND AND CONTEXT

The Role of Compensation in Our Corporate Culture	We maintain a unique, entrepreneurial corporate culture which seeks to balance the interests of various stakeholders, including shareholders, employees and management. This culture is reflected in the Corporate Constitution, embedded in our articles of incorporation, which establishes profit sharing formulas for each of these types of stakeholders. For example, under the Corporate Constitution:
• shareholders share in our profits through a minimum dividend policy;
• employees share in the profits that they help to generate through an employee profit sharing program;
• management shares in the profits that they help to generate through an annual profit sharing bonus that comprises the largest part of their compensation;
• communities in which we operate share in our profits through social, charitable and political contributions; and
• a minimum portion of profits are reinvested in our business through spending on research and development.

We believe that our corporate culture has been a critical factor in our historic growth and success and expect it will continue to be a critical factor in our ability to create long-term shareholder value. Similarly, we believe that the employee and management profit sharing elements of the Corporate Constitution have been essential to our ability to attract and retain our skilled, entrepreneurial employees and managers, as well as to create effective direct incentives for them to achieve strong performance in a cyclical and highly competitive industry. Finally, the transparent and objective sharing of profits among stakeholders in a coherent system forms an important part of what we refer to as "fair enterprise".
Entrepreneurialism - The Root of Our Compensation Program
Magna's roots go back to 1957 with the founding by Frank Stronach of a one-man tool and die shop called Multimatic. As Multimatic grew, the business faced the challenge of retaining key managers, many of whom wanted to establish their own businesses. Recognizing that employees perform at the highest level when they feel like an owner of a business, Mr. Stronach sought to give both managers and employees a direct connection to the success of the business unit they were involved in. In the case of managers, this meant giving them a simple, objective and transparent share of the profits of the facilities they managed. In addition to helping retain managers, Magna's early profit sharing culture created strong individual incentives to help drive corporate profitability.

50     EXECUTIVE COMPENSATION

Objectives of Our Executive Compensation Program
Our current executive compensation program still reflects Magna's entrepreneurial roots and some of the techniques developed long ago to attract, motivate and retain key employees. These techniques include low base salaries for managers, a profit sharing bonus comprising the largest proportion of management compensation, the absence of pension plans and significant equity ownership. By structuring our executive compensation around these elements we seek to achieve the following objectives:

OBJECTIVE	HOW ACHIEVED

Reinforce unique entrepreneurial culture	• Low base salaries, direct profit sharing, no pension plans and significant wealth "at risk"

Pay for performance	• Direct profit sharing, representing the largest portion of executive compensation

Alignment with shareholders	• Highly variable profit-based compensation requires sustained and consistent growth in corporate profitability to achieve compensation growth

Encourage responsible business decision-making	• Significant wealth "at risk" through equity ownership

Balance incentives over short, medium and long-term	• Pay mix of short-term cash compensation, mid-term restricted stock units and long-term combination of stock options and restricted shares

Consistent structure across levels of management	• Low base salaries, direct profit sharing, no pension plans

Recognize and reward individual and management team performance	• Individual profit sharing percentages reflect position, skills and competitive positioning, but connection to corporate profitability links to overall management team success

Transparency and objectivity in determination of compensation	• Formula-based profit sharing, instead of target setting approach to compensation

Attract, motivate and retain	• Compensation benchmarked above the median to attract and retain top executive talent

In Section E of this CD&A, we seek to demonstrate how our executive compensation program has succeeded in achieving the above objectives.
Importance of Profit as the Measure of Performance
Different compensation systems use different metrics to tie executive compensation to corporate performance - ours uses profit. While rooted in the entrepreneurial principles on which our corporate culture and compensation systems are based, there are a number of reasons why we believe that profitability remains the best measure of performance in our executive compensation system, including:

• Profit is a performance metric which is within control of management. The choice of profit as the central performance metric, reflects our view that executives should be compensated based on factors which are within their control.

EXECUTIVE COMPENSATION      51

• Profit is a performance metric which ultimately drives long-term share price performance. Stated another way, profit is an input metric; share price is an output metric.

• A commercial business exists for the purpose of generating a profit for its owners, the shareholders. In our fair enterprise model, entitlement to a share of the profits is used to motivate employees and management to achieve profits which are: paid in part to shareholders as a return on their capital; shared with the communities in which we operate in the form of social, charitable and political contributions; and reinvested in the company in the form of research and development and other investments.

52     EXECUTIVE COMPENSATION

B. COMPENSATION DECISION-MAKING: RESPONSIBILITY AND PROCESS

Board Responsible for Executive Compensation	Our Board is responsible for ensuring that our system of executive compensation:
• is consistent with our corporate culture as reflected in the Corporate Constitution and our long-standing compensation philosophies; and
• continues to meet the objectives of attracting, retaining and motivating skilled executives.
Scope of CGCC's Role on Executive Compensation Matters
The Board has delegated to the CGCC responsibility for reviewing, considering and making recommendations on executive compensation matters generally. More specifically, the CGCC has been delegated responsibility for making recommendations with respect to the application of our executive compensation program to certain members of corporate management, including the members of Executive Management discussed in this CD&A. The recommendations of the CGCC are voted on only by Magna's Independent Directors in order to ensure the independence of any compensation decisions.
CGCC Members Have Compensation and Other Relevant Experience
Under the CGCC's Charter, all of the members of the CGCC must be Independent Directors. For 2011, the CGCC consisted of Michael Harris, Louis Lataif and Donald Resnick. Each of these Independent Directors possesses skills and experience relevant to determination of compensation matters, including:

• Michael Harris: Mr. Harris has served as a member of the CGCC since March 2003 and as Chairman since May 2007. In addition to the experience he has gained on the CGCC, he has developed his executive compensation experience on multiple other boards, including through his service as Chair of the Corporate Governance and Compensation Committee of Canaccord Financial Inc.; member of the Executive Compensation Committee of FirstService Corporation; and member of the Compensation, Governance and Nominating Committee of Chartwell Seniors Housing REIT.

• Louis Lataif: Mr. Lataif has served as a member of the CGCC since January 2011. He possesses significant executive compensation experience, including through his service as a member of the Compensation Committee of Group 1 Automotive Inc. and prior service on the Corporate Governance and Compensation Committee of Intier Automotive Inc.

• Donald Resnick: Mr. Resnick has served as Chair of Magna's Audit Committee since he first joined that Committee in February 1982 and as a member of the CGCC since May 2007. Mr. Resnick's cross appointment on these committees assists the Audit Committee in fulfilling its risk oversight responsibilities and the CGCC in promoting responsible decision-making / risk-taking.

EXECUTIVE COMPENSATION      53

As none of the CGCC's members are standing for re-election at the Meeting, the CGCC will be reconstituted following the Meeting.
CGCC Selects and Retains Its Own Independent Advisors
In reviewing, considering and making recommendations on executive compensation matters, the CGCC receives advice and assistance from Hay Group and Fasken, both of which have been selected and retained directly by the CGCC. During 2011, the CGCC met without any members of management present at all nine of the CGCC's meetings, including five such sessions with Hay Group present and eight such sessions with Fasken present.
The specific role of Hay Group, including the nature of the services it provides to the CGCC, is discussed further in Section C of this CD&A.
Executive Compensation Reviewed Annually
The CGCC annually reviews the compensation of Executive Management and other corporate managers who share in Magna's consolidated profits to ensure that our executive compensation practices continue to achieve the program objectives discussed in Section B of this CD&A.
The CGCC no longer reviews Frank Stronach's compensation since it was approved by our shareholders in 2010 in connection with the Arrangement and will phase-out by the end of 2014.
Types of Matters To Be Decided Upon Each Year
The CGCC typically reviews a wide range of information, including:
• benchmarking data demonstrating the competitive positioning of Executive Management's compensation in relation to Magna's peer group;
• pay for performance alignment data;
• compensation risk considerations; and
• general information relating to executive compensation trends and developments.
While the CGCC may review and consider a wide range of information, the key executive compensation matters to be decided by it each year relate to:
• appropriateness of base salary levels;
• the amounts to be delivered in the form of long-term incentives; and
• in extraordinary circumstances, discretionary measures required to ensure that the objectives of our compensation system continue to be met.

54     EXECUTIVE COMPENSATION

Annual Bonuses - Determined by Objective Profit-Based Formula, not Target-Setting
Annual bonuses in our executive compensation system are formula-based instead of target-based. The annual bonus for an Executive is generally specified as a fixed percentage of our Pre-Tax Profits Before Profit Sharing (as determined in accordance with our Corporate Constitution). For example, in 2011 our Chief Executive Officer was entitled to receive 0.50% of our Pre-Tax Profits Before Profit Sharing as an annual cash bonus, together with a further 0.25% of our Pre-Tax Profits Before Profit Sharing as a mid-term incentive paid in the form of restricted share units. This formula-based approach helps to achieve a simple, objective and transparent compensation program which seeks to motivate Executive Management to responsibly generate profits, which ultimately benefits all of our stakeholders.

When an Executive first becomes a corporate "profit participator" - that is, entitled to an annual bonus based on Magna's profits, the CGCC must determine the appropriate percentage of profits to be paid to the Executive as an annual bonus. The process of initially setting the Executive's profit share typically involves:

• in the case of an Executive who reports to our Chief Executive Officer, the Chief Executive Officer's recommendation regarding the level of compensation believed to be necessary to competitively compensate the Executive;

• analysis by the CGCC and its independent advisors of the forecast compensation level based on the proposed profit share percentage and forecast profit levels as per our most current three-year business plan; and
• benchmarking by Hay Group of the proposed compensation for the Executive as compared to equivalent positions within our compensation peer group.

Once an Executive's profit sharing percentage has been approved by the CGCC and the Independent Directors, it is not adjusted annually. However, if an Executive changes responsibilities, his or her profit share may need to be adjusted in order to ensure the Executive is competitively compensated. In making an adjustment to an Executive's profit sharing percentage, the CGCC will typically follow a similar process to that used when a profit share is first established.
CGCC Considers a Wide Range of Factors in its Executive Compensation Decisions
In connection with executive compensation decisions, the CGCC will normally consider a wide range of factors, including:
• core operating and compensation philosophies and principles developed since our founding, such as entrepreneurialism, operational decentralization and profit sharing;
• the terms of our Corporate Constitution;
• alignment of management, employee and shareholder interests to create long-term shareholder value;

EXECUTIVE COMPENSATION      55

• our financial, operating and stock price performance;
• the value of prior-year long-term incentive grants;
• compensation risk considerations;
• compensation benchmarking data;
• feedback received from shareholders and other stakeholders;
• the recommendations of our Chief Executive Officer with respect to Executives reporting to him; and
• the advice and recommendations of Hay Group and Fasken.
In making recommendations to the Independent Directors, the CGCC does not typically rely solely on any one of the above or other factors.
Executive Compensation Decisions Made Without Management Present
While meetings of the CGCC may need certain members of Executive Management present for part of the meeting, such as our Chief Executive Officer and Chief Financial Officer, compensation decisions affecting Executive Management are made by the CGCC without any members of Executive Management present in order to ensure the independence of the decision-making process.
Exercise of Discretion
In extraordinary circumstances, the Board, acting on the CGCC's recommendation, may exercise its discretion to take temporary actions to ensure that one or more of the compensation program's objectives continue to be met.

Following the onset of the global credit crisis and recession which began in the second half of 2008, the Board exercised its discretion to implement temporary total compensation adjustments, based on the CGCC's recommendation. These adjustments were intended to ensure that Magna was able to retain and motivate key Executives in unforeseeable economic circumstances that went far beyond normal auto industry cyclical downturns. The total compensation adjustments first implemented in respect of 2008 were discontinued in 2010. For 2011, our executive compensation program was implemented completely in its customary form.
Board Does Not Intend to Repeat the Total Compensation Adjustments
Despite its belief that the total compensation adjustments were necessary and in the best interests of Magna at the time they were implemented, the Board viewed them as temporary and does not intend to repeat the adjustments in the future.

56     EXECUTIVE COMPENSATION

C. ROLE OF HAY GROUP; COMPENSATION BENCHMARKING METHODOLOGY

Hay Group: Independent Advisor to the CGCC	Hay Group, the CGCC's independent compensation advisor, was selected directly by the CGCC and has been retained by it since 2010. In 2011, Hay Group did not provide any services to Magna other than those provided to the CGCC. Hay Group provides the CGCC general advice on executive compensation matters, including:
• emerging trends and current issues in executive compensation;
• considerations related to the structuring of Magna's executive compensation program;
• the competitive positioning of Magna's executive compensation program through compensation benchmarking against the peer group discussed below; and
• the linkage between pay and performance in Magna's executive compensation program.

The fees paid to Hay Group for the services it provided to the CGCC in 2011 (inclusive of fees in respect of benchmarking of Independent Director compensation as discussed under "About the Meeting - Director Compensation") and 2010 were:

	2011		2010

DESCRIPTION	FEES ($)	% OF TOTAL	FEES ($)	% OF TOTAL

Executive compensation services provided to CGCC	305,710	100	136,410	94

All other services for Magna	NIL	NIL	8,740	6

Total	305,710	100	145,150	100

During 2011, Magna retained Meridian Compensation Partners LP ("Meridian") to provide advice and assistance with respect to compensation program design considerations, pay for performance considerations and general management compensation matters. The retainer of Meridian served to provide Executive Management with a resource to provide advice on potential compensation program design changes and alternatives, as well as the linkage between pay and performance in Magna's compensation system. Meridian's interaction was limited to Executive Management. The fees paid to Meridian for the services it provided to Executive Management in 2011 and 2010 were:

	2011		2010

DESCRIPTION	FEES ($)	% OF TOTAL	FEES ($)	% OF TOTAL

Executive compensation services for Executive Management	36,410	100	NIL	NIL

All other services for Magna	NIL	NIL	NIL	NIL

Total	36,410	100	NIL	NIL

EXECUTIVE COMPENSATION      57

Peer Group Consists of 20 Automotive and Industrial Companies	In assessing the overall competitive positioning of compensation for Executive Management in 2011, Hay Group utilized a peer group consisting of the following automotive suppliers and other industrial companies:

• BMW AG	• Johnson Controls Inc.
• Bombardier Inc.	• Man SE
• Caterpillar Corp.	• Navistar International Corp.
• Continental AG	• PACCAR Inc.
• Cummins Inc.	• Parker Hannifin Corp.
• Deere & Co.	• Rolls-Royce Group PLC
• Eaton Corp.	• Salzgitter AG
• Emerson Electric Co.	• SNC-Lavalin Group Inc.
• Illinois Tool Works Inc.	• Textron Inc.
• Ingersoll-Rand PLC	• TRW Automotive Holdings Corp.

How Were Peer Group Companies Selected?	The companies in our peer group were recommended by Hay Group and approved by the CGCC based on the following criteria:
• Size - consistent with the approach typically adopted by compensation advisors, revenues of peer group companies generally range from approximately 1/2 to 2x those of Magna's.

• Complexity and Geographic Presence - the peer group consists of a mix of North American and European-based industrial companies with a complexity and geographic reach that is similar to Magna's. These peer group companies operate in a range of businesses including: automotive parts; complete vehicles; commercial vehicles/heavy trucks; heavy manufacturing; and engineering services.
• Competitors for Executive Talent - a number of the peer group companies represent companies which compete with Magna for executives; and
• Valid Carryovers - the peer group was last modified in 2010. To help ensure continuity of comparison, almost half (9 of 20) of the peer group companies were carryovers from our prior peer group.
Total Compensation Positioned at the 75th Percentile of the Peer Group
Generally, the CGCC targets total compensation for Executive Management at or above the 75th percentile of peer group total compensation since Magna's revenues are approximately at the 75th percentile of Magna's compensation peer group. Compensation advisors typically view revenues as a reasonable measure of a company's size and complexity.

58     EXECUTIVE COMPENSATION

How is Compensation Benchmarking Data Used by the CGCC?	Compensation benchmarking data is one factor used by the CGCC in assessing whether the objectives of Magna's executive compensation program are being met. Among other things, this requires the CGCC to examine data showing how an Executive's compensation compares against executives of similar positions in the peer group. This information will typically be taken into account when the CGCC makes recommendations regarding the grant of stock options or any discretionary measures necessary to ensure that the objectives of our executive compensation system continue to be achieved. Additionally, the CGCC uses benchmarking data to set the profit sharing percentage of an Executive who is either new to the company, or whose responsibilities have changed enough such that his or her profit sharing percentage should be adjusted.

EXECUTIVE COMPENSATION      59

D. ELEMENTS OF MAGNA'S 2011 EXECUTIVE COMPENSATION PROGRAM

2011 NEOs	For 2011, our Named Executive Officers consisted of:

	• Donald J. Walker	Chief Executive Officer
	• Vincent J. Galifi	Executive Vice-President and Chief Financial Officer
	• Jeffrey O. Palmer	Executive Vice-President and Chief Legal Officer
	• Tommy J. Skudutis	Chief Operating Officer, Exteriors, Interiors, Seating, Mirrors and Closures and President, Cosma International
	• James J. Tobin	Chief Marketing Officer and President, Magna Asia
	• Frank Stronach	Founder, Honorary Chairman and Consultant

2011 Changes in NEOs	Frank Stronach formerly served as our Chairman until May 4, 2011. During 2011, we did not experience any other changes in our Named Executive Officers.
Stronach Compensation Arrangements
Frank Stronach is not employed by us. Magna and certain of its subsidiaries are parties to consulting, business development and business services agreements with Mr. Stronach and certain entities affiliated with him. In 2010, the Arrangement was approved by over 75% of the votes cast by our minority shareholders. As part of the Arrangement, the consulting, business development and business services agreements with Mr. Stronach and his affiliated entities were amended to:
• extend the expiry dates from December 31, 2010 to December 31, 2014, after which they will automatically terminate; and
• establish a declining fee schedule for the remaining term.
The amended agreements are discussed in detail under "Other Information - Management Contracts".

There is no intention or plan to replace the consulting, business development and business services agreements in effect with Mr. Stronach and his affiliated entities with any other form of compensatory arrangements.
Employment Contracts	Each member of Executive Management is subject to an employment agreement which specifies:
• his base salary, and profit sharing percentages payable in cash (STIs) and restricted stock units (MTIs);
• the standard benefits to be provided;
• terms on which compensation can be clawed-back;
• the share maintenance formula applicable to the Executive; and
• the basis on which the Executive's employment may be terminated.

60     EXECUTIVE COMPENSATION

Overview	Our 2011 compensation program for members of Executive Management consisted of the following elements:

Base salaries, Short-Term Incentives ("STIs"), Mid-Term Incentives ("MTIs") and Long-Term Incentives ("LTIs") represented the following percentages of 2011 total compensation:

CEO TOTAL COMPENSATION	AVERAGE EXECUTIVE TOTAL COMPENSATION

(1) Base Salaries:	We maintain base salaries for members of Executive Management which are positioned below the 10th percentile of base salaries in our peer group. These low base salaries are intended to:
• maximize the incentive for each Executive to pursue profitability for the benefit of all of Magna's stakeholders;
• reinforce the link between executive pay and corporate performance; and
• reflect and reinforce our entrepreneurial corporate culture.
During 2011, members of Executive Management received identical base salaries.

NAME	BASE SALARY ($)

Donald J. Walker	310,500

Vincent J. Galifi	310,500

Jeffrey O. Palmer	310,500

Tommy J. Skudutis	310,500

James J. Tobin	310,500

EXECUTIVE COMPENSATION      61

(2) Annual Profit Sharing Bonus - STI portion:	Each member of Executive Management receives a fixed percentage of our Pre-Tax Profits Before Profit Sharing (defined in our Corporate Constitution) as an annual STI which is paid entirely in cash. In order to create maximum incentive to achieve profitability, STIs are earned from the first dollar of Pre-Tax Profits Before Profit Sharing generated by Magna. The annual STI is completely "at risk" and will increase or decrease directly as Magna's Pre-Tax Profits Before Profit Sharing increase or decrease. The combination of low base salaries, as discussed above, together with a highly variable STI and MTI can result in significant fluctuation in executive compensation from one year to the next, depending on our profitability. We believe that this represents true pay for performance. Additionally, we believe that low base salaries combined with a highly variable STI and MTI motivates members of Executive Management to emphasize:
• consistent profitability to achieve stable levels of annual compensation; and
• long-term growth in profitability to achieve long-term compensation growth.

The fixed profit sharing percentage an Executive is entitled to receive as an STI is intended to reflect the Executive's individual contribution to management team performance, although an Executive's STI ultimately reflects overall Magna performance. The profit sharing percentage paid to an Executive as an STI is typically not adjusted annually once it has been set, but it may be adjusted from time to time if an Executive's responsibilities change significantly.
During 2011, Tommy Skudutis was paid STIs based on Magna's consolidated profits, as discussed below, as well as on the profits of the operating Groups for which he was responsible.
STIs for members of our Executive Management were as follows in 2011:

NAME	PROFIT SHARING - STIS (%)		YEAR STI PROFIT SHARING % LAST MODIFIED		PROFIT SHARING - STIS ($)

Donald J. Walker	0.500		2007		6,927,760

Vincent J. Galifi	0.200		2007		2,771,110

Jeffrey O. Palmer	0.150		2007		2,078,280

Tommy J. Skudutis	0.110	(1)	2007		3,374,710	(1)

James J. Tobin	0.073		2011	(2)	1,016,070

Total	1.033		-		16,167,930

Notes:

1. For comparability, Mr. Skudutis' profit sharing percentage shown only reflects his profit sharing in respect of Magna's consolidated Pre-Tax Profits Before Profit Sharing. However, the dollar value of STIs shown also includes amounts paid to him as STI/cash profit sharing in respect of the operating Groups (Magna Exteriors, Interiors, Seating, Mirrors and Closures) for which Mr. Skudutis was responsible during 2011.
2. Prior to 2011, Mr. Tobin's profit sharing bonus was based in part on the profits of our Cosma International operating Group, for which Mr. Tobin maintained some responsibility.

62     EXECUTIVE COMPENSATION

STIs Paid in Quarterly Installments	The STI portion of the annual profit sharing bonus is paid in quarterly installments. Installments of the STI portion for the first three fiscal quarters of each year are paid following the end of each fiscal quarter, based on our Pre-Tax Profits Before Profit Sharing for the year to date, minus a "holdback". Following the end of each fiscal year, we calculate the STI each member of Executive Management is entitled to for that fiscal year, subtract the installments paid for the first three quarters and pay the difference as the final installment.
(3) Annual Profit Sharing Bonus - MTI Portion:
MTIs serve a number of important functions in our executive compensation program, including alignment of interests with shareholders, promotion of responsible decision-making / risk-taking, balancing the time horizon of different compensation tools and motivating and retaining executives.

Each member of Executive Management other than Tommy Skudutis received a fixed percentage of our Pre-Tax Profits Before Profit Sharing as an MTI which is paid in the form of restricted share units. During 2011, Tommy Skudutis received his profit sharing bonus in cash. However, effective January 1, 2012, Mr. Skudutis' compensation is subject to the same deferral as the other members of Executive Management. The amount payable to Executive Management in the form of MTIs is completely "at risk" since MTIs are dependent on Magna's profitability. As Magna's profitability increases or decreases, the MTIs payable to an Executive will increase or decrease in the same manner. In addition, once the MTI has been credited to an Executive, the payout is further "at risk" since it is tied directly to the market price of our Common Shares until redeemed approximately two fiscal years after grant. Commencing in 2012, Magna intends to redeem MTIs by delivering market-acquired Common Shares equal in number to the restricted stock units being redeemed.

The specific percentage of Pre-Tax Profit Before Profit Sharing paid as an MTI is not typically adjusted annually once it has been set, but it may be adjusted from time to time if an Executive's responsibilities change significantly. MTIs for members of our Executive Management were as follows in 2011:

NAME	PROFIT SHARING - MTIS (%)	YEAR MTI PROFIT SHARING % LAST MODIFIED		PROFIT SHARING - MTIS ($)

Donald J. Walker	0.250	2007		3,463,880

Vincent J. Galifi	0.100	2007		1,385,550

Jeffrey O. Palmer	0.075	2007		1,039,160

Tommy J. Skudutis	-	-		-

James J. Tobin	0.037	2011	(1)	508,040

Total	0.462	-		6,396,630

Note:

1. Mr. Tobin's MTI profit sharing was established in 2011 in connection with the realignment of his overall profit sharing, which was previously based in part on the profits of our Cosma International operating Group, for which he maintained some responsibility.

EXECUTIVE COMPENSATION      63

MTIs Paid in Quarterly Installments	Installments of the MTI portion of the annual profit sharing bonus for the first three fiscal quarters of each year are credited following the end of each fiscal quarter, based on our Pre-Tax Profits Before Profit Sharing for the year to date. The number of restricted stock units credited as MTIs is calculated by taking the dollar value of the quarterly MTI installment and dividing it by the weighted average of the closing prices of our Common Shares over the 20 trading days ending on the last business day of the fiscal quarter.
Payout of MTIs is Deferred for Over Two Fiscal Years
As discussed above, MTIs are redeemed or paid out in December of the second year after the year in which they were granted. For example, MTIs which were credited in 2011 will be paid out in December 2013. To calculate the value paid on redemption, we take the number of restricted stock units to be redeemed, multiplied by the weighted average of the closing prices for our Common Shares on the NYSE for the 20 trading days ending on December 15 of the year in which the redemption occurs. Commencing in 2012, Magna intends to redeem MTIs by delivering market-acquired Common Shares equal in number to the restricted stock units being redeemed.
(4) Long-Term Incentives:
LTIs serve a number of important functions in our executive compensation program, including alignment of interests with shareholders, balancing the time horizon of different compensation tools and motivating and retaining executives.

We have in recent years utilized two different forms of LTIs - stock options and restricted shares. No stock options were granted during 2011, but a stock option grant made to approximately 90 employees (including members of Executive Management) in March 2012 related to our 2011 fiscal year. No restricted shares have been granted since 2008 and we do not currently anticipate making future restricted share grants.
Stock options
Stock options help ensure a medium (3 years) to long (7 years) term focus on share returns, which serves to align the interests of management and shareholders over that time period. Additionally, stock options serve to help retain Executives over the vesting period since an Executive who resigns will generally forfeit unvested options.

Although stock option grants have been made irregularly over the last ten years, we anticipate stock options will be a consistent, long-term element of our compensation program. We anticipate that stock options will generally be granted in February or March of a year in respect of the prior year. For example, stock options granted in March 2012 relate to the optionees' performance in our 2011 fiscal year. Annual stock option grants are not expected to exceed 1% of our issued and outstanding shares in any year.

64     EXECUTIVE COMPENSATION

2011 Option Grant Considerations
In its annual review of executive compensation in respect of 2011, the CGCC, together with its advisors, reviewed and considered extensive benchmarking data relating to the compensation of Executive Management in relation to Magna's executive compensation peer group discussed earlier. Among other things, the CGCC and its advisors assessed the differences in competitive positioning as a result of the existence of defined benefit pension plans among peer group companies. They also considered the value of a stock option grant made in 2010. Taking into account all relevant factors, the CGCC recommended and the Independent Directors approved a grant of stock options to each member of Executive Management in order to ensure that his compensation was consistent with the competitive positioning benchmark (i.e. at or above the 75th percentile) targeted by the CGCC.
Options Representing 0.6% of Our Shares Were Granted in 2012
In total, options to purchase 1,341,500 Magna Common Shares were granted on March 2, 2012 to 90 employees, including members of Executive Management. All such options vest as to one-third on each of the first three anniversaries of the date of grant and expire on March 1, 2019. The shares underlying the 2012 options represent 0.6% of Magna's issued and outstanding shares as at the Record Date. Of these, options to purchase 0.2% of Magna's issued and outstanding shares as at the Record Date were granted to members of Executive Management as follows:

NAME	NO. OF OPTIONS (#)	GRANT DATE FAIR VALUE(1) ($)

Donald J. Walker	250,000	3,916,260

Vincent J. Galifi	100,000	1,566,500

Jeffrey O. Palmer	50,000	783,250

Tommy J. Skudutis	75,000	1,174,880

James J. Tobin	50,000	783,250

Total	525,000	8,224,140

As % of outstanding shares on Record Date	0.2%	-

Note:
1. Represents the Black-Scholes value of the options on the date of grant. See Note 2 to "Summary Compensation Table" for details regarding the assumptions used to calculate the Black-Scholes value.

No Stock Options Were Granted to Frank Stronach in 2012 and No Future Grants to Him Are Expected	No options have been granted to Mr. Stronach since February 2010 and the CGCC does not anticipate making any future grants to him.
Stock Options Are Governed by Our Shareholder-Approved 2009 Incentive Stock Option Plan
Current stock option grants are made under our 2009 Incentive Stock Option Plan, which was approved by shareholders in May 2010. Stock options granted prior to December 31, 2009 were made under our Amended and Restated Incentive Stock Option Plan, which has been discontinued for grants after December 31, 2009. Both option plans are discussed in further detail under "Incentive Plan Awards" in Section F of this CD&A.

EXECUTIVE COMPENSATION      65

Stock Options Typically Have a 3-year Vesting Period and 7-year Life
We typically grant stock options with a seven year term or life. One-third of these options vest on each of the first three anniversaries of the grant date. The applicable option exercise price is the current market price of our Common Shares on the TSX (for options denominated in C$) or NYSE (for options denominated in US$). We do not grant options at a discount to market price.
A Stock Option Exercise Increases an Executive's Share Maintenance Requirement
We treat a stock option gain (being market price at time of exercise, less exercise price and taxes on the gain) as if it was income earned in the year of the option exercise. As a result, the number of shares to be held pursuant to a member of Executive Management's share maintenance requirement will increase in respect of a year in which stock options are exercised. If the Executive already owns a sufficient number of shares to meet this increased share maintenance requirement, no further shares need to be held from the option exercise. If he does not own enough shares to meet this increased share maintenance requirement, the required number of shares will need to be held from the option exercise.
Post-Retirement Hold-Back of Shares in Connection With a Stock Option Exercise
If a member of Executive Management ceases to be employed by Magna (including any affiliates) within one year following the date of a stock option exercise, he must hold shares with a market value (at the exercise date) equal to the net after-tax gain until the one year anniversary of the exercise date.
Executives are Not Permitted to Hedge Their Stock Options
Under our Code of Conduct, all optionees, including members of Executive Management, are prohibited from engaging in various hedging or derivative monetization transactions which would reduce their potential exposure to loss.
Restricted shares
From time to time in the past, we have made restricted share grants to certain executives, including Donald Walker, Vincent Galifi, Jeffrey Palmer and Tommy Skudutis. The last such grant was made in 2008. Restricted share grants are not expected to be an ongoing feature of our executive compensation program, but may be considered if necessary to support the objectives underlying our executive compensation program.

All of the restricted shares previously granted vested on the date of grant, subject to forfeiture as discussed below. Each grant was also subject to a five-year qualification period, during which the Executive would forfeit his restricted shares if he ceased to be an employee. The qualification periods applicable to the grants made to Donald Walker and Vincent Galifi have expired, but certain grants made in 2007 to Jeffrey Palmer remain subject to a qualification period until December 31, 2013, and a grant made in 2008 to Tommy Skudutis remains subject to a qualification period until December 31, 2012.
Forfeiture of Restricted Shares
Restricted shares are released to an Executive in equal 10% increments over a ten-year period immediately following the five-year qualification period. However, restricted shares are subject to forfeiture if:

• while the Executive is employed by Magna, consolidated capital expenditures exceed 50% of Magna's consolidated earnings before income taxes, depreciation and amortization, without prior Board approval;

66     EXECUTIVE COMPENSATION

• during the ten-year release period, the Executive competes with Magna, solicits Magna employees or discloses confidential Magna information to a third party;
• while employed by Magna, the Executive fails to devote his full time and attention to Magna's business; or
• the Executive's employment is terminated due to theft, bribery or fraud.
(5) Benefits
Benefits provided to members of Executive Management are substantially the same as those provided to other employees in the same country, with a few exceptions discussed below. As discussed earlier, Magna does not provide a defined benefit pension plan to members of Executive Management, consistent with our compensation approach to employees generally.
Medical, Dental and Disability Benefits	Members of Executive Management receive substantially the same medical, dental and disability benefits as other employees.
CEO and CFO Life Insurance Premiums Are Reimbursed
Members of Executive Management other than Donald Walker and Vincent Galifi receive the same insurance benefits as those available to other employees in the same office. In addition to these standard insurance benefits, we reimbursed life insurance premiums on insurance policies for Donald Walker and Vincent Galifi. During 2011, the amounts reimbursed also included an income tax gross-up. The total benefits (including the gross-up) were as follows:
• Donald Walker: $304,050
• Vincent Galifi: $109,820
Income Tax Gross-Ups Discontinued
Income tax gross-ups on life insurance premium reimbursements have been permanently discontinued, commencing in 2012. There are no other elements of our executive compensation system which include a tax gross-up.
"Perks" are Limited
We provide limited "perks" to members of Executive Management consisting of occasional personal use of corporate aircraft and use of corporate facilities, in each case when not required for business purposes.
Occasional Personal Use of Corporate Aircraft Is Subject to Partial Reimbursement
Members of Executive Management are permitted occasional personal use of corporate aircraft, in accordance with policies approved by the CGCC. Any such personal use must be reimbursed at 150% of an equivalent business class airfare for the same route. However, the difference between the "aggregate variable operating cost" of the personal flight and the amount reimbursed by the Executive is treated as a "perk" and is disclosed in the Summary Compensation Table under "All Other Compensation".

EXECUTIVE COMPENSATION      67

We add together all variable costs for operating the aircraft for a fiscal year, including fuel, maintenance, customs charges, landing and handling fees, data and communications charges and any other similar costs and divide that total by the number of hours flown during the year to calculate a cost per flight hour. The cost per flight hour multiplied by the flight hours for a personal flight, minus the amount reimbursed by the Executive, is the value of the "perk".
Occasional Personal Use of Corporate Facilities Is Subject to Full Market Rental Reimbursement
During 2011, we held several corporate real estate facilities in North America and Europe which were available primarily for business purposes. Subject to availability, Executives are allowed to rent such facilities for occasional personal use at market rental rates. These market rental rates (per night) were previously set by the CGCC based on market surveys performed by Deloitte & Touche with reference to comparable facilities. Any personal use is billed to an Executive at the market rate and must be reimbursed in full.

During 2011, we sold substantially all of our corporate real estate facilities. See "Other Information - Interests of Management and Other Insiders in Certain Transactions". One corporate real estate facility in North America remains primarily for business purposes.
Named Executive Officers are also entitled to access the Magna Golf Club for business purposes. Applicable charges relating to personal use are paid for by the Executive at the club's regular rates.
EXECUTIVE EQUITY OWNERSHIP
Executive Management Exceeds Share Maintenance Requirements
Each member of Executive Management is subject to a share maintenance requirement which is based on the after-tax value of STIs over a rolling, three-year period. The share maintenance formula takes one-third of an Executive's after-tax (at a deemed rate of 50%) STI for each of the last three fiscal years, then divides it by the average daily closing prices of our Common Shares on NYSE over those three years.

NAME	NO. OF SHARES TO BE HELD (#)	NO. OF SHARES ACTUALLY HELD (#)	MEETS OR EXCEEDS	12/30/11 VALUE(1) ($)	AS A MULTIPLE OF 2011 BASE SALARY

Donald J. Walker	116,534	500,000	Exceeds	16,655,000	53.6x

Vincent J. Galifi	48,074	195,228	Exceeds	6,503,040	20.9x

Jeffrey O. Palmer	36,253	107,250	Exceeds	3,572,500	11.5x

Tommy J. Skudutis	47,119	114,266	Exceeds	3,806,200	12.3x

James J. Tobin	19,699	19,910	Exceeds	663,200	2.1x

Note:
1. Calculated using the closing price of Magna Common Shares on the NYSE on December 30, 2011, the last business day of the year.

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TERMINATION/SEVERANCE
Termination/Severance Payments are Limited to a Maximum of 24 Months Compensation
Each member of Executive Management is entitled to 12 months' severance pay, plus one additional month of severance pay for each year employed by Magna (including any subsidiaries), to a maximum of 24 months' severance (the "Notice Period").

NAME	SEVERANCE ENTITLEMENT (# MONTHS)

Donald J. Walker	24

Vincent J. Galifi	24

Jeffrey O. Palmer	23

Tommy J. Skudutis	24

James J. Tobin	24

Severance payments are based on the average of the Executive's total compensation excluding LTIs for the 12 fiscal quarters prior to the termination.

A summary showing the treatment of each compensation element in different termination scenarios is set forth below under "Summary of Treatment of Compensation on Resignation, Retirement, Termination or Change in Control".
CHANGE IN CONTROL PROTECTIONS
Change in Control Alters Basis for Calculating Compensation of Continuing Executives
The employment of each member of Executive Management can be terminated prior to the completion of a change in control as described above. However, once a change in control occurs, any member of Executive Management whose employment continues after the change in control will be paid for the first eight fiscal quarters following the change in control on the basis of his:
• base salary; plus

• an annual bonus based on the profit sharing percentage in effect immediately prior to the change in control, multiplied by our forecast Pre-Tax Profits Before Profit Sharing for such period, as set forth in the most current business plan which was in effect immediately before the change in control.

In other words, for the first eight fiscal quarters following a change in control, a member of Executive Management's compensation will not be based on Magna's actual profitability, but instead on the forecast profitability as per Magna's most current Board-approved business plan.

EXECUTIVE COMPENSATION      69

The change in the way a member of Executive Management's bonus is calculated changes after a change in control since a purchaser could make significant changes to Magna's operations in a way that could significantly reduce or eliminate profit-based compensation. For example, if a purchaser caused Magna to take on a significant amount of debt and paid it to the purchaser instead of reinvesting in Magna's business, Magna's profitability and thus executive compensation could be significantly reduced or eliminated due to the cost of servicing that debt.
Double-Trigger Change in Control Protection, but No Extra Severance
Magna provides what is known as "double trigger" change in control protection to Executive Management. This means that a change in control combined with an event which would normally amount to constructive dismissal (referred to as an event of "good reason"), will result in different severance consequences. However, even where there has been both a change in control and an event of "good reason", Magna does not pay any enhanced severance. This is discussed in further detail below.
On Change in Control With "Good Reason", Vesting of Options Accelerates
Where there is a change in control and a member of Executive Management experiences an event constituting "good reason" (as defined below) within the first 18 months following the change in control, the member of Executive Management must give written notice to Magna that he considers an event of "good reason" to have occurred. If Magna fails to cure or correct the event within 60 calendar days, then the Executive will be deemed to have been constructively dismissed and will be entitled to severance as described above.
However, the difference compared to other termination situations is that all of the Executive's unvested stock options will be exercisable for a period ending on the earlier of:
• the expiry date of such options; and
• 12 months following the expiry of the Notice Period (as defined under "Termination/Severance Payments are Limited to a Maximum of 24 Months Compensation" above).

Any previously granted MTIs will be redeemed in accordance with their original terms of grant. Similarly, restricted shares will continue to be released in accordance with their original terms of grant.
Definition of "good reason"	"Good reason" for this purpose includes:

• a material reduction or material adverse change in the Executive's status or position as an executive officer of Magna, including the assignment to the Executive of any duties or responsibilities which are materially inconsistent with his status or position;
• Magna requiring the Executive to be based anywhere other than:
• where he is based at the time of the change in control; or

70     EXECUTIVE COMPENSATION

• a location within 100 kilometres of Magna's head office in Aurora, Ontario; and
• any other action by Magna which would constitute constructive dismissal at law.
Magna's change in control protection aligns with best practices
Our change in control protection is consistent with the change in control protection guidelines and best practices of organizations such as the Canadian Coalition for Good Governance and Institutional Shareholder Services Inc.
SUMMARY OF TREATMENT OF COMPENSATION ON RESIGNATION, RETIREMENT, TERMINATION, OR CHANGE IN CONTROL

	Resignation	Retirement	Termination - Cause	Termination - No Cause	Termination Without Cause on Change in Control

Base Salary	Pro-rated to effective date	Pro-rated to effective date	Pro-rated to effective date	Average compensation excluding LTIs for the last 12 fiscal quarters	Average compensation excluding LTIs for the last 12 fiscal quarters

Annual Bonus - STI	Pro-rated to effective date	Pro-rated to effective date	Pro-rated to effective date	paid out over severance period (up to 24 months) as	paid out over severance period (up to 24 months) as

Annual Bonus - MTI	Pro-rated to effective date. Paid on regular payout date (2+ years after earned).	Pro-rated to effective date. Paid on regular payout date (2+ years after earned).	Pro-rated to effective date. Paid on regular payout date (2+ years after earned).	salary continuation or lump-sum.	salary continuation or lump-sum.

LTI - Stock Options	1987 Plan: Unvested and unexercised options expire on effective date of resignation.

	2009 Plan: Unvested and unexercised options expire on earlier of option expiry date and three months after effective date of resignation.	1987 Plan: Unvested and unexercised options expire on earlier of option expiry date and three years after effective date of retirement. 2009 Plan: Same.	1987 Plan: Unvested and unexercised options expire on effective date of termination. 2009 Plan: Same.	1987 Plan: Unvested and unexercised options expire on earlier of option expiry date and three months after effective date of termination. 2009 Plan: Same.	1987 Plan: All unvested options accelerate and outstanding options can be exercised until earlier of option expiry date and 12 months after Notice Period (as defined above). 2009 Plan: Same.

LTI - Restricted Shares	After qualifying period, released in 1/10 tranches per year provided conditions of confidentiality, non-solicitation and non-competition are observed.	After qualifying period, released in 1/10 tranches per year provided conditions of confidentiality, non-solicitation and non-competition are observed.	After qualifying period, released in 1/10 tranches per year provided conditions of confidentiality, non-solicitation and non-competition are observed.	After qualifying period, released in 1/10 tranches per year provided conditions of confidentiality, non-solicitation and non-competition are observed.	After qualifying period, released in 1/10 tranches per year provided conditions of confidentiality, non-solicitation and non-competition are observed.

Benefits & Perks	None	None	None	None	None

Pension	None	None	None	None	None

EXECUTIVE COMPENSATION      71

SUMMARY OF INCREMENTAL SEVERANCE, TERMINATION AND CHANGE IN CONTROL PAYMENTS	The table below shows the value of the estimated incremental payments or benefits that would accrue to each member of Executive Management upon termination of his or her employment following resignation, normal retirement, termination without cause, termination with cause and termination without cause on change in control. For stock options, the values shown represent the in-the-money value of any grants the vesting of which would accelerate as a result of each termination circumstance below.

	Resignation	Retirement	Termination - Cause	Termination - No Cause	Termination Without Cause on Change in Control

Donald J. Walker
Severance	NIL	NIL	NIL	17,697,220	17,697,220
MTIs	NIL	NIL	NIL	NIL	NIL
Stock Options	NIL	NIL	NIL	NIL	3,027,420	(1)
Restricted Shares	NIL	NIL	NIL	NIL	NIL
Benefits & Perks	NIL	NIL	NIL	NIL	NIL
Pension	NIL	NIL	NIL	NIL	NIL

Total					20,724,640

Vincent J. Galifi
Severance	NIL	NIL	NIL	8,033,660	8,033,660
MTIs	NIL	NIL	NIL	NIL	NIL
Stock Options	NIL	NIL	NIL	NIL	2,193,090	(1)
Restricted Shares	NIL	NIL	NIL	NIL	NIL
Benefits & Perks	NIL	NIL	NIL	NIL	NIL
Pension	NIL	NIL	NIL	NIL	NIL

Total					10,226,750

Jeffrey O. Palmer
Severance	NIL	NIL	NIL	6,065,590	6,065,590
MTIs	NIL	NIL	NIL	NIL	NIL
Stock Options	NIL	NIL	NIL	NIL	1,930,880	(1)
Restricted Shares	NIL	NIL	NIL	NIL	NIL
Benefits & Perks	NIL	NIL	NIL	NIL	NIL
Pension	NIL	NIL	NIL	NIL	NIL

Total					7,996,470

Tommy J. Skudutis
Severance	NIL	NIL	NIL	6,656,860	6,656,080
MTIs	NIL	NIL	NIL	NIL	NIL
Stock Options	NIL	NIL	NIL	NIL	965,450	(1)
Restricted Shares	NIL	NIL	NIL	NIL	NIL
Benefits & Perks	NIL	NIL	NIL	NIL	NIL
Pension	NIL	NIL	NIL	NIL	NIL

Total					7,621,530

James J. Tobin
Severance	NIL	NIL	NIL	2,593,710	2,593,710
MTIs	NIL	NIL	NIL	NIL	NIL
Stock Options	NIL	NIL	NIL	NIL	975,780	(1)
Restricted Shares	NIL	NIL	NIL	NIL	NIL
Benefits & Perks	NIL	NIL	NIL	NIL	NIL
Pension	NIL	NIL	NIL	NIL	NIL

Total					3,569,490

Note:

1. Represents the in-the-money value of options, the vesting of which is accelerated as a result of a change in control. The amount shown was determined using the closing price of Magna Common Shares on the TSX on December 30, 2011, the last business day of the year, converted at the BoC noon spot rate on such date, except in the case of Mr. Tobin whose options are denominated in U.S. dollars. For Mr. Tobin, the amount shown represents the in-the-money value of accelerated options using the closing price of Magna Common Shares on the NYSE on December 30, 2011.

72     EXECUTIVE COMPENSATION

COMPENSATION DECISIONS MADE IN 2012
On March 2, 2012, the CGCC recommended and the Independent Directors approved a number of changes intended to enhance our executive compensation program to further align the interests of management with those of shareholders, including:

• Reduced Profit Sharing: profit sharing percentages for Executive Management have been amended so that the percentage payable to each Executive will decline as our Pre-Tax Profits Before Profit Sharing increase above specified levels, as follows:

Pre-Tax Profits Before Profit Sharing	Proportion of Profit Sharing Percentage

$0 to $1.5 billion	100%

$1.5 billion to $1.75 billion	85%

>$1.75 billion	70%

For example, in 2011 our Chief Executive Officer received STI (cash) and MTI (restricted share units) profit sharing percentages totaling 0.75% of Pre-Tax Profits Before Profit Sharing. For 2012, our Chief Executive Officer will be paid STI and MTI bonuses equal to 0.75% of the first $1.5 billion of Pre-Tax Profits Before Profit Sharing, 0.6375% (i.e. 0.75% profit share percentage × 85%) on the next $250 million of Pre-tax Profits Before Profit Sharing and 0.525% (i.e. 0.75% profit share percentage × 70%) on any profits above $1.75 billion.

• Greater Proportion of Compensation Deferred: a higher proportion of profit-based compensation will be deferred in the form of restricted share units. During 2011, 67% of total profit-based compensation was paid in cash and 33% was paid in restricted share units. Commencing in 2012, 60% of total profit-based compensation will be paid in cash and 40% in restricted share units.

• Long-Term Incentives: stock options are expected to be a consistent, long-term element of our compensation program. In March 2012, options representing 0.6% of our issued and outstanding shares (calculated as of the Record Date) were granted to 90 executive and non-executive employees, as discussed above under "Long-Term Incentives". Options granted to employees in any year are expected to represent less than 1% of our issued and outstanding shares in that year.

• Tax Gross-Ups Eliminated: tax gross-ups on life insurance premium reimbursements have been permanently discontinued effective March 2012. There are no other elements of our executive compensation system which include a tax gross-up.
In addition, base salaries were increased nominally from $310,500 to $325,000.

EXECUTIVE COMPENSATION      73

E. SUCCESS IN ACHIEVING COMPENSATION PROGRAM OBJECTIVES

Magna's executive compensation is aligned with Magna's performance	Under Magna's customary executive compensation system, the majority of the compensation earned by a member of Executive Management comes from the annual profit sharing bonus which directly increases or decreases as Magna's Pre-Tax Profits before Profit Sharing increase or decrease.

In order to verify the strength of the link between executive compensation and corporate performance, the CGCC retained its independent advisor, Hay Group, to "back-test" the compensation of Executive Management.

Hay Group utilized its standard Hay Group Performance Index, which is a composite index based on equal weighting of three key performance indicators typically tracked by shareholders, analysts and proxy voting agencies:
• volatility-adjusted total shareholder return ("TSR");
• return on equity ("ROE"); and
• earnings per share growth ("EPSG").

In addition, Hay added one further performance metric which has specific relevance within Magna's business and is commonly used within the automotive industry in assessing and comparing performance - return on funds employed ("ROFE").

Hay Group ranked Magna and each company in its peer group by percentile along two dimensions - performance and total direct compensation. Total direct compensation combines salary, as well as short and long-term incentives, in absolute dollars. Total direct compensation excludes pension and retirement benefits, which are common among Magna's peers, but absent from Magna's executive compensation program.
Hay Group concluded and reported to the CGCC that:
• overall compensation for our Chief Executive Officer and the average of all five members of Executive Management is aligned with corporate performance; and
• in the period covering fiscal years 2008 to 2010, pay and performance remained aligned even with the total compensation adjustments which were not part of our regular executive compensation system.

74     EXECUTIVE COMPENSATION

The Hay Group pay for performance alignment graphs for our Chief Executive Officer, Donald Walker, and all of the members of Executive Management (combined), on a one-year and three-year basis are below. The diagonal line from the bottom left to top right corners represents perfect alignment, while the space between the dotted lines represents an acceptable range of alignment.

EXECUTIVE COMPENSATION      75

Separate from the pay for performance analysis prepared specifically for the CGCC, Hay Group also prepared a similar analysis demonstrating 2010 CEO pay for performance alignment for S&P/TSX60 companies. Unlike in the custom analysis prepared for the CGCC, Hay Group's general analysis was based solely on TSR, ROE and EPSG, the three metrics used by it in its standard Hay Group Performance Index. The results of Hay Group's analysis also demonstrate almost perfect pay/performance alignment as set forth below:

76     EXECUTIVE COMPENSATION

Share Performance Graph	The following graph compares the yearly total cumulative shareholder return (assuming reinvestment of dividends) for C$100 invested in Magna Common Shares on the TSX on December 31, 2006, with the cumulative return of the S&P/TSX Total Return Composite Index during the five years ended December 31, 2011. The yearly total cumulative shareholder return (assuming reinvestment of dividends) for $100 invested in Magna Common Shares on NYSE on December 31, 2006 is also shown, together with the cumulative return of the S&P500 Composite Index. We believe that movements in our stock price on NYSE are more reflective of our relative stock price performance versus our North American-based peers (substantially all of which trade in U.S. dollars) and since our stock price on NYSE is not impacted by currency exchange fluctuations between Canadian and U.S. dollars.

FISCAL YEARS	DEC. 31, 2007	DEC. 31, 2008	DEC. 31, 2009	DEC. 31, 2010	DEC. 31, 2011

Magna Common (TSX)	C$86.60	C$40.60	C$59.20	C$116.60	C$78.20

S&P/TSX Total Return	C$109.80	C$73.60	C$99.40	C$116.90	C$106.70

Magna Common (NYSE)	$101.20	$38.50	$65.50	$136.20	$89.30

S&P 500 Total Return	$105.50	$66.50	$84.10	$96.70	$98.80

The total cumulative shareholders' return for the five years ended December 31, 2011 of C$100 invested in Magna's Common Shares (TSX) was C$78.20, compared to C$106.70 for the S&P/TSX Total Return Composite Index. Between December 31, 2011 and the Record Date, Magna's Common Shares increased 42% on the NYSE.

Compensation for Executive Management should not necessarily be expected to correlate closely to total cumulative shareholder return since our executive compensation is determined primarily by reference to realized profitability, while share prices reflect forward-looking expectations relating to a variety of general and company-specific factors, including expectations as to corporate performance.

EXECUTIVE COMPENSATION      77

Retention of Executive Management
We believe that our management team consists of skilled executives who are well-regarded by the Board, as well as our shareholders, employees, customers, suppliers and others. We have experienced relative stability in the composition of our overall management team, as evidenced by the long tenure of members of Executive Management. Among other things, stability of tenure tends to result in a more cohesive management team with a stronger long-term focus, which we believe is in the best interests of long-term shareholders.
Executive Management tenure is as follows:

NAME	TENURE WITH MAGNA (YRS)	TENURE IN CURRENT ROLE (YRS)

Donald J. Walker	24+	12+

Vincent J. Galifi	22+	14+

Jeffrey O. Palmer	11+	4+

Tommy J. Skudutis	20+	4+

James J. Tobin	9+	2+

78     EXECUTIVE COMPENSATION

F. COMPENSATION RISK MANAGEMENT

Overall Level of Compensation Risk is Reasonable in Light of Nature of Magna's Business and Industry	The CGCC has considered whether our executive compensation system may encourage excessive risk taking by members of Executive Management and/or managers at our operating Divisions and Groups and has concluded that the potential risks created by any particular element of the system are appropriately mitigated by other elements and that the overall level of risk is reasonable in light of the nature of Magna's business and the automotive industry. However, the CGCC considered the possibility that the relatively high proportion of short-term cash compensation combined with the lack of a cap on the dollar amount an Executive could earn in any fiscal year, could create incentives toward behavior that maximizes short-term profitability. Accordingly in March 2012, the CGCC recommended and the Independent Directors approved a number of enhancements to Magna's executive compensation system, which the CGCC believes may mitigate potential compensation risks in the following ways:

• establishing a declining profit sharing scale for STIs and MTIs as Magna's Pre-Tax Profits Before Profit Sharing increase above specified levels would reduce incremental additional compensation and may mitigate the risks of an uncapped compensation system;
• deferring a greater proportion of total compensation in the form of MTIs may serve to reduce incentives toward short-term decision-making;
• regularizing the grant of LTIs may serve to increase the mid- to long-term compensation "at risk", potentially further serving to reduce incentives toward short-term decision-making.
Additional details regarding the enhancements approved in March 2012 are set forth under "Elements of Magna's 2011 Compensation Program - Compensation Decisions Made in 2012".

In assessing compensation risk generally, the CGCC also considered the effectiveness of the methods described below which are employed in Magna's compensation system to help establish an appropriate balance between risk and reward, as well as to incent responsible decision-making.

EXECUTIVE COMPENSATION      79

Significant Wealth "At Risk" Creates Strong Alignment, Promotes Responsible Decision-Making and Mitigates Excessive Risk-Taking
The significant equity exposure faced by each member of Executive Management, as demonstrated by the value of all Common Shares and restricted stock units held by each such member, serves to create strong alignment between Executive Management and shareholders generally. Additionally, the risk of loss of equity value creates a powerful incentive to make responsible business decisions and avoid excessive risk-taking. Equity-based wealth at risk for each member of Executive Management is as follows as of the Record Date:

NAME	NO. OF COMMON SHARES (#)	NO. OF RSUS (#)	AGGREGATE RECORD DATE VALUE(1) ($)

Donald J. Walker	500,000	94,837	28,201,220

Vincent J. Galifi	205,228	55,934	12,381,690

Jeffrey O. Palmer	107,250	46,451	7,286,960

Tommy J. Skudutis	114,266	14,843	6,121,060

James J. Tobin	19,910	12,103	1,517,740

Note:
1. Calculated using the closing price of Magna Common Shares on the NYSE on the Record Date.
Impairments and Restructuring Charges Directly Reduce Executive Compensation
Under Magna's profit sharing formula, impairments and restructuring charges reduce Pre-Tax Profits Before Profit Sharing on a dollar-for-dollar basis. As a result, impairments and restructuring charges also directly reduce executive compensation, an outcome which we believe is desirable since it serves to align the interests of Executive Management and shareholders and reinforce the link between pay and performance.

Clawback Provisions	The employment contract between Magna and each Executive contains a clawback provision in the event of a financial restatement with respect to any fiscal year (excluding a restatement resulting from retroactive application of a change to GAAP). In this circumstance, each Executive must return the difference between: (a) the compensation payable based on the restated financial statements, and (b) the amount actually paid to the Executive. Moreover, the clawback extends to both the cash STIs and the restricted stock units/MTIs. Any amount to be clawed-back can be set-off against future compensation.

Where an Executive's employment is terminated for "cause", the Executive forfeits his unreleased restricted shares. Since the restricted shares were taxed in the year of grant, forfeiture also effectively results in forfeiture of amounts paid as taxes on the restricted shares. The term "cause" for this purpose includes termination for theft, bribery or fraud, among other things.

80     EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth a summary of all compensation earned in respect of 2011, 2010 and 2009 by the individuals who were our Named Executive Officers in respect of 2011. All amounts are presented in U.S. dollars and any applicable amounts in other currencies have been converted to U.S. dollars.

						NON-EQUITY INCENTIVE PLAN COMPENSATION ($)

NAME AND PRINCIPAL POSITION		YEAR	SALARY ($)	SHARE-BASED AWARDS(1) ($)	OPTION-BASED AWARDS(2) ($)	ANNUAL(3) ($)	LONG- TERM ($)	PENSION VALUE ($)	ALL OTHER COMPENSATION ($)		TOTAL COMPENSATION ($)

EXECUTIVE	Donald J. Walker	2011	310,500	3,463,880	3,916,260	6,927,760	NIL	NIL	382,520	(4)	15,000,920
MANAGEMENT	Chief Executive Officer	2010	310,500	630,330	3,840,000	9,542,360	NIL	NIL	1,400,670	(4)	15,723,860
		2009	110,500	NIL	867,000	NIL	NIL	NIL	4,534,290	(4)	5,511,790

	Vincent J. Galifi	2011	310,500	1,385,550	1,566,500	2,771,110	NIL	NIL	160,610	(5)	6,194,270
	Executive Vice-President	2010	310,500	1,157,890	3,072,000	3,816,940	NIL	NIL	560,460	(5)	8,917,790
	and Chief Financial Officer	2009	110,500	NIL	578,000	NIL	NIL	NIL	1,864,970	(5)	2,553,470

	Jeffrey O. Palmer	2011	310,500	1,039,160	783,250	2,078,230	NIL	NIL	58,240	(6)	4,269,380
	Executive Vice-President	2010	310,500	1,094,860	2,304,000	2,862,710	NIL	NIL	359,730	(6)	6,931,800
	and Chief Legal Officer	2009	110,500	NIL	578,000	NIL	NIL	NIL	1,395,580	(6)	2,084,080

	Tommy J. Skudutis	2011	310,500	NIL	1,174,880	3,374,710	NIL	NIL	19,960	(7)	4,880,050
	Chief Operating Officer,	2010	310,500	NIL	1,152,000	3,854,080	NIL	NIL	688,390	(7)	6,004,970
	Exteriors, Interiors, Mirrors,	2009	110,500	NIL	289,000	NIL	NIL	NIL	1,356,590	(7)	1,756,090
	Closures and Seating and
	President, Cosma

	James J. Tobin	2011	310,500	508,040	783,250	1,016,070	NIL	NIL	7,900	(8)	2,625,760
	Chief Marketing Officer	2010	310,500	NIL	1,152,000	765,750	NIL	NIL	600,000	(8)	2,828,250
	and President, Magna Asia	2009	110,500	NIL	289,000	NIL	NIL	NIL	825,000	(8)	1,224,500

OTHER	Frank Stronach	2011	67,950	NIL	NIL	38,102,690	NIL	NIL	2,814,180	(9)	40,984,820
	Founder	2010	200,000	NIL	16,512,000	40,690,770	NIL	NIL	2,612,510	(9)	60,015,280
		2009	200,000	NIL	1,589,500	NIL	NIL	NIL	197,230	(9)	1,986,730

Notes:

1.
Amounts disclosed in this column represent the grant date fair value of MTIs in the form of restricted stock units, which represent 1/3 of the annual profit sharing bonus, if any. The amounts shown for Vincent Galifi and Jeffrey Palmer in 2010 include a special bonus paid in the form of restricted stock units.

2.
Amounts disclosed in this column represent the grant date fair value of stock options, determined using the Black-Scholes option pricing model. This model requires the input of a number of assumptions, including expected dividend yields, expected stock price volatility, expected time until exercise and risk-free interest rates. Although the assumptions used reflect our best estimates, they involve inherent uncertainties based on market conditions generally outside Magna's control. If other assumptions are used, the stock option value disclosed could be significantly impacted. Disclosure of the value of stock options in our financial statements is also based on the grant date fair value determined using the Black-Scholes option pricing model and amortized to compensation expense from the effective date of the grant to the final vesting date in selling, general and administrative expense, with a corresponding increase to contributed surplus. As stock options are exercised, the proceeds received on exercise, in addition to the portion of the contributed surplus balance related to those stock options, is credited to Common Shares and released from contributed surplus.

Option values shown for 2011 represent the grant date fair value of stock option grants approved on March 2, 2012 in respect of each Executive's performance in 2011. The weighted average assumptions used in measuring the fair value of stock options granted in 2011, 2010 and 2009 and the compensation expense we recorded in selling, general and administrative expense in our financial statements are as follows:

	2011	2010	2009

Risk-free interest rate	2.23%	2.34%	1.66%

Expected dividend yield	2.00%	2.00%	2.00%

Expected volatility	42%	35%	31%

Expected time until exercise	4.5 years	4.5 years	4 years

Grant Date Fair Value per share (post-Stock Split)	C$15.49 / $15.70	C$8.085 / $7.68	C$3.60 / $2.89

3.
Amounts disclosed in this column represent cash profit sharing STIs, if any.

EXECUTIVE COMPENSATION      81

4.
These amounts are comprised of:

DESCRIPTION	2011 ($)	2010 ($)	2009 ($)

Total Compensation Adjustment	NIL	1,050,000	4,200,000

Dividend equivalents paid on restricted stock units (MTIs)	43,510	NIL	5,870

Amounts reimbursed by Magna in respect of premiums paid by Mr. Walker on a life insurance policy, grossed-up for income tax	304,050	310,900	295,460

Personal use of corporate aircraft	34,960	39,770	32,960

Total	382,520	1,400,670	4,534,290

5.
These amounts are comprised of:

DESCRIPTION	2011 ($)	2010 ($)	2009 ($)

Total Compensation Adjustment	NIL	437,500	1,750,000

Dividend equivalents paid on restricted stock units (MTIs)	50,790	NIL	2,430

Amounts reimbursed by Magna in respect of premiums paid by Mr. Galifi on a life insurance policy, grossed-up for income tax	109,820	112,290	106,720

Personal use of corporate aircraft	NIL	10,670	5,820

Total	160,610	560,460	1,864,970

6.
These amounts are comprised of:

DESCRIPTION	2011 ($)	2010 ($)	2009 ($)

Total Compensation Adjustment	NIL	337,500	1,350,000

Dividend equivalents paid on restricted stock units (MTIs)	31,050	NIL	1,590

Personal use of corporate aircraft	27,190	22,230	43,990

Total	58,240	359,730	1,395,580

7.
These amounts are comprised of:

DESCRIPTION	2011 ($)	2010 ($)	2009 ($)

Total Compensation Adjustment	NIL	675,000	1,350,000

Personal use of corporate aircraft	19,960	13,390	6,590

Total	19,960	688,390	1,356,590

8.
These amounts are comprised of:

DESCRIPTION	2011 ($)	2010 ($)	2009 ($)

Total Compensation Adjustment	NIL	400,000	825,000

Discretionary bonus	NIL	200,000	NIL

Dividend equivalents paid on restricted stock units (MTIs)	7,900	NIL	NIL

Personal use of corporate aircraft	NIL	NIL	NIL

Total	7,900	600,000	825,000

9.
These amounts are comprised of:

DESCRIPTION	2011 ($)	2010 ($)	2009 ($)

Consulting Fee	2,300,000*	2,300,000*	NIL

Company vehicles	100,650	61,540	49,500

Personal use of corporate aircraft	413,500	250,970	147,730

Total	2,814,180	2,612,510	197,230

*
Represents a fixed fee payable under the consulting agreement with MIEAG described under "Other Information - Management Contracts". One-half of this fee is deducted from the profit sharing fees payable under the consulting agreement with New MISA and the other half is deducted from the profit sharing fees payable under the business development agreement with MIISA, such that the aggregate of all fees paid to Frank Stronach and his affiliated entities in respect of 2011 represented 2.75% of our Pre-Tax Profits before Profit Sharing in such year.

82     EXECUTIVE COMPENSATION

INCENTIVE PLAN AWARDS

TWO OPTION PLANS	We currently have two incentive stock option plans in effect:
• the 2009 Plan, which was approved by shareholders on May 6, 2010; and
• the 1987 Plan, which was approved by shareholders on December 10, 1987, and subsequently amended on May 18, 2000 and May 10, 2007.
The CGCC administers the option plans in respect of grants to employees and consultants, while the Board administered past grants to directors.
No Future Grants Under 1987 Plan	Upon adoption of the 2009 Plan, new grants under the 1987 Plan were frozen, but all outstanding options were permitted to continue to vest and be exercisable in accordance with their terms.
REPLACEMENT OPTIONS FROM 2005 PRIVATIZATIONS
In 2005, we privatized our three former "spincos" - Tesma International Inc. ("Tesma"), Decoma International Inc. ("Decoma") and Intier Automotive Inc. ("Intier"). In connection with these three privatizations, outstanding options of Tesma, Decoma and Intier were converted into Magna replacement options, with the outstanding number of such options as of December 31, 2011 and the Record Date reflected in the table under "Equity Compensation Plan Information" below.
ELIGIBLE EMPLOYEES UNDER 2009 PLAN
Under the 2009 Plan, stock options may be granted to employees of and consultants to Magna and its subsidiaries. Stock option grants to Independent Directors have been permanently discontinued, with the last such grant occurring in May 2010.
2009 PLAN LIMITS	The maximum number of Common Shares:
• issued to Magna "insiders" within any one-year period; and
• issuable to Magna insiders at any time under the option plans and any other security-based compensation arrangements (as defined in the TSX Company Manual), cannot exceed 10% of our total issued and outstanding Common Shares, respectively.
OPTION EXERCISE PRICES ARE AT OR ABOVE MARKET PRICE ON DATE OF GRANT
Exercise prices are determined at the time of grant, but cannot be less than the closing price of a Common Share on the TSX (for options denominated in Canadian dollars) or NYSE (for options denominated in U.S. dollars) on the trading day immediately prior to the date of grant.

EXECUTIVE COMPENSATION      83

3-YEAR OPTION VESTING; 7-YEAR OPTION LIFE
Options granted to employees and consultants under the 2009 Plan vest in equal proportions on each of the first three anniversaries of the grant date, unless otherwise determined by the CGCC. Subject to accelerated expiry in certain circumstances, options granted under the 2009 Plan expire seven years after grant, unless otherwise determined by the CGCC. Vesting and expiry terms for grants under the 1987 plan vary. On cancellation or surrender of options under the 2009 Plan, the underlying shares are added back to the number of Common Shares reserved for issuance and are available for re-grant.
COPIES OF OPTION PLANS ON MAGNA.COM	Both the 2009 Plan and the 1987 Plan are available on our website (www.magna.com).
EQUITY COMPENSATION PLAN INFORMATION	As of December 31, 2011 and the Record Date, compensation plans under which our Common Shares are authorized for issuance are as follows:

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS		WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS		NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS

	12/31/2011 (#)	RECORD DATE (#)	12/31/2011 ($)	RECORD DATE ($)	12/31/2011 (#)	RECORD DATE (#)

Equity compensation plans approved by securityholders:
1987 Plan	1,525,203	1,415,202			-	-
2009 Plan	5,262,666	6,400,833			9,770,666	8,429,166
Magna replacement options - Decoma	52,308	49,308			-	-
Magna replacement options - Intier	35,870	21,250			-	-
Magna replacement options - Tesma	1,320	1,320			-	-

Total	6,877,367	7,887,913	C$31.48	C$34.61	9,770,666	8,429,166

OPTION PLAN - OVERHANG, DILUTION AND BURN RATE	Key stock option plan metrics were as follows as of December 31, 2011, inclusive of all Magna replacement options:

Overhang	Represents the maximum potential dilution to shareholders from both options available for grant and those previously granted, but not yet exercised.	7.1%

Dilution	Represents the potential dilution to shareholders from stock options previously granted, but not yet exercised.	2.9%

Burn Rate	Represents the proportion of outstanding shares represented by options granted in 2011.	NIL

84     EXECUTIVE COMPENSATION

OUTSTANDING OPTION-BASED AWARDS AND SHARE-BASED AWARDS	Outstanding option-based awards for each of our Named Executive Officers as of December 30, 2011 were as follows in the table below.

	OPTION-BASED AWARDS				SHARE-BASED AWARDS

NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#)	OPTION EXERCISE PRICE	OPTION EXPIRATION DATE (MM/DD/YY)	VALUE OF UNEXERCISED IN-THE-MONEY OPTIONS(1) ($)	NUMBER OF SHARE-BASED AWARDS THAT HAVE NOT VESTED (#)	MARKET OR PAYOUT VALUE OF SHARE-BASED AWARDS THAT HAVE NOT VESTED ($)	MARKET OR PAYOUT VALUE OF VESTED SHARE-BASED AWARDS NOT PAID OUT OR DISTRIBUTED(2) ($)

Donald J. Walker	300,000	C$16.545	02/26/2016	5,149,050	NIL	NIL	6,810,230	(3)
	500,000	C$ 30.00	02/25/2017	1,966,600			2,353,320	(4)

Total	800,000						9,163,550

Vincent J. Galifi	200,000	C$16.545	02/26/2016	3,432,700	NIL	NIL	2,707,900	(3)
	400,000	C$ 30.00	02/25/2017	1,573,280			1,540,890	(4)

Total	600,000						4,248,790

Jeffrey O. Palmer	60,000	C$40.595	12/31/2012	NIL	NIL	NIL	2,331,700	(3)
	133,334	C$16.545	02/26/2016	2,288,480			1,305,590	(4)

	300,000	C$ 30.00	02/25/2017	1,179,960			3,637,290

Total	493,334

Tommy J. Skudutis	33,334	C$16.545	02/26/2016	572,130	NIL	NIL	3,806,200	(3)
	100,000	C$ 30.00	02/25/2017	393,320

Total	133,334

James J. Tobin	67,200	US$ 13.17	02/26/2016	1,353,410	NIL	NIL	284,970	(4)
	100,000	US$28.495	02/25/2017	481,500

Total	167,200

Frank Stronach	183,334	C$16.545	02/26/2016	3,146,650	NIL	NIL	NIL
	1,433,333	C$ 30.00	02/25/2017	5,637,590

Total	1,616,667

Notes:

1.
Determined using the closing price of Magna Common Shares on the TSX on December 30, 2011 and the BoC noon spot rate on such date, except for James Tobin, whose options are priced in U.S. dollars and for which the closing price of Magna Common Shares on NYSE on December 30, 2011 was used.

2.
Represents market value of previously granted unreleased restricted shares, as discussed under "Elements of Magna's 2011 Executive Compensation Program - Long-Term Incentives" and unredeemed MTIs granted in 2010 and 2011, as discussed under "Elements of Magna's 2011 Executive Compensation Program - Annual Profit Sharing Bonus - MTI Portion". The value shown was determined by multiplying the number of unreleased restricted shares and unredeemed MTIs by the closing price of Magna's Common Shares on the NYSE on December 30, 2011, the last business day of the year.

3.
Represents the market value of unreleased restricted shares, as determined in the manner described in Note 2.

4.
Represents the market value of unredeemed MTIs, as determined in the manner described in Note 2.

EXECUTIVE COMPENSATION      85

INCENTIVE PLAN AWARDS - VALUE VESTED DURING THE YEAR	The values of option-based and share-based awards which vested, and non-equity incentive plan compensation earned, during the year ended December 31, 2011, are set forth below:

NAME	OPTION-BASED AWARDS - VALUE VESTED DURING THE YEAR(1) ($)	SHARE-BASED AWARDS - VALUE VESTED DURING THE YEAR(2) ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION - VALUE EARNED DURING THE YEAR(3) ($)

Donald J. Walker	6,003,540	3,463,880	6,927,760

Vincent J. Galifi	4,392,420	1,385,550	2,771,110

Jeffrey O. Palmer	3,807,350	1,039,160	2,078,230

Tommy J. Skudutis	1,903,690	NIL	3,374,710

James J. Tobin	1,901,870	508,040	1,016,070

Frank Stronach	18,222,300	NIL	38,102,690

Notes:

1.
These options vested on February 26, 2011, which was not a business day. Amount shown assumes that such options were exercised on February 28, 2011, the first business day following the vesting date and the underlying shares sold for a price equal to the TSX closing price on such date, with such value converted to U.S. dollars at the BoC noon spot rate on such date, except in the case of James Tobin whose options are priced in U.S. dollars.

2.
Represents the value of MTIs which vested during 2011. The MTIs which vested in 2011 will be redeemed in December 2013, as described under "Elements of Magna's 2011 Executive Compensation Program - Annual Profit Sharing Bonus - MTI Portion".

3.
Represents the value of STIs paid in respect of 2011.

86     EXECUTIVE COMPENSATION

OTHER INFORMATION

MANAGEMENT CONTRACTS	88
INTERESTS OF MANAGEMENT AND OTHER INSIDERS IN CERTAIN TRANSACTIONS	91
ADDITIONAL INFORMATION	93

MANAGEMENT CONTRACTS

CONSULTING, BUSINESS DEVELOPMENT AND BUSINESS SERVICES AGREEMENTS	The compensation of Frank Stronach, Magna's Founder and Honorary Chairman, reflects compensation arrangements that have evolved over several decades which recognize his special position as founder and architect of our unique, entrepreneurial corporate culture. Mr. Stronach provides services to Magna and its subsidiaries either directly or through certain affiliated entities under four consulting, business development and business services agreements. Prior to the completion of the Arrangement, these agreements were renewable annually.
Fees payable to Frank Stronach and entities affiliated with him disclosed elsewhere in this Circular are derived from four separate agreements (the "Agreements"), as follows:

• Consulting Agreement between New Magna Investments N.V. ("New MISA"), an indirect Belgian subsidiary of Magna, and Stronach & Co. ("SCo"), a Swiss partnership affiliated with Mr. Stronach, under which SCo provides consulting services to New MISA's affiliates located in Europe (excluding those in Austria);

• Business Development Agreement between Magna International Investments S.A. ("MIISA"), a direct Luxembourg subsidiary of Magna, and SCo, under which SCo provides business development services to MIISA and certain of its European affiliates (excluding those in Austria);

• Consulting Agreement between Magna International Europe AG ("MIEAG"), an indirect Austrian subsidiary of Magna, and Mr. Stronach (personally), pursuant to which he provides business development and other services to MIEAG and its affiliates in Austria; and

• Business Services Agreement between Magna and Stronach Consulting Corp. ("SCC"), an Ontario corporation affiliated with Mr. Stronach, pursuant to which SCC provides certain services to Magna and its affiliates located outside of Europe.

Prior to August 31, 2010, fees based on our Pre-Tax Profits Before Profit Sharing were paid to Mr. Stronach, SCo and SCC under the Agreements, each of which had a one-year term and was renewable on an annual basis. The aggregate of such fees for years ending prior to December 31, 2010, was 3% of our Pre-Tax Profits Before Profit Sharing.
Shareholder and Court Approval of Amended Terms	On August 31, 2010, following shareholder and court approval, Magna completed the Arrangement, in connection with which the Agreements were amended to:
• extend the term of each agreement to December 31, 2014, after which time each Agreement will automatically terminate and not be renewed;

88     OTHER INFORMATION

• reduce the aggregate fees payable under the agreements by 0.25% each year, from 3% in 2010, to 2.75% in 2011, 2.50% in 2012, 2.25% in 2013 and 2.00% in 2014;

• provide that, if Mr. Stronach dies or becomes permanently disabled prior to December 31, 2014, the Agreements will automatically terminate as of the date of death or disability and fees will only be payable to such date; and

• provide that, upon a change in control of Magna, the Agreements can be terminated by Magna on no more than 60 days written notice, with the termination fees payable thereunder being the present value (using a specified discount rate) of Magna's applicable Pre-Tax Profits Before Profit Sharing based on the estimated profits for each fiscal year (or part of a fiscal year) from the termination date to December 31, 2014, having regard to Magna's then current business plan immediately before the occurrence of the change in control transaction.
Provision of Substantially the Same Services as Prior to August 31, 2010
The services to be provided under the Agreements during the extended term shall be the same as or substantially similar to the services provided under the Agreements prior to August 31, 2010. During the extended term, the Magna parties to the Agreements will continue to provide Mr. Stronach and his affiliated entities with office facilities, support staff, transportation and other services as well as reimbursement of expenses, as have been provided in the past. During 2011, Frank Stronach was entitled to usage of company vehicles in North America and Europe, as well as usage of corporate aircraft and facilities on the basis described under "Compensation Discussion & Analysis - Elements of Magna's 2011 Executive Compensation Program - Benefits".

In addition, the Magna parties to the Agreements will indemnify Mr. Stronach and his affiliated entities in respect of certain standard matters arising out of the provision of the services under the amended Agreements.
Termination Provisions
Magna can terminate the Agreements without paying any further fees in the event of the permanent disability or death of Frank Stronach, or in the event of a breach by the applicable Stronach party. For termination of such Agreements in all other instances excluding a change in control of Magna, Magna would still be required to pay the applicable fees for the remaining term of the Agreements. The applicable termination fees are not quantifiable at the present time because any such fees will be determined by reference to the specified percentage of Magna's Pre-Tax Profits Before Profit Sharing for each fiscal year over the remaining term of such agreements. If Magna's Pre-Tax Profits Before Profit Sharing for each fiscal year over the term of such Agreements approximate Magna's 2011 Pre-Tax Profits Before Profit Sharing, the aggregate estimated fee payable during the remaining term of the Agreements as of December 31, 2011 would be approximately $94 million.

OTHER INFORMATION      89

Termination on Change in Control
Upon a change in control of Magna, Magna can terminate the Agreements by notice in writing delivered not later than 60 days after the change in control event. On issue of such a termination notice, the fees payable under such Agreements in respect of the period between the termination date and December 31, 2014 (the "calculation period") will accelerate and Magna will be required to make a lump sum payment to the applicable Stronach party in an amount equal to the present value (discounted at the rate per annum of (a) the Government of Canada benchmark bond on a date which is 30 days after the notice of termination date, such bond having a term to maturity equal to or most closely approximating the calculation period, plus (b) 200 basis points) of the applicable percentage of Magna's Pre-Tax Profits Before Profit Sharing based on the estimated profits for each fiscal year (or part of a fiscal year) during the calculation period having regard to Magna's then current business plan immediately before the occurrence of the change in control transaction. Assuming delivery of a change in control-related termination notice on December 31, 2011 and further assuming Magna's Pre-Tax Profits Before Profit Sharing for each fiscal year reflected in the business plan in effect on such date approximated Magna's actual 2011 Pre-Tax Profits Before Profit Sharing, the aggregate estimated fee payable in respect of a change in control would be approximately $85 million.
Treatment of Stock Options on Termination
Frank Stronach has outstanding options under both the 1987 Plan and the 2009 Plan. Any outstanding options under the 1987 Plan can be exercised by Frank Stronach (or his personal representative) until the earlier of the option expiry date and the date which is one year from the date of death, or three years from the date of disability or completion of service under the consulting, business development and business services agreements. Any outstanding options under the 2009 Plan can be exercised by Frank Stronach (or his personal representative) until the earlier of the option expiry date and the date which is one-year from the date of death, disability or completion of service under the consulting, business development and business services agreements. Where the agreements are terminated early by Magna for any reason other than breach, or are voluntarily terminated by Mr. Stronach or his affiliated entities in accordance with the terms of the applicable agreements, any vested options under either option plan can be exercised for three months following the termination date. Where the agreements are terminated for breach by Mr. Stronach or his affiliated entities, all outstanding options terminate immediately on the termination date. In each case, the CGCC retains the discretion to waive the foregoing accelerated expiry provisions, provided that an option cannot be exercised later than the expiry date set at the time of grant.

90     OTHER INFORMATION

INTERESTS OF MANAGEMENT AND OTHER INSIDERS IN CERTAIN TRANSACTIONS

MAGNA E-CAR PARTNERSHIP	As part of the Arrangement, we established a partnership with certain affiliates of the Stronach family (the "Stronach Group") to pursue opportunities in the vehicle electrification business.

Our partnership with the Stronach Group, Magna E-Car Systems ("E-Car"), involves: the engineering, development and integration of electric vehicles; the development, testing and manufacturing of batteries and battery packs for hybrid and electric vehicles; and all ancillary activities in connection with electric vehicle technologies. Magna's original investment in the partnership included the assets of Magna's former E-Car Systems vehicle electrification and battery business unit, certain other vehicle electrification assets, and $145 million in cash. On August 31, 2010, the Stronach Group invested $80 million in cash for a 27% equity interest in the partnership, reducing Magna's equity interest to 73%. Voting control of the partnership is held by the Stronach Group. Any material transaction (including purchases or sales of assets and commodity or component/system supply transactions) between Magna (including its operating Groups and Divisions) and E-Car must be reviewed and approved by the CGCC.

We anticipate that E-Car will require additional funding this year, possibly as early as the second quarter of 2012. Magna does not intend to extend equity funding for E-Car on a pro rata basis under the current ownership structure. A special committee of all the Independent Directors was formed in February 2012 to consider possible options in connection with Magna's investment in E-Car. The special committee is chaired by William Young and has retained independent legal and financial advisors to assist it in its review and consideration, which remains at an early stage as of the date of this Circular.
OPERATING LEASES WITH MI DEVELOPMENTS
Frank Stronach, together with three other members of the Stronach family, are trustees and members of the class of potential beneficiaries of the Stronach Trust. The Stronach Trust indirectly controlled Magna until August 31, 2010, and MI Developments Inc. ("MID") until June 30, 2011. In the normal course of business, Magna leases various land and buildings from MID under operating lease agreements, which are effected on normal commercial terms. Magna's lease expense related to MID for 2011 was $166 million. Until June 30, 2011, material lease (including leases for new facilities, lease renewals and lease amendments for facility expansions), construction or other arrangements with MID were subject to review and approval by the CGCC in advance of any commitments being made by Magna or any of its subsidiaries to MID. In addition, Magna recorded product sales to E-Car and Magna Marque International, both of which are controlled by the Stronach Group, of $36 million and provided services to such companies in the amount of $7 million. All such sales and services are effected on normal commercial terms.

OTHER INFORMATION      91

PURCHASES OF COMMON SHARES BY NON-INDEPENDENT TRUST
During 2011, non-independent trusts (the "Trusts") which exist to make orderly purchases of Magna shares for employees, either for transfer to Magna's Employee Equity and Profit Participation Program or to recipients of either bonuses or rights to purchase such shares from the trusts, borrowed up to $35 million from Magna to facilitate the purchase of Common Shares. At December 31, 2011, the Trusts' indebtedness to Magna was $17 million.
SALE OF EXCESS CORPORATE REAL ESTATE
During the first quarter of 2011, Magna determined that five corporate real estate assets were non-core and should be held for disposal. Two independent appraisals were obtained for each excess property by the CGCC and, since the appraised fair value range for these properties was less than their $52 million carrying value, the Company recorded a $9 million impairment charge in the first quarter of 2011. We subsequently sold two of the excess properties in North America to entities affiliated with Mr. Stronach for an aggregate sale price of $13 million. In addition, we sold a 50% interest in an excess corporate property in Europe to an entity affiliated with Mr. Stronach and the remaining 50% interest to an entity affiliated with the Company's former Co-Chief Executive Officer, Siegfried Wolf, for an aggregate sale price of $18 million. Entities affiliated with Mr. Wolf also purchased two other excess corporate properties in Europe for an aggregate sale price of $12 million. In each case, the sale price reflected the mid-point of the appraised fair value range. These transactions were reviewed by the CGCC and approved by the independent members of Magna's Board of Directors following the unanimous recommendation of the CGCC.

92     OTHER INFORMATION

ADDITIONAL INFORMATION

INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND EMPLOYEES	None of Magna's present or former directors or executive officers were indebted at any time during 2011 to Magna or its subsidiaries. None of Magna's or its subsidiaries' present or former employees were indebted at any time during 2011 to Magna or its subsidiaries in connection with the purchase of Magna's securities or securities of any of Magna's subsidiaries, excluding routine indebtedness or indebtedness that has been entirely repaid. As at the Record Date, the aggregate amount of indebtedness to Magna and its subsidiaries, incurred other than in connection with the purchase of securities of Magna or its subsidiaries, was approximately $2.3 million in the case of present and former employees of Magna and its subsidiaries.
DIRECTORS' AND OFFICERS' INSURANCE
Effective September 1, 2011, Magna renewed its directors' and officers' liability insurance for a one year renewal period. This insurance provides, among other coverages, coverage of up to $270 million (in the aggregate for all claims made during the policy year) for officers and directors of Magna and its subsidiaries. This policy does not provide coverage for losses arising from the intentional breach of fiduciary responsibilities under statutory or common law or from violations of or the enforcement of pollutant laws and regulations. The aggregate premium payable in respect of the policy year September 1, 2011 to September 1, 2012 for the directors' and officers' liability portion of this insurance policy was approximately $2.1 million.
SHAREHOLDER PROPOSALS AND COMMUNICATION
Proposals of shareholders intended to be presented at our Annual Meeting of Shareholders to be held in 2013 must be received by us at our principal executive offices on or before March 11, 2013 in order to be included in our 2013 Management Information Circular/Proxy Statement.
CONTACTING THE BOARD
Shareholders wishing to communicate with any Independent Director may do so by contacting Magna's Chairman through the office of the Corporate Secretary at 337 Magna Drive, Aurora, Ontario, Canada, L4G 7K1, telephone (905) 726-7070.
APPROVAL OF CIRCULAR	The Board has approved the contents and mailing of this Circular.

/s/ "Bassem A. Shakeel" Bassem A. Shakeel Vice-President and Secretary March 29, 2012

Magna files an Annual Information Form with the Ontario Securities Commission and a Form 40-F with the U.S. Securities and Exchange Commission. A copy of Magna's most recent Annual Information Form, this Circular and the Annual Report containing Magna's consolidated financial statements and MD&A, will be sent to any person upon request in writing addressed to the Corporate Secretary at Magna's principal executive offices set out in this Circular. Such copies will be sent to any shareholder without charge. Copies of Magna's disclosure documents and additional information relating to Magna may be obtained by accessing the disclosure documents available on the internet on the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com. Financial information is provided in Magna's comparative consolidated financial statements and MD&A for fiscal 2011. For more information about Magna, visit Magna's website at www.magna.com.

OTHER INFORMATION      93

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APPENDIX A STATEMENT OF CORPORATE GOVERNANCE PRACTICES

APPENDIX A
STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Our Common Shares are listed on the Toronto Stock Exchange and The New York Stock Exchange. In addition to being subject to regulation by these stock exchanges, we are subject to securities and corporate governance regulation by the Canadian Securities Administrators ("CSA"), including the Ontario Securities Commission ("OSC"), and the United States Securities and Exchange Commission ("SEC").

We meet or exceed all of the guidelines established by the CSA in National Policy 58-201 ("NP 58-201"). Additionally, although not required to comply with most of NYSE's Corporate Governance Standards, our practices do not differ significantly from those standards except as disclosed in the "Statement of Significant Governance Differences (NYSE)" which can be found on our website (www.magna.com) under "Corporate Governance".

BOARD OF DIRECTORS
Board Independence
Under our Board Charter, at least 2/3 of the directors serving on our Board are required to be "independent directors" for purposes of applicable law. This 2/3 independence requirement exceeds the corporate governance guidelines in NP 58-201 and is aligned with best practices recommended by the Canadian Coalition for Good Governance (the "Coalition").

We have not adopted categorical independence standards, relying instead upon the definitions of independence contained in Section 1.4 of National Instrument 52-110 ("NI 52-110") and Section 303A.02 of NYSE's Corporate Governance Listing Standards. A director is considered to be independent only after the Board has affirmatively determined that the director has no material relationship which could interfere with the exercise of independent judgment by the director. Consistent with Section 1.5 of NI 52-110, a director serving on our Audit Committee is subject to a more rigorous independence standard which looks to the existence of indirect relationships which could or could be perceived to impair a director's independence.

The definition of independence in Section 1.4 of NI 52-110 focuses on the existence of any direct or indirect material relationship between the director and the issuer which could impair the director's independence. Aside from the general definition, Section 1.4 of 52-110 also identifies specific relationships which the CSA believes interfere with the exercise of a person's independent judgment, and thus preclude a person from being considered to be independent.

For directors serving on our Audit Committee, we apply Section 1.5 of NI 52-110, which establishes more stringent independence requirements for a director's service on an audit committee. Section 1.5 of NI 52-110 disqualifies a director who is a partner, member, executive officer, managing director or person in similar position at an accounting, consulting, legal, investment banking or financial advisory services firm providing services to the issuer or a subsidiary of the issuer for consulting, advisory or other compensatory fees.

APPENDIX A - STATEMENT OF CORPORATE GOVERNANCE PRACTICES      A-1

The information required to determine a director's independence under Sections 1.4 and 1.5 of NI 52-110 is obtained through:
• written questionnaires completed by directors and compiled by Magna's corporate secretary;
• information previously provided to Magna by directors;
• Magna's records relating to relationships with accounting, consulting, legal, investment banking or financial advisory services firms; and
• publicly available information in the media and on the internet, to the extent verified by the director or otherwise verifiable by us.

If a relationship between a director and Magna is identified, details of the relationship are presented to the Nominating Committee to determine whether the relationship is material from the perspective of either Magna or the director. When the Nominating Committee makes its recommendations to the Board regarding the independence of each person nominated for election as a director of the Corporation, the Nominating Committee includes a summary of any relationships (whether or not material) between Magna and the nominee, in order to enable the Board to satisfy itself regarding the independence of each nominee.
2012 Nominees: 80% Independent
In March 2012, the Nominating Committee and the Board considered the independence of each nominee for election as a director at our 2012 annual meeting and affirmatively determined that eight of ten or 80% of the nominees qualify as independent directors on the basis that they do not have any material relationships with Magna which could interfere with their exercise of independent judgement. Only Donald Walker, our Chief Executive Officer, and Frank Stronach, our Founder, Honorary Chairman and a consultant to us, are not considered to be independent.
2011 Directors: 80% Independent
In March 2011, the Nominating Committee and the Board considered the independence of each nominee for election as a director at our 2011 annual meeting and affirmatively determined that 8 out of 10 or 80% of such directors qualified as independent. Only Donald Walker and Frank Stronach were considered to be non-independent. During 2011, each Board Committee was composed solely of independent directors.

Additionally, each member who served on the Audit Committee during 2011 was affirmatively determined to be independent within the more stringent definition of Section 1.5 of NI 52-110 and to otherwise meet all other regulatory requirements relating to Audit Committee membership, including the requirement that each Audit Committee member be financially literate and that at least one such member be a financial expert.

A-2     APPENDIX A - STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Other Ways Through Which Independence is Fostered
Aside from the two-thirds independence requirement, there are other ways through which we seek to ensure Board independence. While the Board's determination of each Director's independence looks primarily to whether any material relationship exists that could impair the Director's independence, these additional methods of fostering independence seek mainly to ensure the Board's independence from Management and to avoid tightly knit blocks of directors, including through:
• formal separation of the roles of Chairman and Chief Executive Officer;

• use of in camera sessions at each regularly scheduled Board and Committee meeting to facilitate candid discussion among Independent Directors. The business conducted at meetings in which there is no in camera session is typically of a routine nature;
• the ability of the Board and each Board Committee to engage independent advisors at Magna's expense; and
• limitations on board interlocks.
Board Leadership
In May 2011, the Independent Directors selected Michael Harris as our first independent Chairman of the Board in over 40 years. The Board Chair's position description is embedded in our Board Charter and includes the following responsibilities:
• representing the Board in discussions with third parties;
• representing the Board in discussions with Executive Management;
• generally ensuring that the Board functions independently of management;
• assisting in recruiting to the Board director candidates who have been identified by the Nominating Committee; and
• overseeing the annual evaluation process of the Board and its Committees.

The Board may delegate additional specific duties to the Board Chair from time to time and any change to the Board Chair's duties listed above must be approved by the Board through adoption of an amended Board Charter.
Chairman's 2011 Achievements
During 2011 and to date in 2012, Mr. Harris represented the Board in direct shareholder engagement meetings with a number of Magna's significant shareholders, as well as the Coalition. Topics covered during these meetings included: board composition; corporate governance practices; compensation; shareholders' expectations of the Independent Directors; Magna's performance; and other matters.

APPENDIX A - STATEMENT OF CORPORATE GOVERNANCE PRACTICES      A-3

In his capacity as both Chairman of the Board, as well as Chairman of the CGCC, Mr. Harris led the Independent Directors through a number of significant, shareholder-friendly corporate governance and other changes, including:
• adoption of "say on pay", giving shareholders the annual opportunity to vote on an advisory resolution relating to Magna's approach to executive compensation, commencing with the Meeting;
• adoption of a majority voting policy;
• mandating an independent Board Chair;
• formal separation of the Board Chair and CEO roles;
• requiring that a minimum of two-thirds of the members of the Board be independent;
• requiring that Board Committees be composed entirely of Independent Directors;
• introducing a limitation on Board interlocks;
• increasing the director equity maintenance requirement from 3x to 5x the annual retainer;
• discontinuing Director stock option grants;
• adopting a formal policy confirming disclosure of detailed shareholders' meeting voting results;
• establishing minimum director attendance standards;
• providing for external facilitation of the Board evaluation process in respect of 2011; and
• adopting a formal director education policy.
On the whole, the Board believes that the corporate governance enhancements made during 2011 and to date in 2012 under Mr. Harris' leadership have resulted in:
• improved Board accountability to shareholders;
• enhanced alignment between the interests of Independent Directors and shareholders; and
• adoption of almost all major recognized best practices in Canada.
Board Chair Selection Process	The Independent Directors elected at each annual meeting select from among themselves one Independent Director who will serve as Board Chair.

A-4     APPENDIX A - STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Board Meetings Without Management Present
The Independent Directors generally meet before or after every regularly scheduled meeting of the Board without members of Management present. During 2011, there were ten Board meetings, nine of which or 90% included an in camera session attended only by Independent Directors.
Committee Meetings Without Management Present
Members of the Audit Committee meet without management present at every quarterly meeting, while members of the CGCC and Nominating Committee generally meet without management at the majority of their respective Committee meetings. These three Committees met without management present as follows in 2011:

• Audit:	four of four quarterly meetings, or 100%, and four of seven meetings, or 57%, in total;
• CGCC:	nine of nine meetings, or 100%; and
• Nominating:	three of four meetings, or 75%.

Director Attendance	Each Director is expected to use all reasonable efforts to attend Board meetings, as well as the meetings of any Committee on which he or she serves. Under our Board Charter, each Director must attend no less than 75% of all regularly scheduled Board and applicable Committee meetings, except where unable to do so as a result of a medical or other valid reason. During 2011, average attendance of all directors at Board meetings was 96% and average attendance of all Committee members at Committee meetings was 97%. Please refer to "Nominees for Election to the Board - Director Attendance" for attendance details at Board and Committee meetings in 2011.
Independent Directors Invited to Attend Any Committee Meeting
Independent Directors are invited to participate in the meetings of Board Committees which they are not members of, since this enhances their understanding of Magna and their effectiveness as Independent Directors. An Independent Director who participates in such a meeting is paid the applicable meeting fee for their participation.
BOARD MANDATE
Stewardship Role	The Board is responsible for the overall stewardship of Magna. In connection with this fundamental mandate, the Board:
• supervises the management of the business and affairs of Magna; and
• jointly with Executive Management, seeks to create long-term shareholder value.
Board Charter	Our Board Charter, which is found on our website (www.magna.com) under "Corporate Governance", also assigns to the Board a number of specific responsibilities, including:
• overseeing and reinforcing the unique entrepreneurial corporate culture which we believe has been critical to our past success and expect will be critical to our future success;

APPENDIX A - STATEMENT OF CORPORATE GOVERNANCE PRACTICES      A-5

• overseeing Magna's overall approach to corporate governance;
• selecting Magna's Chief Executive Officer and overseeing the hiring of other members of Executive Management;
• satisfying itself as to the integrity of Executive Management;
• overseeing Magna's system of executive compensation;
• ensuring that the Chief Executive Officer has developed an adequate succession plan;
• participating in the strategic planning process, including by annually considering and adopting a three-year business plan;
• overseeing the implementation of an effective system to mitigate the principal business risks faced by Magna;
• satisfying itself as to the effectiveness of internal controls;
• engaging with shareholders;
• overseeing an effective communications policy to engage with Magna's other stakeholders; and

• reviewing and approving a number of specific matters, such as interim and annual financial statements, material public disclosure documents, business plans and capital expenditure budgets, material financing documents, major organizational restructurings, material acquisitions and divestitures and major corporate policies.
POSITION DESCRIPTIONS
Board Chair's Duties and Responsibilities	The duties and responsibilities of the Chairman are set forth in our Board Charter and are described above under "Board of Directors - Board Leadership".
Chief Executive Officer's Responsibilities	Position descriptions have been developed for each member of Executive Management and certain other key corporate managers. The Chief Executive Officer's duties and responsibilities include:
• overall direction over Magna's operations, including top-level customer contact;
• development and implementation of Magna's product, geographic, customer, merger/acquisition and growth strategies;
• promotion of Magna's decentralized, entrepreneurial corporate culture;
• development of Magna's management reporting structure;

A-6     APPENDIX A - STATEMENT OF CORPORATE GOVERNANCE PRACTICES

• management succession planning;
• together with the CGCC, determination of compensation for the Chief Executive Officer's direct reports;
• human resources management;
• interaction with the Board; and
• communication with key stakeholders.
CEO SUCCESSION PLANNING
Board Oversight
Under our Board Charter, the Board is responsible for ensuring that the Chief Executive Officer has developed a succession plan addressing Executive Management and management of Magna's operating Groups. The Board has delegated to the CGCC the responsibility for reviewing the succession plans and making recommendations to the Board.
Periodic Updates
Each year, the Chief Executive Officer will present to the CGCC a detailed succession planning matrix, identifying key corporate and Group positions, immediate potential successors and other potential short- to mid-term candidates. Throughout the year, the Chief Executive Officer will also provide general updates regarding Magna's leadership development system, as well as changes in roles of employees in key positions.
DIRECTOR ORIENTATION AND EDUCATION
Director Orientation
We are committed to ensuring that Independent Directors are provided with a comprehensive orientation aimed at providing them with a solid understanding of our business and operations, our Board and Committee structure, key governance principles and documents, fiduciary duties and legal responsibilities, as well as various compliance matters. The orientation program for new directors consists of a comprehensive orientation manual consisting of the following types of materials, as well as the opportunity to meet with members of management and operational personnel and visit manufacturing and other facilities:
• our Articles and By-Laws;
• documents reflecting our corporate culture, including our Corporate Constitution, Employees' Charter, Operational Principles and Code of Conduct;
• Board and Committee Charters;
• all Board-approved corporate policies;
• management reporting structure charts;

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• public disclosure documents, including financial statements, annual information form, management information circular/proxy statement and press releases;
• recent articles, bulletins and memos relating to Magna and the automotive industry, as well as recent analyst reports and updates; and
• recent articles, bulletins and memos relating to other matters of relevance to directors generally, including corporate governance.
Continuing Director Education
We provide Directors with a continuing education program to assist them in furthering their understanding of Magna's business and the automotive industry, directors' duties and responsibilities and topical issues and emerging trends, including in such areas as:
• corporate governance;
• risk management;
• development of human capital;
• executive compensation;
• ethics and compliance;
• mergers and acquisitions; and
• legal and regulatory matters.
A director education program is developed based on the priorities identified by the Board and may include various elements, including:
• site visits to Magna's facilities or those of its customers or suppliers;
• in-boardroom presentations by members of management or external advisors;
• attendance at third-party led training programs;
• membership in applicable organizations; and
• subscriptions to relevant periodicals or other educational resources.

Independent Directors are invited to participate in additional director education activities at Magna's expense. Independent Directors are also encouraged to participate in the meetings of Board Committees which they are not members of, since this enhances their understanding of Magna and their effectiveness as Independent Directors.

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Comprehensive 2011 Board Education Activities
Board education activities during 2011 included a tour by the Board of two of Magna's manufacturing facilities in China, tours of a number of other manufacturing facilities in North America and Europe conducted by specific individual directors, as well as presentations on the following topics:
• Enterprise Risk Management, presented by Deloitte Consulting and attended by all of our Independent Directors, as well as Donald Walker;
• Challenges and Opportunities of Doing Business in China, presented by The Balloch Group of Canaccord Genuity and attended by all of our Independent Directors, as well as Donald Walker;
• U.S. Antitrust and Competition Law, presented by law firm McKenna Long & Aldridge and attended by all of our Directors;

• Automotive Industry Trends and Updates, presented at each quarterly Board meeting by our Chief Marketing Officer and attended by every Independent Director then serving and Donald Walker, as well as Frank Stronach (excluding our Q3 Board meeting); and
• the business and operations of each of Magna's Operating Groups, presented by our Operating Group Presidents and attended by each Independent Director then serving.

We maintain a corporate membership with the Institute of Corporate Directors ("ICD"). As part of this membership, each Director receives a monthly corporate governance update newsletter, e-mail updates on governance matters, as well as information on and access to ICD seminars and webinars. Additionally, Directors are provided with reading materials on a range of topics such as corporate governance, fiduciary duties, legal developments, automotive industry matters and other topics, including from the following respected sources:
• Law firms such as: Osler, Hoskin & Harcourt; Fasken Martineau DuMoulin; Davies Ward Phillips & Vineberg; Sidley Austin; and Wachtell, Lipton, Rosen & Katz;
• Accounting and Consulting firms, such as: Ernst & Young; PricewaterhouseCoopers; and Deloitte;
• Compensation advisors such as: Hay Group; and Meridian Consulting;
• Industry publications, including: Automotive News; Ward's Auto; PwC Autofacts Analyst; McKinsey & Company Automotive & Assembly; and others; and
• General periodical publications relating to public companies, such as: Corporate Boardmember; and NYSE Listed.
Finally, Magna regularly distributes to Directors by e-mail media articles relating to the company and the automotive industry generally.

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ETHICAL BUSINESS CONDUCT
Code of Conduct Articulates Our Compliance-Oriented Values
We maintain a Code of Conduct (the "Code") which applies equally to all of our Directors, officers and employees. The Code articulates our compliance-oriented values and our expectations generally. It also establishes our standards of conduct in a number of specific areas, including:
• employment practices and employee rights;
• compliance with law, generally;
• conducting business with integrity, fairness and respect;
• fair dealing, including prohibition on giving or receiving bribes;
• accurate financial reporting;
• standards of conduct for senior financial officers;
• prohibition on insider trading and derivative monetization transactions;
• timely public disclosure of material information;
• compliance with antitrust and competition laws;
• environmental responsibility;
• occupational health and safety;
• management of conflicts of interest;
• protection of employees' personal information;
• protection by employees of confidential information; and
• compliance with our corporate policies.
No Waivers Granted Since Code Adopted
The Code, which is disclosed on the corporate governance section of our website (www.magna.com) and posted on our employee intranet in 12 different languages, is administered by the Audit Committee, including with respect to waivers sought by directors or officers. Any waivers for directors or executive officers must be approved in advance by the Audit Committee; any waivers for other employees must be requested in advance from the Chief Legal Officer, Corporate Secretary or Executive Vice-President, Global Human Resources. No waivers of the Code have been granted since the Code was adopted in 2004. The Audit Committee reviews the Code at least annually and makes any revisions that may be advisable from time to time.

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Compliance Training Program
In order to help directors, as well as officers and other employees to understand the values, standards and principles underlying the Code of Conduct, we have implemented a compliance training program which involves a mix of live training sessions and online training modules. Live training sessions are generally conducted by our in-house lawyers, including our Chief Legal Officer, North American and European General Counsel, corporate secretary, country-specific legal directors and general counsel for our operating Groups. Once fully implemented, we anticipate that every employee with direct access to a workplace computer terminal will complete the online training program. Currently, our head office employees, including members of Executive Management and other senior finance, legal, human resources and other personnel, have completed the first module of the online training program. Among other things, each employee participating in the online training is required to read and acknowledge their understanding of the Code of Conduct.
Whistle-Blower Procedure
We maintain a confidential and anonymous whistle-blower procedure known as the Good Business Line ("GBL") for employees and other stakeholders such as customers and suppliers. Stakeholders may make submissions to the GBL by phone, fax, mail, e-mail or internet. All submissions are investigated by the Internal Audit Department, the head of which reports directly to the Chair of the Audit Committee. Summary reports of GBL activity in the fiscal quarter are presented to the Audit Committee at each of its regular quarterly meetings and details are discussed without members of Management present. While no material items have been submitted though the GBL to date, the Chairman of the Audit Committee would report to the Board any material item submitted through the GBL.
Conflicts of Interest	If a Director has a conflict of interest with respect to any matter before the Board, the conflicted Director:
• must declare his or her interest; and
• is not permitted to attend the portion of the meeting during which the transaction is discussed and must abstain from voting on the matter.
However, as permitted by the Business Corporations Act (Ontario), directors are permitted to vote on their own compensation as directors.
Related Party Transactions
The CGCC is generally responsible for reviewing and making recommendations to the Board with respect to related party transactions. In the case of a material related party transaction, the disinterested members of the Board may instead choose to establish a special committee composed solely of Independent Directors to review the transaction and make recommendations to the Board. We will take such additional steps as may be required by law or which the Board determines are advisable.

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NOMINATION OF DIRECTORS
Nominating Committee Recommends Candidates to Board
The Nominating Committee, which consists solely of Independent Directors, is responsible for recommending to the Board candidates for service as Directors. All of our Directors are elected by shareholders each year at our annual meeting, for a term that expires on the date of the next annual meeting.
Search for New Directors Based on Review of Skills Needs
Typically commencing in November of a year, the Nominating Committee will review the diversity of skills and expertise represented on the Board and consider whether there are specific skills which are not represented on the Board. This process typically entails:

• a review of a skills matrix prepared by the corporate secretary under the authority of the Nominating Committee, identifying each Director's qualifications, professional and geographic areas of expertise;
• assessment of optimal Board size in light of current and expected workload, priorities, Committee staffing and other factors;
• consideration of Magna's most recent strategic priorities;
• a review of feedback obtained through the Board's annual self-evaluation process;

• consideration of the views of the Chief Executive Officer regarding any professional or geographic expertise on the Board which may need to be prioritized, particularly in light of strategic priorities;
• consideration of input relating to Board composition provided by shareholders and other stakeholders in the course of stakeholder engagement meetings; and
• consideration of advice from the Nominating Committee's independent advisor, Russell Reynolds & Associates ("Russell Reynolds").
New Candidates Identified or Vetted by Nominating Committee's Independent Advisor
Once the Nominating Committee has identified its priorities for any search for new directors, it will direct Russell Reynolds regarding the number of candidates to search for and the skills/expertise to be prioritized in the search. In addition to candidates identified by Russell Reynolds, the Nominating Committee will consider qualified candidates who may be identified by others, including; other Independent Directors; the Chief Executive Officer or other members of Management; shareholders; and Magna's legal, financial and other professional advisors. Typically, the Nominating Committee will provide to Russell Reynolds the name of any candidate identified by any other source and consider Russell Reynolds' advice regarding the suitability of the candidate.
Qualifications for Service on the Board	The Nominating Committee seeks to ensure that each Director possesses certain basic attributes outlined in our Board Charter, including:
• personal and professional integrity;

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• significant achievement in his or her field;
• expertise and experience which is relevant to our business;
• a reputation for sound and mature judgment;
• the commitment and ability to devote the necessary time and effort to our Board; and
• financial literacy.
No Age or Term Limits, But These Are Considered by Nominating Committee
We have not established age and term limits for directors. We believe that such limits could arbitrarily result in the Board and shareholders losing the valuable contribution provided by directors who may have a more thorough understanding of our business, operations and industry, or more extensive experience which assists them in the fulfillment of their duties and responsibilities. However, the Nominating Committee typically considers the age and tenure of directors and potential candidates in assessing their ability to serve effectively on the Board.
Board Size
Under our Articles, the Board shall consist of between five and fifteen directors, with the specific number within that range set from time to time by Board resolution. The Board has delegated to the Nominating Committee the responsibility for considering and making recommendations to the Board with respect to Board size. Given Magna's size, scope and complexity, as well as the need for a diversity of director views, the Nominating Committee recommended a Board of ten directors in each of March 2011 and March 2012.
2012 Director Search Priorities	For our 2012 annual meeting, the Nominating Committee identified the following three priorities in its search for new Independent Directors:
• recognition as an experienced and effective director with demonstrated leadership and governance capabilities;
• financial expertise, preferably gained as a chartered accountant; and
• international business experience, particularly in China and other parts of Asia.
2012 Director Search Outcome
Following an extensive process, the Nominating Committee identified three candidates, each of whom has experience and expertise in at least one of the three priority areas: Scott Bonham; Peter G. Bowie; and V. Peter Harder. These three candidates were recommended to, and approved by, the Board along with seven of Magna's current directors who are standing for re-election in 2012. A detailed biography of each nominee for election by shareholders at our 2012 annual meeting, including the new candidates, can be found under "About the Meeting - Nominees for Election to the Board" in this Circular.

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MAJORITY VOTING
Majority Voting Policy
Under applicable corporate law, shareholders can only vote "for" or "withhold" their vote for directors. A "withhold" vote is essentially an abstention or a non-vote, instead of a vote "against" the director. As a result, a single vote "for" can result in a director being elected, no matter how many votes were "withheld". Under our Board Charter, any Director who receives more "withhold" votes than votes "for" in an uncontested election must promptly tender his or her resignation to the Chair of the Nominating Committee for consideration by the Nominating Committee. Our 2012 annual meeting will be the first meeting at which our Majority Voting Policy is in effect.
Affected Director Does Not Participate in Decision
A Director who has submitted his or her resignation under our Majority Voting Policy is precluded from participating in the recommendation of the Nominating Committee or the decision by the Independent Directors whether to accept his or her resignation.
Options for Resulting Vacancy	If the Independent Directors accept a resignation under our Majority Voting Policy, they may:
• leave the resulting vacancy unfilled until the next annual meeting;
• fill the resulting vacancy by appointing someone other than the Director who resigned; or
• call a special meeting of shareholders at which a nominee other than the Director who resigned will be proposed for election by shareholders.
COMPENSATION MATTERS
CGCC Responsible for Recommending Director and Executive Compensation
Compensation matters for Directors and members of Corporate Management (as such term is defined in the Corporate Constitution) are considered by the CGCC, which is composed solely of Independent Directors. The CGCC's recommendations are made to the Board or, in the case of compensation of members of Corporate Management, to the Independent Directors.
Director Compensation
The schedule of retainers and fees payable to Independent Directors is reviewed and considered by the CGCC at least bi-annually. The CGCC's independent compensation advisor, Hay Group, assists the CGCC with respect to the structuring and benchmarking of Independent Director compensation. Only Independent Directors receive compensation for service on our Board.
Independent Director Compensation Was Reduced in 2012
The Independent Directors elected at our May 2011 annual meeting voluntarily waived their stock option grant pending completion of a detailed review of Independent Director Compensation. Following its review of extensive benchmarking data prepared by Hay Group which demonstrated that:
• director stock option grants were no longer common among S&P/TSX60 companies; and

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• compensation for Magna's Independent Directors was above the 75th percentile for both S&P/TSX60 companies and companies in our compensation peer group, the CGCC recommended and the Independent Directors approved the permanent discontinuation of stock option grants for Independent Directors, resulting in the immediate reduction of such compensation. Director stock options were not replaced with any other form of compensation.
Executive Compensation
The Board has ultimate responsibility for executive compensation matters. In order to assist it in effectively fulfilling its executive compensation responsibilities, the Board has delegated to the CGCC responsibility for recommending with respect to:
• Magna's overall system of executive compensation; and
• the application of such system to the members of Magna's Corporate Management.
The recommendations of the CGCC are voted on only by Magna's Independent Directors in order to ensure the independence of any compensation decisions.
Say on Pay
Commencing in 2012, Magna's shareholders will have the opportunity to vote on a non-binding, advisory vote on Magna's overall approach to executive compensation. The results of the advisory vote will be considered by the Board in connection with future compensation decisions.
OTHER BOARD COMMITTEES
Committees Are Fully Independent
Our Board has four standing Committees: Audit; Corporate Governance and Compensation; Health and Safety and Environmental; and Nominating. Although there were none in 2011, a special committee of the Board may be formed from time to time to consider a specific matter, such as a complex or related party transaction. Each Committee of the Board is composed solely of Independent Directors, one of whom serves as the Committee Chair.

Each standing Committee has a written charter outlining the scope of authority delegated to the Committee, its responsibilities, compositional requirements and other matters, including its authority to directly retain independent advisors at Magna's expense.

Among other things, each standing Committee is required to annually review its charter and recommend any changes which it may deem appropriate. Each of the standing Committees' charters were amended in 2011. Each Committee charter is posted on our website (www.magna.com) under "Corporate Governance".

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ANNUAL BOARD AND COMMITTEE ASSESSMENTS
Board Assessment Process: Board, Committee, Chair and Peer Evaluation
The board evaluation process adopted by Magna's board engages the directors in an evaluation of the performance and effectiveness of the board and each of its Committees as well as the Board Chair and the Chairs of each Committee. The evaluation process also provides an opportunity for peer assessment.

Each member of the Board is asked to complete an extensive questionnaire which seeks to elicit their views in each of these areas of board effectiveness. The use of a questionnaire that is substantially the same year over year allows the CGCC to measure improvement and identify trends. In alternate years, the Chairman of the Board (previously the Lead Director) typically supplements the written surveys with one-on-one discussions with each Director. These discussions allow Directors to discuss issues of concern to them in greater detail and raise additional issues which they may prefer not to address on the written questionnaire. For the assessment relating to 2011, the written questionnaires were reviewed and assessed by a third party facilitator, Carol Hansell of Davies Ward Phillips & Vineberg. Ms Hansell also conducted the discussions with the individual Directors. Detailed results of the annual assessment process will be provided to the Board Chair selected following our 2011 annual meeting and a summary of results will be provided to each Director. The CGCC, as constituted following our 2011 annual meeting, will consider the results of the assessment in recommending to the Board any changes to improve the effectiveness of the Board's or any Committee's functioning. Results of the Board Chair and peer evaluation sections of the questionnaire are utilized by the Nominating Committee in its recommendations regarding nominees for election by shareholders at each upcoming annual meeting.

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Social Responsibility Magna will allocate a maximum of two percent of its profit before tax for charitable, cultural, educational and political purposes to support the basic fabric of society. Employee Equity and Profit Participation Ten percent of Magna's qualifying profit before tax will be allocated to eligible employees. These funds will be used for the purchase of Magna shares in trust for eligible employees and for cash distributions to eligible employees, recognizing length of service. Unrelated Investments Magna Common shareholders will have the right to approve any investment in an unrelated business in the event such investment together with all other investments in unrelated businesses exceeds 20 percent of Magna's equity. Management Profit Participation To obtain long-term contractual commitment, Magna provides a compensation arrangement to corporate management which allows for base salaries comparable to industry standards, plus incentive bonuses, in total, of up to six percent of its profit before tax. Constitutional Amendments A change to Magna's Corporate Constitution will require the approval of its Common shareholders. Shareholder Profit Participation Magna will distribute, on average over a three-year period, not less than 20 percent of its annual net profit after tax to shareholders. Board of Directors Magna believes that outside directors provide independent counsel and discipline. A majority of the members of Magna's Board of Directors will be outsiders. Research and Development Magna will allocate a minimum of seven percent of its profit before tax for research and development to ensure its long-term viability. Magna's Corporate Constitution Our Corporate Constitution publicly declares and defines the rights of our employees, investors and management to participate in our profits and growth, while also imposing certain disciplines on management. These features strike a balance between employees, investors and management, while allowing us to maintain an entrepreneurial environment, which encourages productivity. The simplified summary of Magna's Corporate Constitution is qualified by the actual text of the Corporate Constitution as contained in Magna's Articles of Incorporation.

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